Filed Pursuant to Rule 424(b)(3)
Registration File Number 333-185393

Offer to Exchange

Up to 10,087,488 shares of our Common Stock for any and all issued and outstanding shares of our Preferred Stock

(subject to the limitations and qualifications described herein)

First BanCorp. (the “Corporation”) is offering to issue on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal up to 10,087,488 newly issued shares of our common stock, par value $0.10 per share (our “Common Stock”), in exchange (the “Exchange Offer”) for the aggregate liquidation preference of each series of Preferred Stock identified in the table below:

CUSIP	Title of Securities	Aggregate liquidation preference outstanding	Liquidation preference per share	Exchange Value (1)
318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$11,254,875	$25	$20
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$11,899,675	$25	$20
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$11,515,275	$25	$20
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$12,764,800	$25	$20
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$15,612,175	$25	$20

(1)	See (cover page continued) for more information regarding the Exchange Value.

This Exchange Offer by the Corporation will expire at 5:00 p.m., New York City time, on Monday, March 18, 2013 (such date and time, as it may be extended in accordance with applicable law, the “Expiration Date”). You may withdraw any Preferred Stock that you tendered in the Exchange Offer on or prior to the Expiration Date.

To participate in the Exchange Offer, you must grant a proxy to the individuals appointed by the Corporation as proxies (the “proxyholders”) to execute a written consent (the “Consent”) in favor of the Preferred Stock Amendment (defined below). In addition to receiving this prospectus and the accompanying letter of transmittal, you will receive a proxy statement soliciting your proxy with respect to the Preferred Stock Amendment. The Board of Directors will set the record date for determining holders of Preferred Stock entitled to grant their proxy as, March 11, 2013, the date that is five business days before the Expiration Date (the “Record Date”). If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date.

Our Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “FBP.” As of February 13, 2013, the closing sale price for our Common Stock on the NYSE was $5.43 per share.

None of the Board of Directors, Sandler O’Neill & Partners L.P. (the “Dealer Manager”), Computershare (the “Exchange Agent”), Georgeson Inc. (the “Information Agent”) or any other person is making any recommendation as to whether you should tender your shares of Preferred Stock. You must make your own decision after reading this prospectus and the documents incorporated by reference herein and consulting with your advisors.

Before making a decision regarding the Exchange Offer, you are encouraged to read the Risk Factors section beginning on page 27 of this prospectus. If the Exchange Offer is completed, the Preferred Stock Amendment will remove the provision from the certificates of designation that entitles holders of Preferred Stock to appoint two additional directors when, as is the case now, we have not paid dividends for 18 monthly periods. If the Preferred Stock Amendment is approved, the effective date of the amendment will be no earlier than 20 business days after the Record Date.

Shares of our Common Stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the U.S. Securities and Exchange Commission, or any state or the Commonwealth of Puerto Rico securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other regulatory body has approved or disapproved of the Exchange Offer or of the securities to be issued in the Exchange Offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer is:

The date of this prospectus is February 14, 2013.

(Cover Page Continued on Next Page)

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For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price, as defined below) equal to the applicable exchange value noted in the table on the front cover page of this prospectus (the “Exchange Value”), except if the requisite number of shares would include a fractional share or the Relevant Price is equal to $5.00 per share of Common Stock, “the Minimum Share Price.” We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

We refer to the number of shares of our Common Stock that we will issue for each share of Preferred Stock we accept in the Exchange Offer as the “exchange ratio.” The “Relevant Price” will be fixed as soon as practicable after 4:00 p.m., New York City time, on the second business day immediately preceding the Expiration Date and will be equal to the greater of (1) the average Volume Weighted Average Price, or “VWAP,” of a share of our Common Stock, determined as described in this prospectus under the heading “Questions and Answers about the Exchange Offer—How will the Average VWAP be determined?” during the five trading-day period ending on the second business day immediately preceding the Expiration Date and (2) the Minimum Share Price. If the Minimum Share Price is used to determine the exchange ratio, 4 shares of Common Stock will be issued in exchange for each share of Preferred Stock that we accept for tender in the Exchange Offer. Depending on the trading price of our Common Stock compared to the Relevant Price, which will be the greater of the average VWAP and the Minimum Share Price, the market value of the Common Stock on the date that it is issued in exchange for each share of Preferred Stock that the Corporation accepts for exchange, that is, the settlement date (the “Settlement Date”), may be less than or equal to or greater than the applicable Exchange Value. If the fair market value of our Common Stock is below the Relevant Price on the date we issue Common Stock in the Exchange Offer, the market value of the Common Stock issued will be less than the applicable Exchange Value.

Our obligation to issue shares of Common Stock in exchange for shares of Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived, including, among others, that (i) holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock and holders of at least a majority of our outstanding shares of Common Stock give their Consent in favor of the Preferred Stock Amendment, (ii) the U.S. Securities and Exchange Commission (the “SEC”) declares effective the registration statement of which this prospectus is a part, and (iii) there is no change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. Our obligation to exchange is not subject to any minimum tender condition.

The offer described in this prospectus has not yet commenced. Please do not tender your shares of Preferred Stock for exchange at this time. We will notify you upon commencement of the Exchange Offer, issue a press release, and provide you with a letter of transmittal at that time.

We have not authorized anyone to provide any information or to make any representation other than those contained in or incorporated by reference into this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of the date of this prospectus or as of the date of the documents incorporated by reference, as applicable. We are not making an offer of these securities in any jurisdiction where such offer is not permitted.

Neither we, nor any of our officers, directors, agents or representatives, makes any representation to you about the legality of an investment in our securities. You should not interpret the contents of this prospectus and the documents incorporated by reference herein to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you consider before investing in our securities.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the U.S. Securities and Exchange Commission (“SEC”), this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. You may request this information, at no cost, by writing to us at the following address: First BanCorp., Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146. Telephone requests may be directed to (787) 729-8041. E-mail requests may be directed to lawrence.odell@firstbankpr.com or otherwise as instructed in “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” To ensure timely delivery of such documents, security holders must request this information no later than five business days before the date by which they must make their investment decision. Accordingly, any request for documents should be made by March 11, 2013 to ensure timely delivery of the documents on or prior to the Expiration Date.

In this prospectus, unless otherwise stated or the context otherwise requires, “Corporation,” “we,” “us,” “our” and “First BanCorp” refer to First BanCorp. and its subsidiaries.

i

IMPORTANT INFORMATION ABOUT TENDERING YOUR PREFERRED STOCK

To participate in the Exchange Offer, you must tender your shares of Preferred Stock for exchange, and grant a proxy to the proxyholders to execute a written Consent in favor of an amendment to delete the text of paragraph 2 of Section F., Voting Rights, of the certificate of designation for each series of Preferred Stock that you own (the “Preferred Stock Amendment”). Paragraph 2 of Section F. permits holders of our Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not). If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date.

If you are a beneficial owner of shares of Preferred Stock held by a broker, securities dealer, custodian, commercial bank, trust company or other nominee and wish to participate in the Exchange Offer, you should follow the instructions that you receive from your broker, securities dealer, custodian, commercial bank, trust company or other nominee on how to participate in the Exchange Offer and grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. You should instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee promptly in order to allow adequate processing time for your instruction.

If you are a Depository Trust Company (“DTC”) participant, you must electronically transmit your acceptance of the Exchange Offer by causing DTC to transfer your shares of Preferred Stock to the Exchange Agent in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent. The term “Agent’s Message” means a message transmitted by DTC, received by the Corporation and forming part of the confirmation of the book-entry transfer electronically through DTC’s ATOP system, to the effect that: (i) DTC has received an express acknowledgment from a participant in ATOP that it is tendering its shares of Preferred Stock and, if such participant was a holder of shares of Preferred Stock as of the Record Date, it is providing a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment; (ii) such participant has received and agrees to be bound by the letter of transmittal accompanying this prospectus to the same extent as if it tendered shares of Preferred Stock pursuant to a manually executed letter of transmittal, including the form of proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment; and (iii) the agreement may be enforced against such participant.

If you are a stockholder of record, you must do each of the following in order to validly tender your shares of Preferred Stock for exchange: (i) complete and manually sign the letter of transmittal accompanying this prospectus, including the Form for Tendering Holders granting a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment, or a facsimile of the letter of transmittal, including the Form for Tendering Holders, and deliver same to the Exchange Agent; (ii) have the signature on the letter of transmittal, or a facsimile of the letter of transmittal, including the Form for Tendering Holders guaranteed, if required, and deliver same to the Exchange Agent; (iii) deliver the certificates for your shares of Preferred Stock to the Exchange Agent; (iv) if required, furnish appropriate endorsements and transfer documents; and (v) pay all transfer or similar taxes imposed for any reason other than the exchange of shares of Preferred Stock pursuant to the Exchange Offer.

We are not providing for guaranteed delivery procedures. You must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date.

If you are a beneficial owner of shares of Preferred Stock, you may withdraw your shares of Preferred Stock tendered in the Exchange Offer by following the procedures established by your broker, securities dealer, custodian, commercial bank, trust company or other nominee to withdraw your shares on or prior to the Expiration Date and such withdrawal will revoke your proxy. In such a case, if you want to grant a proxy, you must follow the instructions of your nominee to grant a proxy to the proxyholders with respect to the Preferred Stock Amendment. If you are a stockholder of record, you may withdraw your shares of Preferred Stock tendered in the Exchange Offer by informing the Exchange Agent on or prior to the Expiration Date that you are withdrawing your shares and such withdrawal will revoke your proxy. In such a case, if you want to grant a proxy, you must execute a Form for Non-tendering Holders, which is attached to the letter of transmittal, to grant a proxy to the proxyholders with respect to the Preferred Stock Amendment.

If you are a beneficial owner of shares of Preferred Stock and do not wish to exchange your shares of Preferred Stock, to grant a proxy with respect to the Preferred Stock Amendment, you must contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee and follow its instructions regarding how to grant a proxy to the proxyholders with respect to the Preferred Stock Amendment. If you are a stockholder of record of shares of Preferred Stock and do not wish to exchange your shares of Preferred Stock, to grant a proxy with respect to the Preferred Stock Amendment, you must complete the Form for Non-tendering Holders and deliver it to the Exchange Agent.

Holders of Preferred Stock that is not tendered in the Exchange Offer will receive a fee of $0.25 per share of Preferred Stock for their proxies in favor of the Preferred Stock Amendment (the “Consent Fee”) if the Preferred Stock Amendment is approved. However, if such holders sell the shares for which their proxies were granted prior to the Record Date, such holders will not be entitled to receive the fee and their proxies will be disregarded with respect to such shares. To participate in the Exchange Offer, tendering holders of Preferred Stock must grant a proxy permitting the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment except if a tendering holder is not a holder of shares of Preferred Stock as of the Record Date. No Consent Fee will be paid with respect to tendered Preferred Stock.

We will make payments to brokers, securities dealers, custodians, commercial banks, trust companies and other nominees that solicit tenders or proxies from holders of Preferred Stock (each a “soliciting dealer”) a fee in an amount equal to $0.125 for each share of Preferred Stock owned by a holder of fewer than 10,000 shares of Preferred Stock if such soliciting dealer’s soliciting activities result in (i) the tender of shares by such holder and the Corporation’s acceptance of such shares of Preferred Stock in the Exchange Offer or (ii) such holder’s grant of a proxy in favor of the Preferred Stock Amendment.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus are “forward-looking” statements. All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking, and the words “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “should,” “anticipate,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks described below in the “Risk Factors” section, and the following:

•

uncertainty about whether the Corporation and our subsidiary, FirstBank Puerto Rico (“FirstBank” or “the Bank”), will be able to fully comply with the written agreement dated June 3, 2010 (the “FED Agreement”) that the Corporation entered into with the Federal Reserve Bank of New York (the “FED” or “Federal Reserve”) and the consent order dated June 2, 2010 (the “FDIC Order”, and together with the FED Agreement, the “Regulatory Agreements”) that the Corporation’s banking subsidiary, FirstBank, entered into with the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (“OCIF”) that, among other things, require the Bank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets;

•	the risk of being subject to possible additional regulatory actions;

•	uncertainty as to the availability of certain funding sources, such as retail brokered certificates of deposit (“brokered CDs”);

•

the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order;

•

the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the FED to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation;

•

the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures;

•

adverse changes in general economic conditions in the United States, the United States Virgin Islands, and British Virgin Islands, and in Puerto Rico, including the interest rate environment, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings and the value of the Corporation’s assets;

•	an adverse change in the Corporation’s ability to attract new clients and retain existing ones;

•

a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government;

•

uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the United States Virgin Islands, and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results;

•

uncertainty regarding the timing and final substance of any capital or liquidity standards, including the final Basel III (as defined herein) requirements and their implementation in the United States through rulemaking by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) including anticipated requirements to hold higher levels of regulatory capital and liquidity and meet higher regulatory capital ratios as a result of final Basel III or other capital or liquidity standards;

•

uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations;

•

changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the FED, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico, the United States Virgin Islands and British Virgin Islands;

•	the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate;

•

the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses;

•	the risk of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.;

•	the impact on the Corporation’s results of operations and financial condition associated with acquisitions and dispositions;

•	a need to recognize additional impairments on financial instruments, goodwill or other intangible assets relating to acquisitions;

•	risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on the Corporation’s businesses, business practices and cost of operations; and

•	general competitive factors and industry consolidation.

We do not undertake, and specifically disclaim any obligation, to update any forward-looking statement to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

You should read this prospectus and the documents that we incorporate by reference into this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely for a discussion of various factors and certain risks and uncertainties to which we are subject. The information contained or incorporated by reference into this prospectus is accurate only as of the date of this prospectus or as of the date of the documents incorporated by reference, as applicable, regardless of the time of delivery of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. When required, we will amend the registration statement or file prospectus supplements to update or change information contained in this prospectus. You should read both this prospectus or any amended prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. You should also review exhibits to the registration statement for a more complete understanding of the documents or matters involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. The SEC’s website at http://www.sec.gov contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), File No. 001-14793:

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Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 13, 2012 (including our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2012, to the extent incorporated into our Annual Report);

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012 filed with the SEC on May 11, 2012, August 9, 2012, as amended on September 6, 2012, and November 9, 2012, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on February 24, 2012, March 16, 2012, March 27, 2012, May 11, 2012 (pursuant to Item 8.01 only), May 29, 2012, and November 2, 2012; and

•	The description of our capital stock as set forth in our Registration Statement on Form 8-A/A filed with the SEC on May 4, 2012.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the Exchange Offer is consummated, shall be deemed to be incorporated by reference into the prospectus.

You may request a copy of these filings, other than an exhibit to a filing (unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address: First BanCorp., Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146. Telephone requests may be directed to (787) 729-8041. E-mail requests may be directed to lawrence.odell@firstbankpr.com. You may also access this information on our website at www.firstbankpr.com by viewing the “SEC Filings” subsection of the “Investor Relations” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may also request a copy of this information by writing to the Information Agent at the following address: Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038. Telephone requests by all holders, banks and brokers may be directed to 866-856-6388.

To ensure timely delivery of such documents, security holders must request this information no later than five business days before the date by which they must make their investment decision. Accordingly, any request for documents should be made by March 11, 2013 to ensure timely delivery of the documents on or prior to the Expiration Date.

Please note that this Registration Statement and the Schedule TO filed in connection with the Exchange Offer do not permit incorporation by reference of future filings. If a material change occurs in the information set forth in this prospectus, we will amend this Registration Statement and the Schedule TO accordingly.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

These questions and answers may not contain all of the information about the Exchange Offer that is important to you. Before making a decision regarding the Exchange Offer, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 27 of this prospectus.

WHAT IS THE PURPOSE OF THE EXCHANGE OFFER?

We are conducting this Exchange Offer to further improve the quality of our capital for regulatory purposes and to simplify our capital structure. In addition, approval of the Preferred Stock Amendment will result in the removal of the provision in the certificate of designation for each series of Preferred Stock that entitles the holders of Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not), which removal will enhance the Corporation’s ability to comply with contractual requirements related to the composition of the Board of Directors and eliminate the potential for increased disparity between the economic interest and Board representation of holders of Preferred Stock.

IS THERE A CONDITION TO PARTICIPATION IN THE EXCHANGE OFFER?

Yes. We are conditioning your exchange of Preferred Stock on your granting a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date. The affirmative written consent of holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock is required to approve the Preferred Stock Amendment to the certificate of designation for such series of Preferred Stock. In addition, the affirmative written consent of holders of at least a majority of our outstanding shares of Common Stock is required to approve the Preferred Stock Amendment to the certificate of designation for each series of Preferred Stock. None of the certificates of designation will be amended unless the requisite approval from holders of each series of Preferred Stock is obtained.

The Board of Directors recommends that you grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment.

Holders of Preferred Stock that is not tendered in the Exchange Offer will receive a fee of $0.25 per share of Preferred Stock for their proxies in favor of the Preferred Stock Amendment if the Preferred Stock Amendment is approved. To participate in the Exchange Offer, tendering holders of Preferred Stock must grant a proxy permitting the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment except if a tendering holder is not a holder of shares of Preferred Stock as of the Record Date. No Consent Fee will be paid with respect to tendered Preferred Stock.

The Board of Directors will set the Record Date for determining holders of Preferred Stock entitled to grant their proxy as March 11, 2013, the date that is five business days before the Expiration Date.

If the Preferred Stock Amendment is approved, the effective date of the amendment will be no earlier than 20 business days after the Record Date.

WHAT MATERIALS SHOULD I RECEIVE?

You should receive this prospectus, a proxy statement relating to the Preferred Stock Amendment, and the letter of transmittal, which contains the Form for Tendering Holders and the Form for Non-tendering Holders. You may receive more than one set of materials, for example, if you hold your shares in more than one brokerage account, if you hold shares in more than one name, or if your stock is registered in more than one way. If you receive more than one set of materials, please complete, sign, date and return each letter of transmittal, including the Form for Tendering Holders, or the Form for Non-tendering Holders, that you receive so that all of your shares are represented with respect to the Preferred Stock Amendment.

HOW MANY SHARES OF COMMON STOCK WILL I RECEIVE PER SHARE OF PREFERRED STOCK TENDERED?

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the applicable Exchange Value, except if the requisite number of shares would include a fractional share or the Relevant Price is equal to the Minimum Share Price. Depending on the trading price of our Common Stock compared to the Relevant Price, which will be the greater of the average VWAP and the Minimum Share Price, the market value of the Common Stock on the date that it is issued in exchange for each share of Preferred Stock that the Corporation accepts for exchange, that is, the Settlement Date, may be less than or equal to or greater than the applicable Exchange Value. If the fair market value of our Common Stock is below the Relevant Price on the date we issue Common Stock in the Exchange Offer, the market value of the Common Stock issued will be less than the applicable Exchange Value.

If the Minimum Share Price is used to determine the exchange ratio, 4 shares of Common Stock will be issued in exchange for each share of Preferred Stock that we accept for tender in the Exchange Offer.

WILL FRACTIONAL SHARES BE ISSUED IN THE EXCHANGE OFFER?

We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

HOW WILL THE AVERAGE VWAP BE DETERMINED?

Average VWAP during a period means the arithmetic average of VWAP for each trading day during that period. VWAP for any day means the per share volume weighted average price of our Common Stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page FBP US <equity> VAP (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such VWAP is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm we retain for that purpose).

HOW MAY I OBTAIN INFORMATION REGARDING THE RELEVANT PRICE AND APPLICABLE EXCHANGE RATIOS?

Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price, and the indicative exchange ratios will be available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section at this address, and from the Information Agent at the number listed on the back cover page of this prospectus. The contact information for the Information Agent is set forth on the back cover page of this prospectus.

We will determine the final exchange ratio for each series of Preferred Stock as soon as practicable after 4:00 p.m., New York City time, on the second business day immediately preceding the Expiration Date, which we will announce by press release no later than 9:00 a.m., New York City time, on the next succeeding business day. Those final exchange ratios will also be made available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section, and from the Information Agent. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus.

WILL ALL SHARES OF PREFERRED STOCK THAT I TENDER BE ACCEPTED IN THE EXCHANGE OFFER?

No; we will only accept shares of Preferred Stock validly tendered in the Exchange Offer on or prior to the Expiration Date.

WHAT HAPPENS TO TENDERED SHARES OF PREFERRED STOCK THAT ARE NOT ACCEPTED FOR EXCHANGE?

If your tendered shares of Preferred Stock are not accepted for exchange, such shares will be returned without expense to you or, in the case of shares of Preferred Stock tendered by book-entry transfer, such shares will be credited to an account maintained at DTC designated by the participant who delivered such shares, in each case, promptly following the expiration, withdrawal or termination, as applicable, of the Exchange Offer. Shares of Preferred Stock may not be accepted for exchange if the tender is not in proper form, holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock and/or holders of at least a majority of our outstanding shares of Common Stock do not consent to the Preferred Stock Amendment, our acceptance of the tender would be unlawful in our opinion, or for any other reason pursuant to the terms and conditions of the Exchange Offer. Any holders of tendered shares of Preferred Stock that are not accepted for payment will be deemed to have not granted a proxy with respect to the Preferred Stock Amendment.

WHAT ARE THE CONDITIONS APPLICABLE TO COMPLETION OF THE EXCHANGE OFFER?

Our obligation to issue shares of Common Stock in the Exchange Offer is subject to conditions that must be satisfied or waived, including, among others, that (i) holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock and holders of at least a majority of our outstanding shares of Common Stock give a Consent in favor of the Preferred Stock Amendment, (ii) the SEC declares effective the registration statement of which this prospectus is a part, and (iii) there is no change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. Our obligation to exchange is not subject to any minimum tender condition.

Except for the registration statement of which this prospectus is a part, the proxy statement for holders of Preferred Stock, the proxy statement for holders of Common Stock, and the Tender Offer Statement on Schedule TO filed in connection with the Exchange Offer, we are not aware of any filing, approval or other action by or with any governmental authority or regulatory agency that would be required for us to complete the Exchange Offer that has not been made or obtained.

HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

To participate in the Exchange Offer, in addition to tendering your shares of Preferred Stock for exchange, you must grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment.

If you are a beneficial owner of shares of Preferred Stock held by a broker, securities dealer, custodian, commercial bank, trust company or other nominee and wish to participate in the Exchange Offer, you should follow the instructions that you receive from your broker, securities dealer, custodian, commercial bank, trust company or other nominee on how to participate in the Exchange Offer and grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. You should instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee promptly in order to allow adequate processing time for your instruction.

If you are a DTC participant, you must electronically transmit your acceptance of the Exchange Offer by causing DTC to transfer your shares of Preferred Stock to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent. The term “Agent’s Message” means a message transmitted by DTC, received by the Corporation and forming part of the confirmation of the book-entry transfer electronically through DTC’s ATOP system, to the effect that: (i) DTC has received an express acknowledgment from a participant in ATOP that it is tendering its shares of Preferred Stock and, if such participant was a holder of shares of Preferred Stock as of the Record Date, it is providing a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment;

(ii) such participant has received and agrees to be bound by the letter of transmittal accompanying this prospectus to the same extent as if it tendered shares of Preferred Stock pursuant to a manually executed letter of transmittal, including the Form for Tendering Holders; and (iii) the agreement may be enforced against such participant.

If you are a stockholder of record, you must do each of the following in order to validly tender your shares of Preferred Stock for exchange: (i) complete and manually sign the letter of transmittal accompanying this prospectus, including the Form for Tendering Holders granting a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment, or a facsimile of the letter of transmittal, including the Form for Tendering Holders, and deliver same to the Exchange Agent; (ii) have the signature on the letter of transmittal, or a facsimile of the letter of transmittal, including the Form for Tendering Holders, guaranteed, if required, and deliver same to the Exchange Agent; (iii) deliver the certificates for your shares of Preferred Stock to the Exchange Agent; (iv) if required, furnish appropriate endorsements and transfer documents; and (v) pay all transfer or similar taxes imposed for any reason other than the exchange of shares of Preferred Stock pursuant to the Exchange Offer.

If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date.

WHEN DOES THE EXCHANGE OFFER EXPIRE AND WHEN WILL EXCHANGES BE SETTLED?

The Exchange Offer will expire at 5:00 p.m., New York City time, on March 18, 2013, unless extended in accordance with applicable law or earlier terminated by us. The Settlement Date with respect to the Exchange Offer will be a date promptly following the Expiration Date, which is expected to be within three trading days. Once all the conditions to the Exchange Offer are satisfied or waived, we will accept, promptly after the Expiration Date, all Preferred Stock properly tendered and will issue the Common Stock promptly after the expiration of the Exchange Offer.

IF I CHANGE MY MIND, CAN I WITHDRAW MY TENDER OF PREFERRED STOCK?

Yes. If you are a beneficial owner of shares of Preferred Stock, you may withdraw your shares of Preferred Stock tendered in the Exchange Offer by following the procedures established by your broker, securities dealer, custodian, commercial bank, trust company or other nominee to withdraw your shares on or prior to the Expiration Date and such withdrawal will revoke your proxy. In such a case, if you want to grant a proxy, you must follow the instructions of your nominee to grant a proxy to the proxyholders with respect to the Preferred Stock Amendment. If you are a stockholder of record, you may withdraw your shares of Preferred Stock tendered in the Exchange Offer by informing the Exchange Agent on or prior to the Expiration Date that you are withdrawing your shares and such withdrawal will revoke your proxy. In such a case, if you want to grant a proxy, you must execute a Form for Non-tendering Holders to grant a proxy to the proxyholders with respect to the Preferred Stock Amendment.

DO I HAVE A CHOICE IN WHETHER TO TENDER MY PREFERRED STOCK?

Yes. Holders of Preferred Stock are not required to tender their Preferred Stock pursuant to this prospectus. All rights and obligations pursuant to which each series of Preferred Stock was issued will continue with respect to the Preferred Stock that remains outstanding after the Expiration Date, except to the extent that the Preferred Stock Amendment is approved by the holders of Preferred and Common Stock.

MAY I TENDER ONLY A PORTION OF THE PREFERRED STOCK THAT I HOLD?

Yes. You may tender in the Exchange Offer all or any portion of the Preferred Stock that you hold.

WHAT ARE THE CONSEQUENCES OF NOT EXCHANGING MY PREFERRED STOCK?

The reduction in the number of shares of Preferred Stock after completion of the Exchange Offer may further impact the liquidity of our Preferred Stock. In addition, if the Exchange Offer is completed, the Preferred Stock Amendment will remove the provision that entitles holders of Preferred Stock to appoint two additional directors when, as is the case now, we have not paid dividends for 18 monthly periods.

WILL THE CORPORATION PAY DIVIDENDS ON PREFERRED STOCK THAT REMAINS OUTSTANDING AFTER THE COMPLETION OF THE EXCHANGE OFFER?

We are not required to pay dividends on Preferred Stock and such dividends cannot be paid unless they are declared by our Board of Directors out of funds legally available for payment. Further, we cannot pay dividends on Preferred Stock until all applicable regulatory requirements and approvals have been met or obtained. We have not paid dividends on shares of Preferred Stock and Common Stock since August 2009.

IS THE BOARD OF DIRECTORS MAKING A RECOMMENDATION REGARDING WHETHER I SHOULD TENDER IN THE EXCHANGE OFFER?

The Board of Directors is not making any recommendation regarding whether you should tender your Preferred Stock in the Exchange Offer. Accordingly, you must make a decision as to whether to tender any or all of your Preferred Stock in the Exchange Offer. Before making your decision, we urge you to carefully read this prospectus in its entirety, including the information set forth in the “Risk Factors” section of this prospectus and all documents incorporated by reference herein.

IS THE BOARD OF DIRECTORS MAKING A RECOMMENDATION REGARDING WHETHER I SHOULD VOTE IN FAVOR OF THE PREFERRED STOCK AMENDMENT?

The Board of Directors has approved and declared advisable the Preferred Stock Amendment and recommends that you vote in favor of the Preferred Stock Amendment.

WILL THE COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER BE LISTED FOR TRADING?

We will file an application with the NYSE to list the shares of our Common Stock to be issued in the Exchange Offer. For more information regarding the market for our Common Stock, see “Market Price, Dividend and Distribution Information.”

WILL I HAVE TO PAY ANY FEES IF I TENDER MY PREFERRED STOCK?

Tendering holders are not obligated to pay brokerage fees or processing fees to us or to the Dealer Manager, the Exchange Agent or the Information Agent. If your shares of Preferred Stock are held by a broker, securities dealer, custodian, commercial bank, trust company or other nominee who tenders the Preferred Stock on your behalf, your nominee may charge you a processing fee for doing so. You should consult with your nominee to determine whether any charges will apply.

We will make payments to brokers, securities dealers, custodians, commercial banks, trust companies and other nominees that solicit tenders or proxies from holders of Preferred Stock (each a “soliciting dealer”) a fee in an amount equal to $0.125 for each share of Preferred Stock owned by a holder of fewer than 10,000 shares of Preferred Stock if such soliciting dealer’s soliciting activities result in (i) the tender of the share by such holder and the Corporation’s acceptance of such share of Preferred Stock in the Exchange Offer or (ii) such holder’s grant of a proxy in favor of the Preferred Stock Amendment.

WILL THE CORPORATION RECEIVE ANY CASH PROCEEDS FROM THE EXCHANGE OFFER?

No. The Corporation will not receive any cash proceeds from the Exchange Offer.

WILL THE EXCHANGE OFFER TRIGGER ANY ANTI-DILUTION RIGHTS?

If the Corporation issues more than 8 million shares of Common Stock in the Exchange Offer, Thomas H. Lee Partners, L.P. (“THL”), which owns 24.58% of our Common Stock, Oaktree Capital Management, L.P.

(“Oaktree”), which owns 24.58% of our Common Stock, and funds advised by Wellington Management Company, LLP (“Wellington”), which own 9.86% of our Common Stock, will have the right to acquire the amount of shares of Common Stock (at the same price offered in the Exchange Offer) that will enable them to maintain their percentage ownership interest in the Corporation. The ownership of THL, Oaktree, and funds advised by Wellington is based on their most recent regulatory filings.

WILL THE EXCHANGE OFFER IMPACT OUR CAPITAL RATIOS OR BOOK VALUE PER SHARE?

The Exchange Offer will not affect our Total capital, Tier 1 capital or leverage ratio. However, completion of the Exchange Offer will improve our tangible common equity ratio and our Tier 1 common equity to risk-weighted assets ratio, which are non-GAAP financial measures used by financial analysts, investors and others to evaluate capital adequacy. The federal banking agencies proposed rules on June 12, 2012 to require, among other things, compliance with a new common equity Tier 1 ratio and a common equity Tier I capital conservation buffer. See “Risk Factors—Financial services legislation and regulatory reforms may have a significant impact on our business and results of operations and on our credit ratings.” While we would be in compliance with such new requirements if they were adopted now, completion of the Exchange Offer would facilitate future compliance with such new capital requirements. The issuance of Common Stock in exchange for Preferred Stock will decrease the book value per share of Common Stock because it will increase the number of outstanding shares by up to 10,087,488 shares of Common Stock.

WHAT ARE THE TAX CONSEQUENCES OF MY PARTICIPATING IN THE EXCHANGE OFFER?

Subject to the discussion of Consent Fees included under the headings “Material U.S. Federal Income Tax Considerations” and “Certain Puerto Rico Tax Considerations,” we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any tendering Holders (as defined below) subject to U.S. federal or Puerto Rico income tax. Even though the Non-tendering holders receive taxable Consent Fees in exchange for giving a proxy for the Preferred Stock Amendment, we believe that it is unlikely that tendering Holders (a) will be treated as receiving a separate consideration in exchange for the proxy and, therefore, (b) will be required to recognize any ordinary income as a result of the exchange.

The U.S. federal income tax consequences to Non-tendering U.S. Holders that accept Consent Fees in exchange for a proxy in favor of the Preferred Stock Amendment are subject to uncertainty. While not free from doubt, the Corporation intends to take the position that the Consent Fees are paid in connection with the performance of services and are taxable as ordinary income to U.S. Holders. For Non-tendering Puerto Rico Holders or Puerto Rico corporations, the Consent Fees generally will not constitute income from sources within the U.S. and will be exempt from U.S. Federal income taxation. The Puerto Rico income tax consequences to Non-tendering Holders that accept Consent Fees in exchange for proxies in favor of the Preferred Stock Amendment are subject to uncertainty. While not free from doubt, First BanCorp intends to take the position that the Consent Fees are paid in connection with the performance of services and are taxable as ordinary income and will constitute Puerto Rico source income to the extent such services are deemed to have been rendered in Puerto Rico.

WHO SHOULD I CONTACT IF I HAVE QUESTIONS?

Any questions or requests for assistance concerning the Exchange Offer should be directed to the Dealer Manager. Any questions regarding procedures for tendering Preferred Stock, or requests for additional copies of this Prospectus or the accompanying Letter of Transmittal should be directed to the Exchange Agent or the Information Agent. The contact information for the Dealer Manager, the Exchange Agent, and the Information Agent is set forth on the back cover page of this prospectus.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference into this prospectus. Before deciding to exchange your Preferred Stock for shares of our Common Stock, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 27 in this prospectus.

OUR COMPANY

Founded in 1948, First BanCorp. is a diversified financial holding company headquartered in San Juan, Puerto Rico offering a full range of financial products to consumers and commercial customers through various subsidiaries. We are subject to regulation, supervision and examination by the Federal Reserve and the Federal Reserve Board. First BanCorp. was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank. We are a full-service provider of financial services and products with operations in Puerto Rico, the mainland United States, the United States Virgin Islands and the British Virgin Islands. Our principal executive offices are located at 1519 Ponce de León Avenue, Stop 23, Santurce, Puerto Rico 00908. Our telephone number is (787) 729-8200.

As of September 30, 2012, the Corporation had total assets of $13.1 billion, total deposits of $9.9 billion and total stockholders’ equity of $1.5 billion.

We provide a wide range of financial services for retail, commercial and institutional clients. We control two wholly owned subsidiaries: FirstBank, a Puerto Rico-chartered commercial bank, and FirstBank Insurance Agency, Inc., a Puerto Rico-chartered insurance agency (“FirstBank Insurance Agency”).

FirstBank conducts its business through its main office located in San Juan, Puerto Rico and, as of January 23, 2013, forty-eight branches in Puerto Rico, fourteen branches in the United States Virgin Islands and British Virgin Islands and twelve branches in the state of Florida (USA). As of January 23, 2013, FirstBank had five wholly-owned subsidiaries with operations in Puerto Rico: First Federal Finance Corp. (d/b/a Money Express La Financiera), a finance company specializing in the origination of small loans with twenty-six offices in Puerto Rico; First Mortgage, Inc., a residential mortgage loan origination company with thirty-seven offices in FirstBank branches and at stand alone sites; First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets; FirstBank Puerto Rico Securities Corp, a broker-dealer subsidiary engaged in municipal bond underwriting and financial advisory services on structured financings principally provided to government entities in the Commonwealth of Puerto Rico; and FirstBank Overseas Corporation, an international banking entity organized under the International Banking Entity Act of Puerto Rico. As of January 23, 2013, FirstBank had one subsidiary with operations outside of Puerto Rico: First Express, a finance company specializing in the origination of small loans with two offices in the United States Virgin Islands.

FirstBank is subject to the supervision, examination and regulation of OCIF and the FDIC. Deposits are insured through the FDIC Deposit Insurance Fund. In addition, within FirstBank, the Bank’s United States Virgin Islands operations are subject to regulation and examination by the United States Virgin Islands Banking Board; its British Virgin Islands operations are subject to regulation by the British Virgin Islands Financial Services Commission. FirstBank Insurance Agency, which operates five offices in Puerto Rico, is subject to the supervision, examination and regulation of the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico.

Pursuant to the Regulatory Agreements, the Corporation and FirstBank agreed to take certain actions designed to improve our financial condition. These actions include the adoption and implementation of various plans, procedures and policies related to our capital, lending activities, liquidity and funds management and strategy. In addition, the FDIC Order required FirstBank to develop and adopt a plan to attain and maintain a leverage ratio of at least 8%, a Tier 1 capital to risk-weighted assets ratio of at least 10%, and a total capital to risk-weighted assets ratio of at least 12%, and obtain FDIC approval prior to issuing, increasing, renewing or rolling over brokered deposits. The FED Agreement also requires the Corporation to obtain the approval of the FED prior to paying dividends, receiving dividends from FirstBank, incurring, increasing or guaranteeing any debt, or purchasing or redeeming any stock, to comply with certain notice provisions prior to appointing any new directors or senior executive officers, and to comply with certain restrictions on severance payments and indemnification. As of the filing date, the Corporation and FirstBank were in compliance with the provisions of the Regulatory Agreements.

We have taken the following actions to comply with the Regulatory Agreements:

•

In July 2010, the Corporation and FirstBank jointly submitted to the FDIC, the OCIF and the Federal Reserve, a capital plan, which was revised in March 2011, regarding our strategies to improve our capital positions to comply with the Regulatory Agreements. Our issuance of Common Stock in exchange for shares of the Corporation’s preferred stock that were held by the U.S. Department of the Treasury (“Treasury”) and by public investors in 2011 and 2010, and our issuance of approximately 184 million shares of Common Stock in 2011 (the “capital raise”), which implemented our capital plan, have significantly improved our capital position. These actions allow us to continue to pursue strategic initiatives and business objectives that will further improve our financial condition.

•

We have deleveraged our balance sheet to preserve capital, principally by selling investments and loans and reducing the size of the loan portfolio through the non-renewal of matured commercial loans (mostly temporary loan facilities to the Puerto Rico government), the charge-off of portions of loans deemed uncollectible, and a decrease in loan originations (mainly in construction loans). We believe these steps have improved the quality of our loan portfolio, thereby improving our financial condition by reducing the level of problem loans that could require additional provisions for loan losses and affect the Corporation’s results of operations.

THE EXCHANGE OFFER

We are offering to issue up to 10,087,488 shares of Common Stock in exchange for all issued and outstanding shares of Preferred Stock. In addition, approval of the Preferred Stock Amendment will result in the removal of the provision in the certificate of designation for each series of Preferred Stock that entitles the holders of Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not), which removal will enhance the Corporation’s ability to comply with contractual requirements related to the composition of the Board of Directors and the qualification of directors, and will eliminate the potential for increased disparity between the economic interest and Board representation of holders of Preferred Stock.

DIVIDEND SUSPENSION ON COMMON STOCK AND PREFERRED STOCK

The Corporation has not paid dividends on shares of Preferred Stock and Common Stock since August 2009. We are not required to pay dividends on our Preferred Stock or Common Stock and no such dividends can be paid unless they are declared by our Board of Directors out of funds legally available for payment. Moreover, the FED Agreement requires us to obtain its approval before we pay any dividends. Furthermore, our Board of Directors cannot declare, set apart or pay any dividends on shares of our Common Stock unless any accrued and unpaid dividends on our Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of FirstBank’s net income for the year be transferred to legal surplus until such surplus equals the total of paid-in-capital on common and preferred stock. Amounts transferred to the legal surplus account from the retained earnings account are not available for distribution to the Corporation without the prior consent of the OCIF. FirstBank’s net loss experienced in 2011 exhausted FirstBank’s statutory reserve fund. FirstBank cannot pay dividends to the Corporation until it can replenish the reserve fund to an amount equal to at least 20% of the original capital contributed.

ANTI-DILUTION RIGHTS THAT MAY BE TRIGGERED BY THE EXCHANGE OFFER

If the Corporation issues more than 8 million shares of Common Stock in the Exchange Offer, THL, which owns 24.58% of our Common Stock, Oaktree, which owns 24.58% of our Common Stock, and funds advised by Wellington, which own 9.86% of our Common Stock, will have the right to acquire the amount of shares of Common Stock (at the same price offered in the Exchange Offer) that will enable them to maintain their percentage ownership interest in the Corporation. The ownership of THL, Oaktree, and funds advised by Wellington is based on their most recent regulatory filings.

RECENT DEVELOPMENTS

There follows certain unaudited financial information as of and for the quarter ended December 31, 2012:

•	Net income of $14.5 million.
•	Net interest income of $125.6 million, resulting in net interest margin of 3.91%.
•	Total assets of approximately $13.1 billion.
•	Total loans of $9.7 billion net of an allowance for loan and leases losses of $435.4 million.
•	Total liabilities of $11.6 billion.
•	Total deposits of $9.9 billion.

The financial results for the fourth quarter of 2012 reflect changes in a number of key areas. The following provides fourth quarter highlights as compared to the fourth quarter of 2011 and to the third quarter of 2012:

Net interest income increased to $125.6 million as compared to net interest income of $98.5 million for the fourth quarter of 2011. The $27.1 million increase was largely driven by lower rates paid on deposits and an overall reduction in the cost of funds combined with the contribution of the $406 million credit card portfolio acquired in late May 2012. Net interest income for the fourth quarter was relatively flat as compared to net interest income of $125.5 million for the third quarter of 2012. The net interest margin also improved during 2012 as compared to 2011. Net interest margin for the fourth quarter of 2012 was 3.91% compared to 2.94% for the fourth quarter of 2011 and was slightly lower when compared to 3.98% for the third quarter of 2012 mainly due to higher cash balances maintained at the Federal Reserve. The provision for loan and lease losses of $30.5 million and $29 million for the fourth and third quarter of 2012, respectively, was lower than the provision of $42 million for the fourth quarter of 2011, reflecting a stabilization in credit quality metrics during 2012, including improvements in charge-off trends and the overall decrease in the size of the portfolio. The Corporation’s credit profile improved as non-performing assets decreased $99.1 million to $1.238 billion or 7% compared to $1.337 billion as of December 31, 2011. Non-performing assets, which consists of total non-performing loans (generally loans held for investment or loans held for sale on which the recognition of interest income has been discontinued when the loan became 90 days past due or earlier if the full and timely collection of interest or principal is uncertain), real estate owned (REO) and other repossessed property and collateral pledged to Lehman Brothers Special Financing, Inc. and excludes past due loans 90 days and still accruing, decreased by $21.2 million when compared to non-performing assets of $1.259 billion as of September 30, 2012. Net charge-offs for the fourth quarter of 2012 of $40.6 million were lower than net-charge offs of $67.8 for the fourth quarter of 2011 and in line with net charge-offs of $40.6 for the third quarter of 2012. In addition, fee income derived from deposits, loan products and transaction fees, including fee income generated from the credit card portfolio acquired in 2012, increased and the quality of our deposit base improved in 2012 with a $313.7 million, or 5%, growth in non-brokered deposits. These variances were partially offset by equity in losses of unconsolidated entities of $8.3 million for the fourth quarter of 2012, a negative variance of $10.0 million compared to equity in earnings of unconsolidated entities of $1.7 million for the fourth quarter of 2011 and a negative variance of $6.1 million compared to the third quarter of 2012. In addition, non-interest expenses of $90.9 million for the fourth quarter of 2012 increased by $5.1 million compared to the fourth quarter of 2011, driven by costs related to the credit card portfolio. Non-interest expenses for the fourth quarter of 2012 were relatively stable in comparison to the trailing third quarter of 2012, showing a $0.9 million decrease led by lower losses on REO operations.

In the fourth quarter of 2012, the Corporation’s total common equity increased to $1.39 billion as of December 31, 2012. The Corporation’s leverage, Tier 1 capital to risk-weighted assets, and total capital to risk-weighted assets ratios as of December 31, 2012 were 12.60%, 16.51% and 17.82%, respectively.

SUMMARY OF THE OFFERING

Number of Shares of Common Stock to be Issued in the Exchange Offer	We are offering to exchange up to 10,087,488 newly issued shares of our Common Stock for outstanding shares of Preferred Stock, on the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. As of February 7, 2013, we had 206,235,465 shares of Common Stock outstanding.

Purpose of the Exchange Offer	We are conducting this Exchange Offer to further improve the quality of our capital for regulatory purposes and to simplify our capital structure. In addition, approval of the Preferred Stock Amendment will result in the removal of the provision in the certificate of designation for each series of Preferred Stock that entitles the holders of Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not), which removal will enhance the Corporation’s ability to comply with contractual requirements related to the composition of the Board of Directors and the qualifications of directors and will eliminate the potential for increased disparity between the economic interest and Board representation of holders of Preferred Stock. See “The Exchange Offer— Purpose.”

Condition to Participation in the Exchange Offer	We are conditioning your exchange of Preferred Stock on your granting a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date. The affirmative written consent of holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock is required to approve the Preferred Stock Amendment. In addition, the affirmative written consent of holders of at least a majority of our outstanding shares of Common Stock is required to approve the Preferred Stock Amendment. None of the certificates of designation will be amended unless the requisite approval from holders of each series of Preferred Stock is obtained. See “The Exchange Offer— Condition to Participation in the Exchange Offer.”

Attached to this prospectus is a proxy statement relating to the Preferred Stock Amendment and included as an exhibit to this prospectus is a letter of transmittal relating to both the Exchange Offer and the Preferred Stock Amendment.

Holders of Preferred Stock that is not tendered in the Exchange Offer will receive a fee of $0.25 per share of Preferred Stock for their proxies in favor of the Preferred Stock Amendment if the Preferred Stock Amendment is

approved. To participate in the Exchange Offer, tendering holders of Preferred Stock must grant a proxy permitting the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment except if a tendering holder is not a holder of shares of Preferred Stock as of the Record Date. No Consent Fee will be paid with respect to tendered Preferred Stock.

The Board of Directors recommends that you grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment.

The Board of Directors will set the record date for determining holders of Preferred Stock entitled to grant their proxy as March 11, 2013, the date that is five business days before the Expiration Date.

If the Preferred Stock Amendment is approved, the effective date of the amendment will be no earlier than 20 business days after the Record Date.

Consideration Offered in the Exchange Offer	For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the applicable Exchange Value, except if the requisite number of shares would include a fractional share or the Relevant Price is equal to the Minimum Share Price.

CUSIP	Title of securities	Aggregate liquidation preference outstanding	Liquidation preference per share	Exchange Value
318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$11,254,875	$25	$20
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$11,899,675	$25	$20
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$11,515,275	$25	$20
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$12,764,800	$25	$20
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$15,612,175	$25	$20

Depending on the trading price of our Common Stock compared to the Relevant Price, which will be the greater of the average VWAP and the Minimum Share Price, the market value of the Common Stock on the date that it is issued in exchange for each share of Preferred Stock that the Corporation accepts for exchange, that is, the Settlement Date, may be less than or equal to or greater than the applicable Exchange Value. If the fair market value of our Common Stock is below the Relevant Price on the date we issue Common Stock in the Exchange Offer, the market value of the

Common Stock issued will be less than the applicable Exchange Value. If the Minimum Share Price is used to determine the exchange ratio, 4 shares of Common Stock will be issued in exchange for each share of Preferred Stock that we accept for tender in the Exchange Offer; the market value of those shares will be less than the applicable Exchange Value if the trading price of our Common Stock is below $5.00 per share. See “The Exchange Offer—Terms of the Exchange Offer.”

Fractional Shares	We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

No Board Recommendation on the Exchange Offer	The Board of Directors is not making a recommendation regarding whether you should tender your shares of Preferred Stock in the Exchange Offer. See “The Exchange Offer—No Board Recommendation on the Exchange Offer.”

Board Recommendation on the Preferred Stock Amendment	The Board of Directors has approved and declared advisable the Preferred Stock Amendment and recommends that you vote in favor of the Preferred Stock Amendment. See “The Exchange Offer—Board Recommendation on the Preferred Stock Amendment.”

Publication of Exchange Ratio Information	Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, and the indicative exchange ratios will be available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section, and from the Information Agent, at the number listed on the back cover page of this prospectus. We will determine the final exchange ratio for each series of Preferred Stock as soon as practicable after 4:00 p.m., New York City time, on the second business day immediately preceding the Expiration Date, which we will announce by press release no later than 9:00 a.m., New York City time, on the next succeeding business day. Those final exchange ratios will also be made available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section, and from the Information Agent. See “The Exchange Offer—Publication of Exchange Ratio Information.”

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on March 18, 2013, unless extended in accordance with applicable law or earlier terminated by us. You may withdraw any shares of Preferred Stock that you tendered in the Exchange Offer on or prior to the Expiration Date. See “The Exchange Offer—Expiration Date; Settlement Date; Extension; Termination; Amendment.”

Settlement Date	The Settlement Date with respect to the Exchange Offer will be a date promptly following the Expiration Date, which is expected to be within three trading days. Once all the conditions to the Exchange Offer are satisfied or waived, we will accept, promptly after the Expiration Date, all Preferred Stock properly tendered and will issue the Common Stock promptly after the expiration of the Exchange Offer.

Withdrawal Rights	You may withdraw tendered shares of Preferred Stock on or prior to the Expiration Date. In addition, you may withdraw any shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer. If you validly withdraw your shares of Preferred Stock tendered in the Exchange Offer on or prior to the Expiration Date, such withdrawal will also revoke your proxy with respect to the withdrawn shares. See “The Exchange Offer—Withdrawal of Tenders.”

Conditions to Completion of the Exchange Offer	Our obligation to issue shares of Common Stock in exchange for shares of Preferred Stock in the Exchange Offer is subject to a number of conditions that must be satisfied or waived, including, among others, that (i) holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock and holders of a majority of our outstanding shares of Common Stock give a Consent in favor of the Preferred Stock Amendment, (ii) the SEC declares effective the registration statement of which this prospectus is a part, and (iii) there is no change or development (affecting our business or otherwise) that in our reasonable judgment may materially reduce the anticipated benefits to us of the Exchange Offer or that has had, or could reasonably be expected to have, a material adverse effect on us or our businesses, financial condition, operations or prospects. Our obligation to exchange is not subject to any minimum tender condition. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to: (1) extend the Exchange Offer; (2) waive any and all conditions applicable to the Exchange Offer, other than the approval of the Preferred Stock Amendment and the effectiveness of the registration statement, of which this prospectus is a part; (3) amend the Exchange Offer in any respect, including amending the Exchange Value or the Minimum Share Price; and (4) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date. This Exchange Offer may be extended in accordance with applicable law. See “The Exchange Offer—Conditions to Completion of the Exchange Offer” and “—Expiration Date; Settlement Date; Extension; Termination; Amendment.”

Procedures for Tendering Shares of Preferred Stock	If you are a beneficial owner of shares of Preferred Stock held by a broker, securities dealer, custodian, commercial bank, trust company or other nominee and wish to participate in the Exchange Offer, you should follow the instructions that you receive from your broker, securities dealer, custodian, commercial bank, trust company or other nominee on how to participate in the Exchange Offer and grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment.

If you are a DTC participant, you must electronically transmit your acceptance of the Exchange Offer by causing DTC to transfer your shares of Preferred Stock to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent. The term “Agent’s Message” means a message transmitted by DTC, received by the Corporation and forming part of the confirmation of the book-entry transfer electronically through DTC’s ATOP system, to the effect that:

•   DTC has received an express acknowledgment from a participant in ATOP that it is tendering its shares of Preferred Stock and, if such participant was a holder of shares of Preferred Stock as of the Record Date, it is providing a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment;

•   such participant has received and agrees to be bound by the letter of transmittal accompanying this prospectus to the same extent as if it tendered shares of Preferred Stock pursuant to a manually executed letter of transmittal, including the Form for Tendering Holders; and

• the agreement may be enforced against such participant.

If you are a stockholder of record, you must do each of the following in order to validly tender your shares of Preferred Stock for exchange:

•   complete and manually sign the letter of transmittal accompanying this prospectus, including the Form for Tendering Holders granting a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment, or a facsimile of the letter of transmittal, including the Form for Tendering Holders, and deliver same to the Exchange Agent;

•   have the signature on the letter of transmittal, or a facsimile of the letter of transmittal, including the Form for Tendering Holders guaranteed, if required, and deliver same to the Exchange Agent;

• deliver the certificates for your shares of Preferred Stock to the Exchange Agent;

• if required, furnish appropriate endorsements and transfer documents; and

• pay all transfer or similar taxes imposed for any reason other than the exchange of shares of Preferred Stock pursuant to the Exchange Offer.

If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date. You may obtain copies of the letter of transmittal from the Exchange Agent.

We are not providing for guaranteed delivery procedures. You must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the Expiration Date. If you hold your shares of Preferred Stock through a broker, securities dealer, custodian, commercial bank, trust company or other nominee, you should instruct your nominee promptly in order to allow adequate processing time for your instruction. If you are a stockholder of record, you must deliver to the Exchange Agent certificated shares of the Preferred Stock to be exchanged and your proxy in the manner specified in the accompanying letter of transmittal together with a proper assignment of the shares of Preferred Stock to First BanCorp.

See “The Exchange Offer—Procedures for Tendering Shares of Preferred Stock.”

U.S. Federal Income Tax Considerations	Subject to the discussion of certain matters regarding the Consent Fee described under the heading “Material U.S. Federal Income Tax Considerations,” for U.S. federal income tax purposes: (i) the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended; and (ii) it is intended that this prospectus, in combination with the related letter of transmittal, will constitute a plan of reorganization, within the meaning of Treasury Regulation Section 1.368-2(g). Therefore, we

anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to U.S. federal income tax. Each holder is urged to consult its tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of exchanging shares of Preferred Stock for shares of our Common Stock and of owning and disposing of shares of our Common Stock. See “Material U.S. Federal Income Tax Considerations.”

Certain Puerto Rico Income Tax Considerations	Subject to the discussion of certain matters regarding the Consent Fee described under the heading “Certain Puerto Rico Tax Considerations,” for Puerto Rico income tax purposes, the exchange of the shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 1034.04 (g)(1)(E) of the Puerto Rico Internal Revenue Code of 2011, as amended. Therefore, we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to Puerto Rico income tax. Each holder is urged to consult its own tax advisor regarding the application to its particular circumstances of the Puerto Rico income tax consequences as well as the application of any, state, local and foreign income and other tax consequences of exchanging the shares of Preferred Stock for our Common Stock and of owning and disposing of our Common Stock. See “Certain Puerto Rico Tax Considerations.”

Consequences of Not Exchanging Shares of Preferred Stock	The reduction in the number of shares of Preferred Stock after completion of the Exchange Offer may further impact the liquidity of our Preferred Stock. In addition, if the Exchange Offer is completed, the Preferred Stock Amendment will remove the provision that entitles holders of Preferred Stock to appoint two additional directors when, as is the case now, we have not paid dividends for 18 monthly periods.

Comparison of Rights	There are material differences between the rights of holders of our Common Stock and holders of Preferred Stock. See “Description and Comparison of Preferred Stock and Common Stock Rights.”

No Appraisal/Dissenters’ Rights	Under Puerto Rico law and our Restated Articles of Incorporation, holders of Preferred Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Preferred Stock Amendment.

Market Trading	Our Common Stock is traded on the NYSE under the symbol “FBP.” We will file an application with the NYSE to list the shares of our Common Stock to be issued in the Exchange Offer. Our Preferred Stock is not traded on any national securities exchange registered under the Exchange Act. See “Market Price, Dividend and Distribution Information.”

Brokerage Fees	Holders that tender their shares of Preferred Stock to the Exchange Agent do not have to pay a brokerage fee or processing fees to us or to the Dealer Manager, the Exchange Agent, or the Information Agent. However, if a tendering holder handles the transaction through its broker, securities dealer, custodian, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or processing fees to its broker, securities dealer, custodian, commercial bank, trust company or other nominee.

Soliciting Dealer Fee	We will make payments to brokers, securities dealers, custodians, commercial banks, trust companies and other nominees that solicit tenders or proxies from holders of Preferred Stock (each a “soliciting dealer”) a fee in an amount equal to $0.125 for each share of Preferred Stock owned by a holder of fewer than 10,000 shares of Preferred Stock if such soliciting dealer’s soliciting activities result in (i) the tender of the shares by such holder and the Corporation’s acceptance of such shares of Preferred Stock in the Exchange Offer or (ii) such holder’s grant of a proxy in favor of the Preferred Stock Amendment

Dealer Manager	Sandler O’Neill & Partners, L.P.

Exchange Agent	Computershare

Information Agent	Georgeson Inc.

Questions and Further Information	Any questions or requests for assistance concerning the Exchange Offer should be directed to the Dealer Manager. Any questions regarding procedures for tendering Preferred Stock, or requests for additional copies of this Prospectus or the accompanying Letter of Transmittal should be directed to the Exchange Agent or the Information Agent.

The contact information for the Dealer Manager, the Exchange Agent, and the Information Agent is set forth on the back cover page of this prospectus. If you are a beneficial owner and have questions regarding the procedures for tendering your shares of Preferred Stock, you may also contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee.

As required by the Securities Act of 1933, as amended, we have filed a registration statement to register the shares of Common Stock being offered in the Exchange Offer. This prospectus is a part of that registration statement, which includes additional information. See “Where You Can Find More Information.”

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus before you decide whether to participate in the Exchange Offer. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of such risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our Common Stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO THE EXCHANGE OFFER

The Minimum Share Price limitation may result in your receiving shares of our Common Stock worth less than the shares you would receive in the absence of that constraint.

The closing sale price for our Common Stock on the NYSE on February 13, 2013 was $5.43 per share. If the average VWAP is less than the Minimum Share Price, we will use the Minimum Share Price and not the average VWAP to calculate the number of shares of our Common Stock you will receive. In that case, you will receive shares of our Common Stock with a value that is less than the value of the shares you would receive in the absence of that limitation.

The use of the average VWAP may result in your receiving shares of Common Stock worth less than the shares you would receive if we used the fair market value on the issue date.

If the average VWAP is lower than the fair market value of our Common Stock on the day we issue the shares of Common Stock, the market value of the Common Stock we issue in exchange for each share of Preferred Stock we accept for exchange will be less than the applicable Exchange Value.

If the Exchange Offer is successful, there may no longer be a market for any remaining shares of Preferred Stock.

The Exchange Offer is for any and all shares of Preferred Stock. Any shares of Preferred Stock not exchanged in the Exchange Offer will remain outstanding after the completion of the Exchange Offer. The reduction in the number of shares of Preferred Stock after the completion of the Exchange Offer may adversely impact the liquidity of our Preferred Stock.

If the Exchange Offer is completed, you will not have the right to appoint Board members when we have not paid dividends on the Preferred Stock for 18 monthly periods.

We are conditioning exchanges of Preferred Stock on our receipt of proxies authorizing proxyholders to Consent in favor of the Preferred Stock Amendment. We must receive Consents in favor of the Preferred Stock Amendment from holders of at least two-thirds of the outstanding aggregate liquidation preference of each series of Preferred Stock and holders of at least a majority of our outstanding shares of Common Stock to amend the certificates of designation of the Preferred Stock and complete the Exchange Offer. Thus, if the Exchange Offer is completed, any holders of Preferred Stock remaining after completion of the Exchange Offer will not have the right to representation on our Board of Directors.

RISKS RELATING TO THE CORPORATION’S BUSINESS

We are operating under agreements with our regulators.

We are subject to supervision and regulation by the Federal Reserve Board. We are a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

As such, we are permitted to engage in a broader spectrum of activities than those permitted to bank holding companies that are not financial holding companies. At this time, under the BHC Act, we may not be able to engage in new activities or acquire shares or control of other companies. In addition, we are subject to restrictions because of the Regulatory Agreements that our subsidiary FirstBank entered into with the FDIC and we entered into with the Federal Reserve, as further described below.

On June 4, 2010, we announced that FirstBank agreed to the FDIC Order issued by the FDIC and OCIF, and we entered into the FED Agreement with the Federal Reserve. These Regulatory Agreements stemmed from the FDIC’s examination as of the period ended June 30, 2009 conducted during the second half of 2009. Although our regulatory capital ratios exceeded the required established minimum capital ratios for a “well-capitalized” institution as of September 30, 2012 and complied with the capital ratios required by the FDIC Order, FirstBank cannot be regarded as “well-capitalized” as of September 30, 2012 because of the FDIC Order.

Under the FDIC Order, FirstBank agreed to address specific areas of concern to the FDIC and OCIF through the adoption and implementation of procedures, plans and policies designed to improve the safety and soundness of FirstBank. These actions include, among others: (1) having and retaining qualified management; (2) increased participation in the affairs of FirstBank by its Board of Directors; (3) development and implementation by FirstBank of a capital plan to attain a leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10%, and a total risk-based capital ratio of at least 12%; (4) adoption and implementation of strategic, liquidity and fund management, and profit and budget plans and related projects within certain timetables set forth in the FDIC Order and on an ongoing basis; (5) adoption and implementation of plans for reducing FirstBank’s positions in certain classified assets and delinquent and non-accrual loans; (6) refraining from lending to delinquent or classified borrowers already obligated to FirstBank on any extensions of credit so long as such credit remains uncollected, except where FirstBank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of FirstBank, and any such additional credit is approved by FirstBank’s Board of Directors; (7) refraining from accepting, increasing, renewing or rolling over brokered CDs without the prior written approval of the FDIC; (8) establishment of a comprehensive policy and methodology for determining the allowance for loan and lease losses and the review and revision of FirstBank’s loan policies, including the non-accrual policy; and (9) adoption and implementation of adequate and effective programs of independent loan review, appraisal compliance and an effective policy for managing FirstBank’s sensitivity to interest rate risk.

The FED Agreement, which is designed to enhance our ability to act as a source of strength to FirstBank, requires that we obtain prior Federal Reserve approval before declaring or paying dividends, receiving dividends from FirstBank, making payments on subordinated debt or trust preferred securities, incurring, increasing or guaranteeing debt (whether such debt is incurred, increased or guaranteed, directly or indirectly, by us or any of our non-banking subsidiaries) or purchasing or redeeming any capital stock. The FED Agreement also requires us to submit to the Federal Reserve a capital plan and progress reports, comply with certain notice provisions prior to appointing new directors or senior executive officers and comply with certain payment restrictions on severance payments and indemnification restrictions.

We anticipate that we will need to continue to dedicate significant resources to our efforts to comply with the Regulatory Agreements, which may increase operational costs or adversely affect the amount of time our management has to conduct our operations. If we need to continue to recognize significant reserves, we and FirstBank may not be able to continue to comply with the minimum capital requirements included in the capital plans required by the Regulatory Agreements.

If we fail to comply with the Regulatory Agreements in the future, we may become subject to additional regulatory enforcement action up to and including the appointment of a conservator or receiver for FirstBank.

Our high level of non-performing loans may adversely affect our future results from operations.

Even though, as of September 30, 2012, our level of non-performing loans decreased for ten consecutive quarters and our second and third quarters of 2012 were profitable, those are our only profitable quarters since 2009, and we have $1.0 billion in non-performing loans, which represents approximately 9.9% of our $10.2 billion loan portfolio held for investment. We may not continue to be profitable given this high level of non-performing loans.

Certain funding sources may not be available to us and our funding sources may prove insufficient and/or costly to replace.

FirstBank relies primarily on customer deposits, its issuance of brokered CDs, and advances from the Federal Home Loan Bank to maintain its lending activities and to replace certain maturing liabilities. As of September 30, 2012, we had $3.4 billion in brokered CDs outstanding, representing approximately 34.4% of our total deposits, and a reduction of $323 million from the year ended December 31, 2011. Approximately $2.4 billion in brokered CDs mature over the next twelve months, and the average term to maturity of the retail brokered CDs outstanding as of September 30, 2012 was approximately .91 years. Approximately 0.12% or $4.3 million of the principal value of these CDs is callable at the Corporation’s option.

Although FirstBank has historically been able to replace maturing deposits and advances, we may not be able to replace these funds in the future if our financial condition or general market conditions were to change or the FDIC did not approve our request to issue brokered CDs as required by the FDIC Order. The FDIC Order requires FirstBank to obtain FDIC approval prior to issuing, increasing, renewing or rolling over brokered CDs and to develop a plan to reduce its reliance on brokered CDs. Although the FDIC has issued temporary approvals permitting FirstBank to renew and/or roll over certain amounts of brokered CDs maturing in the past and we have received approval from the FDIC to renew and/or roll over certain amounts of brokered CDs through December 31, 2012, the FDIC may not continue to issue such approvals, even if the requests are consistent with our plans to reduce the reliance on brokered CDs and, even if issued, such approvals may not be for amounts of brokered CDs sufficient for FirstBank to meet its funding needs. The use of brokered CDs has been particularly important for the funding of our operations. If we are unable to issue brokered CDs, or are unable to maintain access to our other funding sources, our results of operations and liquidity would be adversely affected.

Alternate sources of funding may carry higher costs than sources currently utilized. If we are required to rely more heavily on more expensive funding sources, profitability would be adversely affected. We may seek debt financing in the future to achieve our long-term business objectives. Any future debt financing requires the prior approval of the Federal Reserve, and the Federal Reserve may not approve such financing. Additional borrowings, if sought, may not be available to us or, if available, may not be on acceptable terms. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, our credit ratings and our credit capacity. If additional financing sources are unavailable or are not available on acceptable terms, our profitability and future prospects could be adversely affected.

We depend on cash dividends from FirstBank to meet our cash obligations.

As a holding company, dividends from FirstBank provided a substantial portion of our cash flow used to service the interest payments on our trust preferred securities and other obligations. As outlined in the FED Agreement, we cannot receive any cash dividends from FirstBank without prior written approval of the Federal Reserve. In addition, FirstBank is limited by law in its ability to make dividend payments and other distributions to us based on its earnings and capital position. Our inability to receive approval from the Federal Reserve to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make dividend payments to us may adversely affect our ability to meet all projected cash needs in the ordinary course of business and may have a detrimental impact on our financial condition.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of FirstBank’s net income for the year be transferred to legal surplus until such surplus equals the total of paid-in-capital on common and preferred stock. Amounts transferred to the legal surplus account from the retained earnings account are not available for distribution to the Corporation without the prior consent of the OCIF. FirstBank’s net loss experienced in 2011 exhausted FirstBank’s statutory reserve fund. FirstBank cannot pay dividends to the Corporation until it can replenish the reserve fund to an amount of at least 20% of the original capital contributed.

If we do not obtain Federal Reserve approval to pay interest, principal or other sums on subordinated debentures or trust preferred securities, a default under certain obligations may occur.

The FED Agreement provides that we cannot declare or pay any dividends or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior written approval of the Federal Reserve. With respect to our $232 million of outstanding subordinated debentures, we elected to defer the interest payments that were due in March 2012, June 2012, September 2012 and December 2012.

Under the indentures, we have the right, from time to time, and without causing an event of default, to defer payments of interest on the subordinated debentures by extending the interest payment period at any time and from time to time during the term of the subordinated debentures for up to twenty consecutive quarterly periods. We may continue to elect extension periods for future quarterly interest payments if the Federal Reserve advises us that it will not approve such future quarterly interest payments. Our inability to receive approval from the Federal Reserve to make distributions of interest, principal or other sums on our trust preferred securities and subordinated debentures could result in a default under those obligations if we need to defer such payments for longer than twenty consecutive quarterly periods.

Credit quality may result in additional losses.

The quality of our credits has continued to be under pressure as a result of continued recessionary conditions in the markets we serve that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values. Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments. When the credit quality of the customer base materially decreases or the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations are adversely affected.

We have a significant construction loan portfolio held for investment, in the amount of $352.9 million as of September 30, 2012, mostly secured by commercial and residential real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. Although we previously ceased new originations of construction loans, decreasing collateral values, difficult economic conditions and numerous other factors continue to create volatility in the housing markets and have increased the possibility that additional losses may have to be recognized with respect to our current non-performing assets. Furthermore, given the slowdown in the real estate market, the properties securing these loans may be difficult to dispose of if they are foreclosed. Although we have taken a number of steps to reduce our credit exposure, as of September 30, 2012, we still had $189.5 million in non-performing construction loans held for investment. We may continue to incur credit losses over the near term either because of continued deterioration of the quality of the loans or because of sales of such loans, which would likely accelerate the recognition of losses. Any such losses would adversely impact our overall financial performance and results of operations.

Our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition and results of operations.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate and purchase. We establish a provision for loan losses, which leads to reductions in our income from operations, in order to maintain our allowance for inherent loan losses at a level that our management deems to be appropriate based upon an assessment of the quality of the loan portfolio. Management may fail to accurately estimate the level of inherent loan losses or may have to increase our provision for loan losses in the future as a result of new information regarding existing loans, future increases in non-performing loans, changes in economic and other conditions affecting borrowers or for other reasons beyond our control. In addition, bank regulatory agencies periodically review the adequacy of our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional classified loans and loan charge-offs, based on judgments different than those of management.

We may have to increase our allowance for loan and lease losses in the future. The level of the allowance reflects management’s estimates based upon various assumptions and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires management to make significant estimates and judgments regarding current credit risks and future trends, all of which may undergo material changes. If our estimates prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses in our loan portfolio and our expense relating to the additional provision for credit losses could increase substantially.

Any such increases in our provision for loan losses or any loan losses in excess of our provision for loan losses would have an adverse effect on our future financial condition and results of operations. Given the difficulties facing some of our largest borrowers, these borrowers may fail to continue to repay their loans on a timely basis or we may not be able to assess accurately any risk of loss from the loans to these borrowers.

Changes in collateral values of properties located in stagnant or distressed economies may require increased reserves.

A substantial part of our loan portfolio is located within the boundaries of the U.S. economy. Whether the collateral is located in Puerto Rico, the United States or British Virgin Islands or the U.S. mainland, the performance of our loan portfolio and the collateral value backing the transactions are dependent upon the performance of and conditions within each specific real estate market. Puerto Rico has been in an economic recession since 2006. Sustained weak economic conditions that have affected Puerto Rico and the United States over the last several years have resulted in declines in collateral values. We measure the impairment based on the fair value of the collateral, if collateral dependent, which is generally obtained from appraisals. Updated appraisals are obtained when we determine that loans are impaired and are updated annually thereafter. In addition, appraisals are also obtained for certain residential mortgage loans on a spot basis based on specific characteristics such as delinquency levels, age of the appraisal and loan-to-value ratios. The appraised value of the collateral may decrease or we may not be able to recover collateral at its appraised value. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations.

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. Differences in the re-pricing structure of our assets and liabilities may result in changes in our profits when interest rates change.

Increases in interest rates may reduce the value of holdings of securities.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of an other-than-temporary impairment on our available-for-sale investments portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also influence our ability to finance these securities.

Increases in interest rates may reduce demand for mortgage and other loans.

Higher interest rates increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of loan interest income.

Accelerated prepayments may adversely affect net interest income.

Net interest income could be affected by prepayments of mortgage-backed securities. Acceleration in the prepayments of mortgage-backed securities would lower yields on these securities, as the amortization of premiums paid upon the acquisition of these securities would accelerate. Conversely, acceleration in the prepayments of mortgage-backed securities would increase yields on securities purchased at a discount, as the accretion of the discount would accelerate. These risks are directly linked to future period market interest rate fluctuations. Also, net interest income in future periods might be affected by our investment in callable securities because future lower rate scenarios might prompt the early redemption of such securities.

Changes in interest rates on loans and borrowings may adversely affect net interest income.

Basis risk is the risk of adverse consequences resulting from unequal changes in the difference, also referred to as the “spread,” between two or more rates for different instruments with the same maturity and occurs when market rates for different financial instruments or the indices used to price assets and liabilities change at different times or by different amounts. The interest expense for liability instruments, such as brokered CDs, may change by the same amount as interest income received from loans or investments. To the extent that the interest rates on loans and borrowings change at different speeds and by different amounts, the margin between our LIBOR-based assets and the higher cost of the brokered CDs may compress and adversely affect net interest income.

If all or a significant portion of the unrealized losses in our investment securities portfolio on our consolidated balance sheet is determined to be other-than-temporarily impaired, we would recognize a material charge to our earnings and our capital ratios would be adversely affected.

For the years ended December 31, 2009, 2010, and 2011, we recognized a total of $1.7 million, $1.2 million, and $2.0 million, respectively, in other-than-temporary impairments. Since December 31, 2011, we have recognized a total of $1.9 million in other-than-temporary impairments. To the extent that any portion of the unrealized losses in our investment securities portfolio of $17.9 million as of September 30, 2012 is determined to be other-than-temporary and, in the case of debt securities, the loss is related to credit factors, we would recognize a charge to earnings in the quarter during which such determination is made and capital ratios could be adversely affected. Even if we do not determine that the unrealized losses associated with this portfolio require an impairment charge, increases in these unrealized losses adversely affect our tangible common equity ratio, which may adversely affect credit rating agency and investor sentiment towards us. Any negative perception also may adversely affect our ability to access the capital markets or might increase our cost of capital. Valuation and other-than-temporary impairment determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors.

Downgrades in our credit ratings could further increase the cost of borrowing funds.

The Corporation’s ability to access new non-deposit sources of funding could be adversely affected by downgrades in our credit ratings. The Corporation’s liquidity is contingent upon its ability to obtain external sources of funding to finance its operations. The Corporation’s current credit ratings and any downgrades in such credit ratings can hinder the Corporation’s access to external funding and/or cause external funding to be more expensive, which could in turn adversely affect results of operations. Also, changes in credit ratings may further affect the fair value of certain unsecured derivatives that consider the Corporation’s own credit risk as part of the valuation.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risk could adversely affect our consolidated results of operations.

We may fail to identify and manage risks related to a variety of aspects of our business, including, but not limited to, operational risk, interest-rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted and periodically improved various controls, procedures, policies and systems to monitor and manage risk. Any improvements to our controls, procedures, policies and systems, however, may not be adequate to identify and manage the risks in our various businesses. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or our businesses or for other reasons, we could incur losses or suffer reputational damage or find ourselves out of compliance with applicable regulatory mandates or expectations.

We may also be subject to disruptions from external events that are wholly or partially beyond our control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our consolidated results of operations could be negatively affected. When we record balance sheet reserves for probable loss contingencies related to operational losses, we may be unable to accurately estimate our potential exposure, and any reserves we establish to cover operational losses may not be sufficient to cover our actual financial exposure, which may have a material adverse impact on our consolidated results of operations or financial condition for the periods in which we recognize the losses.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to hire people or retain them, particularly in light of uncertainty concerning evolving compensation restrictions applicable to banks but not applicable to other financial services firms. The unexpected loss of services of one or more of our key employees could adversely affect our business because of the loss of their skills, knowledge of our markets and years of industry experience and, in some cases, because of the difficulty of promptly finding qualified replacement personnel. Similarly, the loss of key employees, either individually or as a group, could result in a loss of customer confidence in our ability to execute banking transactions on their behalf.

Further increases in the FDIC deposit insurance premium or in FDIC required reserves may have a significant financial impact on us.

The FDIC insures deposits at FDIC-insured depository institutions up to certain limits. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund (the “DIF”). Current economic conditions during the last few years have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

The Dodd-Frank Act signed into law on July 21, 2010 requires the FDIC to increase the DIF’s reserves against future losses, which will require institutions with assets greater than $10 billion to bear an increased responsibility for funding the prescribed reserve to support the DIF. Since then, the FDIC addressed plans to bolster the DIF by increasing the required reserve ratio for the industry to 1.35 percent (ratio of reserves to insured deposits) by September 30, 2020, as required by the Dodd-Frank Act. The FDIC has also adopted a final rule raising its industry target ratio of reserves to insured deposits to 2 percent, 65 basis points above the statutory minimum, but the FDIC does not project that goal to be met until 2027.

In February 2011, the FDIC issued a final rule that amended its deposit insurance assessment regulations. The final rule implemented a provision in the Dodd-Frank Act that changes the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average Tier 1 capital. The rule also changed the assessment rate schedules for insured depository institutions so that approximately the same amount of revenue would be collected under the new assessment base as would be collected under the current rate schedule and the schedules previously proposed by the FDIC. The rule also revised the risk-based assessment system for all large insured depository institutions (generally, institutions with at least $10 billion in total assets, such as FirstBank). Under the rule, the FDIC uses a scorecard method to calculate assessment rates for all such institutions.

The FDIC may further increase FirstBank’s premiums or impose additional assessments or prepayment requirements in the future. The Dodd-Frank Act has removed the statutory cap for the reserve ratio, leaving the FDIC free to set this cap going forward.

Losses in the value of investments in entities that the Corporation does not control could have an adverse effect on the Corporation’s financial condition or results of operations.

The corporation has investments in entities that it does not control, including a 35% subordinated ownership interest in CPG/GS PR NPL, LLC (“CPG/GS”), organized under the laws of the Commonwealth of Puerto Rico, which is majority owned by PRLP Ventures LLC (“PRLP”), a company created by Goldman Sachs and Co. and Caribbean Property Group. CPG/GS is seeking to maximize the recovery of its investment in loans that it acquired from FirstBank. The Corporation’s 35% interest in CPG/GS is subordinated to the interest of the majority investor in CPG/GS, which is entitled to recover its investment and receive a priority 12% return on its invested capital. The Corporation’s equity interest of $32.3 million is also subordinated to the aggregate amount of its loans to CPG/GS in the amount of $84.1 million as of September 30, 2012. Therefore, the Corporation will not receive any return on its $32.3 million investment until PRLP receives an aggregate amount equivalent to its initial investment and a priority return of at least 12%, resulting in FirstBank’s interest in CPG/GS being subordinated to PRLP’s interest.

The Corporation’s interests in CPG/GS and other entities that it does not control preclude it from exercising control over the business strategy or other operational aspects of these entities. The Corporation cannot provide assurance that these entities will operate in a manner that will increase the value of the Corporation’s investments, that the Corporation’s proportionate share of income or losses from these entities will continue at the current level in the future or that the Corporation will not incur losses from the holding of such investments. Losses in the values of such investments could adversely affect the Corporation’s results of operations.

We may not be able to recover all assets pledged to Lehman Brothers Special Financing, Inc.

Lehman Brothers Special Financing, Inc. (“Lehman”) was the counterparty to First BanCorp on certain interest rate swap agreements. During the third quarter of 2008, Lehman failed to pay the scheduled net cash settlement due to us, which constituted an event of default under those interest rate swap agreements. We terminated all interest rate swaps with Lehman and replaced them with other counterparties under similar terms and conditions. In connection with the unpaid net cash settlement under the swap agreements, we have an unsecured counterparty exposure with Lehman, which filed for bankruptcy on October 3, 2008, of approximately $1.4 million. This exposure was reserved in the third quarter of 2008. We had securities pledged as collateral with a $63.6 million face value to guarantee our performance under the swap agreements in the event payment thereunder was required.

Since the second quarter of 2009, the Corporation has maintained a non-performing asset with a book value of $64.5 million in addition to accrued interest of $2.1 million related to the collateral pledged with Lehman. We believe that the securities pledged as collateral should not be part of the Lehman bankruptcy estate given the facts that the posted collateral constituted a performance guarantee under the swap agreements and was not part of a financing agreement, and that ownership of the securities was never transferred to Lehman. Upon termination of the interest rate swap agreements, Lehman’s obligation was to return the collateral to us. During the fourth quarter of 2009, we discovered that Lehman Brothers, Inc., acting as agent of Lehman, had deposited the securities in a custodial account at JP Morgan Chase, and that, shortly before the filing of the Lehman bankruptcy proceedings, it had provided instructions to have most of the securities transferred to Barclays Capital (“Barclays”) in New York. After Barclays’ refusal to turn over the securities, we filed a lawsuit against Barclays in federal court in New York demanding the return of the securities in December 2009. During February 2010, Barclays filed a motion with the court requesting that our claim be dismissed on the grounds that the allegations of the complaint are not sufficient to justify the granting of the remedies therein sought. Shortly thereafter, we filed our opposition motion. A hearing on the motions was held in court on April 28, 2010. The court, on that date, after hearing the arguments by both sides, concluded that our equitable-based causes of action, upon which the return of the investment securities is being demanded, contain allegations that sufficiently plead facts warranting the denial of Barclays’ motion to dismiss our claim. Accordingly, the judge ordered the case to proceed to trial.

Subsequent to the court decision, the district court judge transferred the case to the Lehman bankruptcy court for trial. Upon such transfer, the bankruptcy court began to entertain the pre-trial procedures including discovery of evidence. In this regard, an initial scheduling conference was held before the U.S. Bankruptcy Court for the Southern District of New York on November 17, 2010, at which time a proposed case management plan was approved. Discovery pursuant to that case management plan has been completed. The parties filed dispositive motions on September 13, 2012. Oppositions to such motions and replies thereto were filed in October 2012 and November 2012, respectively. We may not succeed in our litigation against Barclays to recover all or a substantial portion of the securities.

Additionally, we continue to pursue our claim filed in January 2009 in the proceedings under the Securities Protection Act with regard to Lehman Brothers, Inc. in the U.S. Bankruptcy Court for the Southern District of New York.

An estimated loss has not been accrued as the Corporation is unable to determine the timing of the claim resolution or whether it will succeed in recovering all or a substantial portion of the collateral or its equivalent value.

Because we have not had the benefit of the use of the investment securities pledged to Lehman (i.e., ability to sell, pledge or transfer), and because we have not received principal or interest payments since 2008 (after the collapse of Lehman), the appropriate carrying value of these securities has been under review with our regulators, with recent heightened concern due to the complex and lengthy litigation regarding this matter. If, as a result of these discussions, developments in the litigation, or for other reasons, we should determine that it is probable that the asset has been impaired and that we need to recognize a partial or full loss for the investment securities we pledged to Lehman, such an action would adversely affect our results of operations in the period in which such action is taken. The Corporation expects to reassess the recoverability of the asset upon the resolution of the dispositive motions filed with the court.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or an adverse effect on our reputation among investors or on customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition.

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

The resolution of legal actions or regulatory matters, if unfavorable, could have a material adverse effect on our consolidated results of operations for the quarter in which such actions or matters are resolved or a reserve is established.

Our businesses may be negatively affected by adverse publicity or other reputational harm.

Our relationships with many of our customers are predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, like the Regulatory Agreements, litigation, operational failures, the failure to meet customer expectations and other issues with respect to one or more of our businesses could materially and adversely affect our reputation or our ability to attract and retain customers or obtain sources of funding for the same or other businesses. Preserving and enhancing our reputation also depends on maintaining systems and procedures that address known risks and regulatory requirements, as well as our ability to identify and mitigate additional risks that arise due to changes in our businesses, the market places in which we operate, the regulatory environment and customer expectations. If any of these developments has a material adverse effect on our reputation, our business will suffer.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of U.S. Generally Accepted Accounting Principles (“GAAP”), which are periodically revised and expanded. Accordingly, from time to time, we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board. Market conditions have prompted accounting standard setters to promulgate new requirements that further interpret or seek to revise accounting pronouncements related to financial instruments, structures or transactions as well as to revise standards to expand disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in footnotes to our financial statements, which are incorporated herein by reference. An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Any impairment of our goodwill or amortizable intangible assets may adversely affect our operating results.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings. Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of the goodwill or amortizable intangible assets may not be recoverable, include reduced future cash flow estimates and slower growth rates in the industry.

The goodwill impairment evaluation process requires us to make estimates and assumptions with regards to the fair value of our reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact our results of operations and the reporting unit where the goodwill is recorded.

We conducted our 2011 evaluation of goodwill during the fourth quarter of 2011. This evaluation was a two-step process. The Step 1 evaluation of goodwill allocated to the Florida reporting unit, which is one level below the U.S. Operations segment, indicated potential impairment of goodwill. The Step 1 fair value for the unit was below the carrying amount of its equity book value as of the October 1, 2011 valuation date, requiring the completion of Step 2. Step 2 required a valuation of all assets and liabilities of the Florida reporting unit, including any recognized and unrecognized intangible assets, to determine the fair value of net assets. To complete Step 2, we subtracted from the unit’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. Although the results of the Step 2 analysis indicated that the implied fair value of goodwill of $40.4 million exceeded the goodwill carrying value of $27 million, no assurance can be given that no goodwill impairment will be recognized in the future. There have been no events related to the Florida reporting unit that could indicate potential goodwill impairment since the date of the last evaluation; therefore, no goodwill impairment evaluation was performed during the first nine months of 2012. If we are required to record a charge to earnings in our consolidated financial statements because an impairment of the goodwill or amortizable intangible assets is determined, our results of operations could be adversely affected.

The Corporation’s judgments regarding accounting policies and the resolution of tax disputes may impact the Corporation’s earnings and cash flow.

Significant judgment is required in determining the Corporation’s effective tax rate and in evaluating its tax positions. The Corporation provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement criteria prescribed by applicable GAAP.

Fluctuations in federal, state, local and foreign taxes or a change to uncertain tax positions, including related interest and penalties, may impact the Corporation’s effective tax rate. When particular tax matters arise, a number of years may elapse before such matters are audited and finally resolved. In addition, tax positions may be challenged by the U.S. Internal Revenue Service (“IRS”) and the tax authorities in the jurisdictions in which we operate, and we may estimate and provide for potential liabilities that may arise out of tax audits to the extent that uncertain tax positions fail to meet the recognition standard under applicable GAAP. Unfavorable resolution of any tax matter could increase the effective tax rate and could result in a material increase in our tax expense. Resolution of a tax issue may require the use of cash in the year of resolution. With respect to FirstBank, the years 2007 through 2009 have been examined by the IRS and disputed issues have been taken to administrative appeals. Although the timing of the resolution and/or closure of audits is highly uncertain, the Corporation believes it is reasonably possible that the IRS will conclude this audit within the next twelve months. If any issues addressed in this audit are resolved in a manner not consistent with the Corporation’s expectations, the Corporation could be required to adjust its provision for income taxes in the period in which such resolution occurs. The Corporation currently cannot reasonably estimate a range of possible changes to existing reserves.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly and, in order to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.

RISKS RELATING TO BUSINESS ENVIRONMENT AND OUR INDUSTRY

Difficult market conditions have affected the financial industry and may adversely affect us in the future.

Given that most of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are exposed to downturns in the U.S. economy. Continued high levels of unemployment and underemployment in the United States and depressed real estate valuations have negatively impacted the credit performance of mortgage loans, credit default swaps and other derivatives, and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs have caused many financial institutions to seek additional capital from private and government entities, merge with larger and stronger financial institutions and, in some cases, fail.

A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and other financial institutions. In particular, we may face the following risks in connection with these events:

•	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite the loans become less predictive of future behaviors.

•

The models used to estimate losses inherent in the credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the models.

•

Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government-sponsored entities and repurchase agreements) on favorable terms, or at all, could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competitive dynamics in the industry could change as a result of consolidation of financial services companies in connection with current market conditions.

•	We may be unable to comply with the Regulatory Agreements, which could result in further regulatory enforcement actions.

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	There may be downward pressure on our stock price.

If current levels of market disruption and volatility worsen, our ability to access capital and our business, financial condition and results of operations may be materially and adversely affected.

Continuation of the economic slowdown and decline in the real estate market in the U.S. mainland and in Puerto Rico could continue to harm our results of operations.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The market for residential mortgage loan originations has declined over the past few years and this trend may continue to reduce the level of mortgage loans we produce in the future and adversely affect our business. During periods of rising interest rates, the refinancing of many mortgage products tends to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values. Over the past few years, residential real estate values in many areas of the U.S. and Puerto Rico have decreased significantly, which has led to lower volumes and higher losses across the industry, adversely impacting our mortgage business.

The actual rates of delinquencies, foreclosures and losses on loans have been higher during the economic slowdown. Rising unemployment, lower interest rates and declines in housing prices have had a negative effect on the ability of borrowers to repay their mortgage loans. Any sustained period of increased delinquencies, foreclosures or losses could continue to harm our ability to sell loans, the prices we receive for loans, the values of mortgage loans held for sale or residual interests in securitizations, which could continue to harm our financial condition and results of operations. In addition, any additional material decline in real estate values would further weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such real estate arising from borrower defaults to the extent not covered by third-party credit enhancement.

Our credit quality may be adversely affected by Puerto Rico’s current economic condition.

A significant portion of our financial activities and credit exposure is concentrated in the Commonwealth of Puerto Rico, which has been in a recession since March 2006. After the first six months of fiscal year 2012-2013, the main economic indicators suggest that the Puerto Rico economy remains weak. Except for cement sales, retail sales and revenues from the sales tax, most of the indicators, particularly employment, show that the economy is in a state of low productivity. Until October 2012, the Government Development Bank for Puerto Rico’s Economic Activity Index showed a weakness compared to previous months.

The government of the Commonwealth of Puerto Rico has been addressing fiscal deficits, which, in 2009, was estimated at approximately $3.3 billion or over 30% of its annual budget. The Government has implemented a multi-year budget plan for reducing the deficit, as its access to the municipal bond market and its credit ratings depend, in part, on achieving a balanced budget. Some of the measures implemented by the government include reducing expenses, including public-sector employment through employee layoffs and debt restructurings. Since the government is an important source of employment in Puerto Rico, these measures had a temporary adverse effect on the island’s already weak economy. Despite the adverse effects, the government has managed to decrease the fiscal budget deficit which, as of fiscal year 2011-2012, was around $1 billion and, as of fiscal year 2012-2013, was estimated at $1.1 billion. The Puerto Rico Labor Department reported an unemployment rate of 13.8% for the month of November 2012, a rate lower than the 14.2% for the month of May 2012, and the 15.5% for September 2011. In addition, the economy of Puerto Rico is very sensitive to the price of oil in the global market. Puerto Rico does not have significant mass transit available to the public and most of its electricity is powered by oil, making it highly sensitive to fluctuations in oil prices. A substantial increase in the price of oil could impact adversely the economy by reducing disposable income and increasing the operating costs of most businesses and government. Consumer spending is particularly sensitive to wide fluctuations in oil prices.

The decline in Puerto Rico’s economy since 2006 has resulted in, among other things, a downturn in our loan originations, an increase in the level of our non-performing assets, loan loss provisions and charge-offs, particularly in our construction and commercial loan portfolios, an increase in the rate of foreclosure loss on mortgage loans, and a reduction in the value of our loans and loan servicing portfolio, all of which have adversely affected our profitability. If the decline in economic activity continues, there could be further adverse effects on our profitability.

On June 6, 2012, Standard and Poor’s (S&P) revised the general obligation (GO) outlook for the Commonwealth of Puerto Rico, changing it from stable to negative while maintaining the rating of BBB. S&P based the decision on its strong concerns with the continued deterioration of the severely underfunded government retirement systems, weak economic trends and weak finances. On June 26, 2012, S&P revised its outlook on the Government Development Bank for Puerto Rico from stable to negative, while maintaining the rating of BBB. According to S&P, the decision was based on the strong ties that the Government Development Bank shares with the Puerto Rico Government and its public corporations, especially as a source of funding; and, since the outlook for Puerto Rico GO was downgraded, the logical progression called for a downgrade of the Government Development Bank’s rating.

Moody’s announced a downgrade on July 18, 2012 with respect to the Puerto Rico Sales Tax Financing Corporation’s (COFINA) outstanding senior sales tax revenues bonds and outstanding subordinate tax revenue bonds, which were downgraded to Aa3 from Aa2 and A3 from A1, respectively. The downgrade responds to Moody’s concern regarding the escalating debt service and a lack of adequate sales tax revenue growth, which could ultimately lead to a decrease in coverage.

On December 13, 2012, Moody’s downgraded the general obligation rating of the Commonwealth of Puerto Rico to Baa3 from Baa1 with a negative outlook. Moody’s based its decision on the fact that economic growth prospects in Puerto Rico remain weak after six years of recession and could be further dampened by Puerto Rico’s efforts to control spending and reform its retirement system, debt levels are very high and continue to grow, financial performance has been weak and the lack of a clear timetable for pension reform.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by future failures of financial institutions and the actions and commercial soundness of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure the obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays in recovering the assets posted as collateral, as we have with the investment securities posted as collateral for a Lehman interest rate swap agreement, or we may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty.

In addition, many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, the credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Any losses resulting from our routine funding transactions may materially and adversely affect our financial condition and results of operations.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

We and our subsidiaries are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we are asked to provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers.

The financial crisis resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. government intervened on an unprecedented scale, responding by temporarily enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances and increasing insurance on bank deposits.

These programs have subjected financial institutions, particularly those participating in Troubled Asset Relief Program (the “TARP”), to additional restrictions, oversight and costs. In addition, new proposals for legislation are periodically introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If these regulatory trends continue, they could adversely affect our business and, in turn, our consolidated results of operations.

Financial services legislation and regulatory reforms may have a significant impact on our business and results of operations and on our credit ratings.

We face increased regulation and regulatory scrutiny as a result of our participation in the TARP. On July 20, 2010, we issued shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (the “Series G Preferred Stock”), to the Treasury in exchange for the shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series F (“Series F Preferred Stock”), we sold to the Treasury in 2009, plus accrued and unpaid dividends pursuant to an exchange agreement with the Treasury dated as of July 7, 2010, as amended (“Exchange Agreement”). We also issued to the Treasury the Warrant, which amends, restates and replaces the original Warrant that we issued to the Treasury in January 2009 under the TARP. On October 7, 2011, we issued 32,941,797 shares of Common Stock to the Treasury upon conversion of all of the Series G Preferred Stock.

The Dodd-Frank Act significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes, and the regulations developed and to be developed thereunder include or will include, provisions affecting large and small financial institutions alike.

The Dodd-Frank Act, among other things, imposes capital requirements on bank holding companies; changes the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base, and permanently raises the current standard deposit insurance limit to $250,000; and expands the FDIC’s authority to raise insurance premiums. The legislation also calls for the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to “offset the effect” of increased assessments on insured depository institutions with assets of less than $10 billion.

The Dodd-Frank Act also limits interchange fees payable on debit card transactions, established the Consumer Financial Protection Bureau (the “CFPB”) as an independent entity within the Federal Reserve Board and contains provisions on mortgage-related matters such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The CFPB has broad rulemaking, supervisory and enforcement authority over FirstBank and its affiliates with respect to consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards they offer.

In July 2011, the CFPB advised us and other banks deemed to be “large banks” under the Dodd-Frank Act as to the agency’s approach to supervision and examination, which began on July 21, 2011. The CFPB supervision and examination approach will be guided toward protecting consumers and compliance with federal consumer financial protection laws.

On January 10, 2013, the CFPB issued a final rule which, among other things, sets forth criteria for defining a “qualified mortgage” for purposes of the Truth in Lending Act, as amended by the Dodd-Frank Act, and outlines certain minimum requirements for mortgage lenders to determine whether a consumer has the ability to repay the mortgage. This rule also affords safe harbor legal protections for lenders making qualified loans that are not “higher priced.” It is unclear how this rule, or this rule in tandem with an anticipated final rule to be issued jointly by other regulators defining “qualified residential mortgage” and setting credit risk retention standards for loans that are to be packaged and sold as securities, will affect the mortgage lending market by potentially curbing competition, increasing costs or tightening credit availability.

On January 17, 2013, the CFPB issued final regulations containing new mortgage servicing rules that will take effect in January 2014 and be applicable to FirstBank. The announced goal of the CFPB is to bring greater consumer protection to the mortgage servicing market. These changes will affect notices to be given to consumers as to billing and payoff statements, delinquency, foreclosure alternatives, loss mitigation applications, interest rate adjustments and options for avoiding “force-placed” insurance. Servicers will be prohibited from processing foreclosures when a loan modification is pending, and must wait until a loan is more than 120 days delinquent before initiating a foreclosure action. The servicer must provide delinquent borrowers with direct and ongoing access to personnel, and provide prompt review of any loss mitigation application. Servicers must maintain accurate and accessible mortgage records for the life of a loan and until one year after the loan is paid off or transferred. Servicers will be required to establish servicing policies and procedures designed to achieve the objectives of the rules. These new standards are expected to add to the cost of conducting a mortgage servicing business.

The Dodd-Frank Act also includes provisions that affect corporate governance and executive compensation at all publicly-traded companies and allows financial institutions to pay interest on business checking accounts. The legislation also restricts proprietary trading, places restrictions on the owning or sponsoring of hedge and private equity funds, and regulates the derivatives activities of banks and their affiliates.

The Collins Amendment in the Dodd-Frank Act, among other things, requires the federal banking agencies to establish minimum leverage and risk-based capital requirements that will apply to both insured banks and their holding companies. Regulations implementing the Collins Amendment became effective on July 28, 2011 and set as a floor for the capital requirements of the Corporation and FirstBank a minimum capital requirement computed using the FDIC’s general risk-based capital rules. On June 12, 2012, the federal banking agencies issued three notices of proposed rulemaking (NPRs) that would revise current capital rules. Two are applicable to the Bank and Corporation. The first, “Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Minimum Regulatory Capital Ratios, Capital Adequacy, Transition Provisions and Prompt Corrective Action” applies to both the Bank and the Corporation. If adopted, this NPR would increase the quantity and quality of capital required by providing for a new minimum common equity Tier I ratio of 4.5% of risk-weighted assets and a common equity Tier I capital conservation buffer of 2.5% of risk-weighted assets. This first NPR would also revise the definition of capital to improve the ability of regulatory capital instruments to absorb losses and establish limitations on capital distributions and certain discretionary bonus payments if additional specified amounts, or “buffers”, of common equity Tier I capital are not met, and would introduce a supplementary leverage ratio for internationally active banking organizations. This NPR would also establish a more conservative standard for including an instrument such as trust preferred securities as Tier I capital for bank holding companies with total consolidated assets of $15 billion or more as of December 31, 2009, setting out a phase-out schedule for such instruments beginning in January 2013. Under the first NPR, the Corporation will phase out its inclusion in Tier 1 Capital of trust preferred securities in the amount of $225 million beginning with a 25 percent exclusion starting on January 1, 2013, to full exclusion on January 1, 2016 and thereafter.

The second NPR, “Regulatory Capital Rules: Standardized Approach for Risk-Weighted Assets; Market Discipline and Disclosure Requirements,” would also apply to both the Bank and the Corporation. This NPR would revise and harmonize the bank regulators’ rules for calculating risk-weighted assets to enhance risk sensitivity and address weaknesses that have been identified recently. These changes to the risk-weighted assets calculation would be effective from January 1, 2015 and would likely lead to an increase in our risk-weighted assets, which in some cases could be significant. Based on our current interpretation of the proposed Basel III capital rules we anticipate exceeding the minimum capital ratios over the first two years of the phase-in schedules established in the first NPR, while we continue to evaluate the effect of the second NPR and the fully phased-in impact of Basel III proposed capital rules.

On November 9, 2012, the federal banking agencies announced that none of the three NPRs they issued in June 2012 would become effective on January 1, 2013. The federal banking agencies did not specify new effective dates for the NPRs.

The federal banking agencies also issued on June 12, 2012 the final market risk capital rule that was proposed in 2011. The final rule, effective on January 1, 2013, amends the calculation of market risk to better characterize the risks facing a particular institution and to help ensure the adequacy of capital related to the institution’s market risk-related positions. It establishes more explicit eligibility criteria than existing market risk capital rules for positions that receive market risk capital treatment, sets requirements for prudent valuations, robust stress testing and the control, oversight and validation mechanisms for models. It applies to a banking organization with aggregate trading assets and trading liabilities equal to 10% or more of quarter-end total assets, or aggregate trading assets and liabilities equal to $1 billion or more; therefore, these rules will not be applicable to the Bank and the Corporation, based on our assets at this time.

On June 29, 2011, the Federal Reserve Board approved a final debit card interchange rule that caps a debit card issuer’s base fee at 21 cents per transaction and allows an additional 5-basis point charge per transaction to help cover fraud losses. The rule became fully operational on October 1, 2011. The debit card interchange rule reduced our interchange fee revenue in line with industry-wide expectations, beginning with the quarter ended December 31, 2011. The new pricing restriction negatively impacted our fee income by approximately $2.5 million to $3.0 million.

The Federal Reserve Board in December 2011 issued an NPR to implement the enhanced prudential standards and early remediation requirements established under the Dodd-Frank Act. The December 2011 proposal would require all bank holding companies and state member banks with more than $10 billion in total consolidated assets, such as the Corporation, to comply with the requirements to conduct annual company-run stress tests beginning on the effective date of the final rule. On October 9, 2012, the Federal Reserve Board issued a final rule that generally requires bank holding companies with total consolidated assets of between $10 billion and $50 billion to comply with annual stress testing requirements beginning in September 2013.

On January 17, 2012, the FDIC proposed a new regulation that would require state non-member banks with total consolidated assets of more than $10 billion, such as FirstBank, to conduct annual company-run stress tests. The proposed regulation, required by the Dodd-Frank Act, would require FirstBank to provide the FDIC with forward-looking information to assist the FDIC in its overall assessment of its capital adequacy, helping to better identify potential downside risks and the potential impact of adverse outcomes on its financial stability. On October 9, 2012, the FDIC issued a final rule that generally requires state non-member banks with total consolidated assets of between $10 billion and $50 billion to comply with annual stress testing requirements beginning in September 2013.

In May 2012, the federal banking agencies issued final supervisory guidance for stress testing practices applicable to banking organizations with more than $10 billion in total consolidated assets, such as FirstBank and the Corporation, which became effective on July 23, 2012. This guidance outlines general principles for a satisfactory stress testing framework and describes various stress testing approaches and how stress testing should be used at various levels within an organization. The guidance does not implement the aforementioned stress testing requirements in the Dodd-Frank Act or in the Federal Reserve Board’s capital plan rule that apply to certain companies, as those requirements have been or are being implemented through separate rulemaking by the respective agencies.

These provisions, or any other aspects of current or proposed regulatory or legislative changes to laws applicable to the financial services industry, may impact the profitability of our business activities or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations in order to comply and could, therefore, also materially and adversely affect our business, financial condition, and results of operations. Many provisions of the Dodd-Frank Act are to be phased in over a period of time. The ultimate effect of the Dodd-Frank Act on the financial services industry in general, and us in particular, may be adverse.

The U.S. Congress has also adopted additional consumer protection laws such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, and the Federal Reserve Board has adopted numerous new regulations addressing banks’ credit card, overdraft and mortgage lending practices. Additional consumer protection legislation and regulatory activity is anticipated in the near future.

Internationally, both the Basel Committee on Banking Supervision and the Financial Stability Board (established in April 2009 by the Group of Twenty Finance Ministers and Central Bank Governors to take action to strengthen regulation and supervision of the financial system with greater international consistency, cooperation and transparency) have committed to raise capital standards and liquidity buffers within the banking system (“Basel III”). On September 12, 2010, the Group of Governors and Heads of Supervision agreed to the calibration and phase-in of the Basel III minimum capital requirements (raising the minimum Tier 1 common equity ratio to 4.5% and minimum Tier 1 equity ratio to 6.0%, with full implementation by January 2015) and introducing a capital conservation buffer of common equity of an additional 2.5% with implementation by January 2019. U.S. regulators proposed regulations for implementing Basel III on June 12, 2012 (see discussion above).

On September 28, 2011, the Basel Committee announced plans to consider adjustments to the final liquidity charge to be imposed under Basel III, which liquidity charge would take effect on January 1, 2015. The liquidity coverage ratio being considered would require banks to maintain an adequate level of unencumbered high-quality liquid assets sufficient to meet liquidity needs for a 30 calendar-day liquidity stress period. On January 6, 2013, the Basel Committee announced that its liquidity coverage ratio would be phased-in annually beginning on January 1, 2015, when the minimum liquidity coverage ratio requirement would be set at 60%, then increasing an additional 10% annually until fully implemented on January 1, 2019. The Basel Committee also announced that a broader pool of assets would count as high-quality liquid assets, the numerator of the liquidity coverage ratio.

Such proposals and legislation, if finally adopted, would change banking laws and our operating environment and that of our subsidiaries in substantial and unpredictable ways. The ultimate effect that such proposals and legislation, if enacted, or regulations issued to implement the same, would have upon our financial condition or results of operations may be adverse.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations may be adverse.

RISKS RELATING TO AN INVESTMENT IN THE CORPORATION’S COMMON AND PREFERRED STOCK

Sales in the public market under an outstanding resale registration statement filed with the SEC by the small group of large stockholders that hold in the aggregate approximately 65.65% of our outstanding shares could adversely affect the trading price of our Common Stock and dilute existing holders of Preferred Stock that participate in the Exchange Offer.

The following stockholders individually own more than 10% of our outstanding shares of Common Stock, or an aggregate of approximately 65.65% of our outstanding shares of Common Stock: funds affiliated with THL, which own approximately 24.58%; funds managed by Oaktree, which own approximately 24.58%; and Treasury, which owns approximately 16.49%, including the shares of Common Stock issuable upon exercise of a warrant. We are obligated to keep the prospectus, which is part of the resale registration statement, current so that the securities can be sold in the public market at any time. The resale of the securities in the public market, or the perception that these sales might occur, could cause the market price of our Common Stock to decline and dilute existing holders of Preferred Stock that participate in the Exchange Offer.

Issuance of additional equity securities in the public market and other capital management or business strategies that we may pursue could depress the market price of our Common Stock and could result in dilution of holders of our Common Stock and Preferred Stock, including holders of Preferred Stock that participate in the Exchange Offer.

Generally, we are not restricted from issuing additional equity securities, including Common Stock. We may choose or be required in the future to identify, consider and pursue additional capital management strategies to bolster our capital position. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our Common Stock or preferred securities) in the future for a number of reasons, including to finance our operations and business strategy, to adjust our leverage ratio, to address regulatory capital concerns, to restructure currently outstanding debt or equity securities or to satisfy our obligations upon the exercise of outstanding options or warrants. Future issuances of our equity securities, including Common Stock, in any transaction that we may pursue may dilute the interests of our existing holders of our Common Stock and Preferred Stock and cause the market price of our Common Stock to decline.

The participants in the Exchange Offer may also experience additional dilution upon the exercise by the Treasury of its warrant. The Corporation has outstanding a warrant held by the Treasury to purchase 1,285,899 shares of Common Stock. If the warrant is exercised, the issuance of shares of Common Stock would reduce our income per share, and further reduce the book value per share and voting power of the participants in the Exchange Offer.

Additionally, THL, Oaktree and Wellington have anti-dilution rights, which they acquired when they purchased shares of Common Stock in the capital raise, that will be triggered, subject to certain exceptions, if we issue additional Common Stock, including if the Corporation issues more than 8 million shares of Common Stock in the Exchange Offer. In such a case, THL, Oaktree and Wellington will have the right to acquire the amount of shares of Common Stock (at the same price offered in the Exchange Offer) that will enable them to maintain their percentage ownership interest in the Corporation.

The market price of our Common Stock may continue to be subject to significant fluctuations and volatility.

The stock markets have experienced high levels of volatility during the last few years. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our Common Stock. In addition, the market price of our Common Stock has been subject to significant fluctuations and volatility because of factors specifically related to our businesses and may continue to fluctuate or decline.

Factors that could cause fluctuations, volatility or a decline in the market price of our Common Stock, many of which could be beyond our control, include the following, in addition to the sale of the Shares in this offering:

•	our ability to comply with the Regulatory Agreements;

•	any additional regulatory actions against us;

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors, including any failures of banks;

•

changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to the financial crisis and global economic downturn and those that may be specifically directed to us;

•	a continuing recession in the Puerto Rico market and a lack of growth in our other principal markets in the Virgin Islands and the United States;

•	the departure of key employees;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	operating and stock price performance of companies that investors deem comparable to us; and

•	the public perception of the banking industry and its safety and soundness.

In addition, the stock market in general, and the NYSE and the market for commercial banks and other financial services companies in particular, have experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

Our suspension of dividends may have adversely affected and may further adversely affect our stock price and could result in the expansion of our Board of Directors.

In March 2009, the Federal Reserve Board issued a supervisory guidance letter intended to provide direction to bank holding companies (“BHCs”) on the declaration and payment of dividends, capital redemptions and capital repurchases by BHCs in the context of their capital planning process. The letter reiterates the long-standing Federal Reserve Board supervisory policies and guidance to the effect that BHCs should only pay dividends from current earnings. More specifically, the letter heightens expectations that BHCs will inform and consult with the Federal Reserve Board supervisory staff on the declaration and payment of dividends that exceed earnings for the period for which a dividend is being paid. In consideration of the financial results reported for the second quarter ended June 30, 2009, we decided, as a matter of prudent fiscal management and following the Federal Reserve Board guidance, to suspend the payment of dividends. Furthermore, our FED Agreement with the Federal Reserve Board precludes us from declaring any dividends without the prior approval of the Federal Reserve. We cannot anticipate if and when the payment of dividends might be reinstated.

This suspension may have adversely affected and may continue to adversely affect our stock price. Further, because dividends on our Preferred Stock have not been paid since we suspended dividend payments in August 2009, the holders of Preferred Stock have the right to appoint two additional members to our Board of Directors. Any member of the Board of Directors appointed by the holders of Preferred Stock is required to vacate his or her office if the Corporation returns to payment of dividends in full for twelve consecutive monthly dividend periods. If the certificates of designation for the Preferred Stock are amended to remove the right to appoint members of the Board of Directors, the removal of this right may adversely affect the stock price of the Preferred Stock given that this right is a typical right of holders of preferred stock.

RISKS RELATING TO THE RIGHTS OF HOLDERS OF OUR COMMON STOCK COMPARED TO THE RIGHTS OF HOLDERS OF OUR DEBT OBLIGATIONS AND SHARES OF PREFERRED STOCK

The holders of our debt obligations, which, as of September 30, 2012, were in the aggregate amount of approximately $231.9 million, and the holders of any shares of Preferred Stock remaining if we complete the Exchange Offer will have priority over our Common Stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of dividends.

In any liquidation, dissolution or winding up of First BanCorp, our Common Stock would rank below all debt claims against us and claims of any outstanding shares of Preferred Stock remaining if we complete the Exchange Offer. Currently, outstanding shares of Preferred Stock have a liquidation preference of approximately $63 million. Holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of First BanCorp until after all our obligations to our debt holders have been satisfied and holders of any outstanding Preferred Stock and trust preferred securities have received any payment or distribution due to them. As a result, holders of our Common Stock could lose all or a part of their investment.

In addition, we are required to pay dividends on any remaining Preferred Stock before we pay any dividends on our Common Stock. Holders of our Common Stock will not be entitled to receive payment of any dividends on their shares of our Common Stock unless and until we obtain the Federal Reserve’s approval to resume payments of dividends on Preferred Stock and on Common Stock. We may not obtain such approval.

Future offerings of preferred securities, which would likely be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

If the Regulatory Agreements are terminated and we resume the payment of dividends on our outstanding Preferred Stock, our Board of Directors will again be authorized to issue one or more classes or series of preferred securities from time to time without any action on the part of the stockholders. Our Board of Directors would have the power, without stockholder approval, to set the terms of any such classes or series of preferred securities that may be issued, including voting rights, dividend rights and preferences over our Common Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue shares of preferred securities in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, or if we issue shares of preferred securities with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock will be adversely affected and the market price of our Common Stock could be adversely affected.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The following data summarizes our consolidated financial information as of and for each of the five years ended December 31, 2011 and the interim periods ended September 30, 2012 and 2011. You should read the following financial data in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included in our Annual Reports on Form 10-K for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2012 and 2011 from which this information is derived. For more information, see “Incorporation of Certain Documents By Reference.”

(in thousands, except per share data)	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011		2010	2009	2008	2007
Condensed Income Statements:
Total interest income	$472,723	502,863	$659,615		$832,686	$996,574	$1,126,897	$1,189,247
Net interest income	336,074	294,969	393,512		461,675	519,042	527,881	451,016
Non-interest income	37,623	93,311	107,981		117,903	142,264	74,643	67,156
Non-interest expenses	263,978	252,228	338,054		366,158	352,101	333,371	307,843
Net income (loss)	15,247	(67,390)	(82,232)		(524,308)	(275,187)	109,937	68,136
Net income (loss) attributable to common stockholders—diluted	15,247	(88,785)	195,763		(122,045)	(322,075)	69,661	27,860
Per Common Share Results:
Net income (loss) per common share—basic	$0.07	(4.17)	$2.69		$(10.79)	$(52.22)	$11.30	$4.83
Net income (loss) per common share—diluted	0.07	(4.17)	2.18		(10.79)	(52.22)	11.28	4.81
Cash dividends declared	—	—	—		—	2.10	4.20	4.20
Book value per common share	6.89	26.12	6.73		29.71	108.70	161.76	141.32
Ratio of Earnings to Fixed Charges (excluding interest on deposits)	1.14	(A )	(A	)	(A )	(A )	1.13	1.12
Balance Sheet Data:
Cash and due from banks	$786,788	612,721	$206,897		$254,723	$679,798	$329,730	$195,809
Money market and investment securities	1,854,435	2,092,293	2,200,888		3,369,332	4,866,617	5,709,154	4,811,413
Total loans, net	9,810,982	10,127,060	10,081,299		11,403,177	13,421,106	12,806,766	11,609,578
Total assets	13,139,747	13,475,572	13,127,275		15,593,077	19,628,448	19,491,268	17,186,931
Total deposits	9,896,402	10,657,311	9,907,754		12,059,110	12,669,047	13,057,430	11,034,521
Borrowings	1,650,399	1,662,513	1,622,741		2,311,848	5,214,147	4,736,670	4,460,006
Preferred stock of Treasury	0	367,451	0		361,962	378,492	0	0
Preferred Stock	63,047	63,047	63,047		63,047	550,016	550,100	550,100

(A) For the nine months ended September 30, 2011 and the years ended December 31, 2011, 2010, and 2009, the ratio coverage was less than 1:1.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012 and as adjusted to give effect to the Exchange Offer.

(in thousands)		As of September 30, 2012
	As reported	As adjusted
		Low Participation (1)	High Participation (2)
Long term borrowings	$231,959	$231,959	$231,959
Stockholders’ equity
Preferred stock, $1.00 par value, authorized 50,000,000 shares; shares issued 22,828,174; shares outstanding 2,521,872; aggregate liquidation value $63,047
450,195 shares of Series A Preferred Stock outstanding	11,255	3,752	—
475,987 shares of Series B Preferred Stock outstanding	11,900	3,967	—
460,611 shares of Series C Preferred Stock outstanding	11,515	3,838	—
510,592 shares of Series D Preferred Stock outstanding	12,765	4,255	—
624,487 shares of Series E Preferred Stock outstanding	15,612	5,204	—
Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 206,674,221	20,667	21,339	21,676
Treasury stock (at par value)	(49)	(49)	(49)
Additional paid-in capital	885,329	922,879	941,654
Retained earnings	472,631	476,440	478,344
Accumulated other comprehensive income-unrealized gain on securities available for sale net of tax	42,492	42,492	42,492

Total stockholders’ equity	1,484,117	1,484,117	1,484,117

Total Capitalization	$1,716,076	$1,716,076	$1,716,076

(1)	Assumes (i) the exchange of two-thirds of the outstanding shares of Preferred Stock ($42,031 aggregate liquidation preference) for 6,724,992 shares of our Common Stock, and (ii) a Relevant Price of $5.00 per share.
(2)	Assumes (i) the exchange of 100% of the outstanding shares of Preferred Stock ($63,047 aggregate liquidation preference) for 10,087,488 shares of our Common Stock, and (ii) a Relevant Price of $5.00 per share.

CAPITAL RATIOS

The following table sets forth our capital ratios as of September 30, 2012 on an “as reported” basis, as well as on an as adjusted basis to give effect to the Exchange Offer. The pro forma ratios presented reflect: (i) completion of the Exchange Offer under the Low Participation Scenario and (ii) completion of the Exchange Offer under the High Participation Scenario. This table should be read in conjunction with the information set forth under “Summary Selected Consolidated Financial Data,” and our consolidated unaudited financial statements set forth in our Form 10-Q for the quarter ended September 30, 2012, which are incorporated by reference into this prospectus. See also “Risk Factors.”

		As of September 30, 2012
	As reported	As adjusted
		Low Participation (1)	High Participation (2)

Total capital (Total capital to risk-weighted assets)	17.52%	17.52%	17.52%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	16.20%	16.20%	16.20%
Leverage (Tier 1 capital to average assets)	12.71%	12.71%	12.71%
Tangible common equity (Tangible common equity to tangible assets)	10.39%	10.71%	10.87%
Tier 1 common (Tier 1 common equity to risk-weighted assets)	13.33%	13.75%	13.96%

(1)	Assumes (i) the exchange of two-thirds of the outstanding shares of Preferred Stock ($42,031 aggregate liquidation preference) for 6,724,992 shares of our Common Stock, and (ii) a Relevant Price of $5.00 per share.
(2)	Assumes (i) the exchange of 100% of the outstanding shares of Preferred Stock ($63,047 aggregate liquidation preference) for 10,087,488 shares of our Common Stock, and (ii) a Relevant Price of $5.00 per share.

RECONCILIATION OF TANGIBLE COMMON EQUITY AND TANGIBLE ASSETS

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by financial analysts and investors to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets as of September 30, 2012 and as adjusted to give effect to the Exchange Offer.

(in thousands, except ratio data)	As reported	As adjusted
		Low Participation (1)	High Participation (2)

Total equity—GAAP	$1,484,117	$1,484,117	$1,484,117
Preferred equity	(63,047)	(63,047)	—
Goodwill	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(23,920)	(23,920)	(23,920)
Core deposit intangible	(9,923)	(9,923)	(9,923)

Tangible common equity	$1,359,129	$1,401,160	$1,422,176

Total assets—GAAP	$13,139,747	$13,139,747	$13,139,747
Goodwill	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(23,920)	(23,920)	(23,920)
Core deposit intangible	(9,923)	(9,923)	(9,923)

Tangible assets	$13,077,806	$13,077,806	$13,077,806

Common shares outstanding	206,179	212,904	216,267

Tangible common equity ratio	10.39%	10.71%	10.87%
Tangible book value per common share	$6.59	$6.58	$6.58

(1)	Assumes (i) the exchange of two-thirds of the outstanding shares of Preferred Stock ($42,031 aggregate liquidation preference) for 6,724,992 shares of our Common Stock, and (ii) a Relevant Price of $5.00 per share.
(2)	Assumes (i) the exchange of 100% of the outstanding shares of Preferred Stock ($63,047 aggregate liquidation preference) for 10,087,488 shares of our Common Stock, and (ii) a Relevant Price of $5.00 per share.

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve Board in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (“SCAP”), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors. See “Risk Factors—Financial services legislation and regulatory reforms may have a significant impact on our business and results of operations and on our credit ratings” for information regarding recent proposed rulemaking that would require, among other things, compliance with a new common equity Tier 1 ratio and a common equity Tier 1 capital conservation buffer.

RECONCILIATION OF COMMON STOCKHOLDERS’ EQUITY (GAAP) TO TIER 1 COMMON EQUITY (NON-GAAP)

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) Tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities, by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements.

The Tier 1 common equity ratio is not required by U.S. generally accepted accounting principles, or GAAP, or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve Board in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program, the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios set forth in the table above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, we have procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP) as of September 30, 2012:

	As reported	As adjusted
(in thousands, except ratio data)		Low Participation (1)	High Participation (2)
Total equity—GAAP	$1,484,117	$1,484,117	$1,484,117
Qualifying Preferred Stock	(63,047)	(21,016)	—
Unrealized gain on available-for-sale securities (3)	(42,528)	(42,528)	(42,528)
Disallowed deferred tax asset (4)	(40)	(40)	(40)
Goodwill	(28,098)	(28,098)	(28,098)
Core deposit intangible	(9,923)	(9,923)	(9,923)
Other disallowed assets	(4,155)	(4,155)	(4,155)

Tier 1 common equity	$1,336,326	$1,378,357	$1,399,373

Total risk-weighted assets	$10,026,572	$10,026,572	$10,026,572

Tier 1 common equity to risk-weighted assets ratio	13.33%	13.75%	13.96%

(1)	Assumes (i) the exchange of two-thirds of the outstanding shares of Preferred Stock ($42,031 aggregate liquidation preference) for 6,724,992 shares of our Common Stock, and (ii) a Relevant Price of $5.00 per share.
(2)	Assumes (i) the exchange of 100% of the outstanding shares of Preferred Stock ($63,047 aggregate liquidation preference) for 10,087,488 shares of our Common Stock, and (ii) a Relevant Price of $5.00 per share.
(3)	Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.
(4)	Approximately $12 million of the Corporation’s deferred tax assets at September 30, 2012 was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $40,000 of such assets at September 30, 2012 exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity’s Tier 1 capital. Approximately $7 million of the Corporation’s other net deferred tax liability at September 30, 2012 represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

THE EXCHANGE OFFER

PURPOSE

We are conducting the Exchange Offer to further improve the quality of our capital for regulatory purposes and to simplify our capital structure. The FDIC has made clear that, although qualifying capital for regulatory purposes includes qualifying noncumulative perpetual preferred stock and common stock, the FDIC believes that common stock is preferable for capital purposes. Federal Reserve System Appendix A to Part 208, Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure, provides as follows: “While the guidelines allow for the inclusion of noncumulative perpetual preferred stock in Tier 1, it is desirable from a supervisory standpoint that voting common stockholders’ equity remain the dominant form of Tier 1 capital.” To increase the amount of our Common Stock given the FDIC’s preference for common stock over non-cumulative perpetual preferred stock and to simplify the Corporation’s capital structure, in 2010, the Corporation made an offer to issue Common Stock in exchange (the 2010 Exchange”) for the then outstanding Preferred Stock having a liquidation preference of approximately $550 million. Approximately 89% of the outstanding Preferred Stock was exchanged; currently, Preferred Stock having a liquidation preference of approximately $63 million remains outstanding. As a result of the 2010 Exchange, the Corporation’s common equity became the dominant form of Tier 1 Capital because the ratio of Preferred Stock to the aggregate amount of equity in the form of Preferred Stock and Common Stock decreased from approximately 71% as of June 30, 2010 to 16% as of September 30, 2010.

In addition, approval of the Preferred Stock Amendment will result in the removal of the provision in the certificate of designation for each series of Preferred Stock that entitles the holders of Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not). Removal of this provision will enhance the Corporation’s ability to comply with contractual provisions (discussed below) relating to the composition of the Board and the qualifications of directors, and will eliminate the potential for increased disparity between the economic interest and board representation of holders of Preferred Stock. In October 2011, the Corporation conducted a capital raise from which it received net proceeds of approximately $490 million from institutional investors. In connection with the capital raise, the Corporation entered into investment agreements with certain institutional investors in which it agreed to use its reasonable best efforts to ensure that a majority of the members of the Board are persons who have “banking or related financial management expertise,” as defined in certain banking regulations, as well as certain other qualifications, and to allow two institutional investors to have representatives on the Board. As a result of the capital raise, and the conversion of Treasury’s Series G preferred stock into Common Stock, the ratio of the economic interest of the holders of Preferred Stock to the aggregate economic interest of the holders of Preferred Stock and Common Stock decreased from approximately 16%, as of September 30, 2011, to 6.5%. Thus, given the current size of the Board and the current right of holders of Preferred Stock to elect two additional directors, holders of Preferred Stock could potentially have representatives consisting of 20% of the board, notwithstanding that their economic interest is approximately 6.5% of the Corporation’s common and preferred equity. The Exchange Offer, if completed, would further reduce the economic interest of the holders of Preferred Stock, eliminating the potential for increased disparity between their economic interest and their potential Board representation.

CONDITION TO PARTICIPATION IN THE EXCHANGE OFFER

We are conditioning your exchange of Preferred Stock on your granting a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date. The Preferred Stock Amendment relates to the removal of the provision that entitles the holders of Preferred Stock to appoint two additional members to the Board of Directors when we have not paid dividends on the Preferred Stock for 18 monthly periods (whether consecutive or not). The affirmative written consent of holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock is required to approve the Preferred Stock Amendment. In addition, the affirmative written consent of holders of at least a majority of our outstanding shares of Common Stock is required to approve the Preferred Stock Amendment. None of the certificates of designation will be amended unless the requisite approval from holders of each series of Preferred Stock is obtained.

The Board of Directors recommends that you grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment.

Holders of Preferred Stock that is not tendered in the Exchange Offer will receive a fee of $0.25 per share of Preferred Stock for their proxies in favor of the Preferred Stock Amendment if the Preferred Stock Amendment is approved. To participate in the Exchange Offer, tendering holders of Preferred Stock must grant a proxy permitting the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment except if a tendering holder is not a holder of shares of Preferred Stock as of the Record Date. No Consent Fee will be paid with respect to tendered Preferred Stock.

The Board of Directors will set the Record Date for determining holders of Preferred Stock entitled to grant their proxy as March 11, 2013, the date that is five business days before the Expiration Date.

If the Preferred Stock Amendment is approved, the effective date of the amendment will be no earlier than 20 business days after the Record Date.

This Exchange Offer by the Corporation will expire at 5:00 p.m., New York City time, on the Expiration Date, which is March 18, 2013 (such date and time may be extended in accordance with applicable law). You may withdraw any shares of Preferred Stock that you tendered in the Exchange Offer on or prior to the Expiration Date.

Attached to this prospectus is a proxy statement relating to the Preferred Stock Amendment, and included as an exhibit to this prospectus is a letter of transmittal relating to the Exchange Offer and the Preferred Stock Amendment.

TERMS OF THE EXCHANGE OFFER

Generally

We are offering to issue up to 10,087,488 newly issued shares of our Common Stock in exchange for any and all issued and outstanding shares of Preferred Stock, validly tendered and not validly withdrawn, on or prior to the Expiration Date. You may exchange any or all of your shares of Preferred Stock in the Exchange Offer. All shares of Preferred Stock accepted for exchange in the Exchange Offer will be retired by our Board of Directors and restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

Offer Consideration

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price) equal to the applicable Exchange Value, except if the requisite number of shares would include a fractional share or the Relevant Price is equal to the Minimum Share Price. We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number. We refer to the number of shares of our Common Stock we will issue for each share of Preferred Stock we accept in the Exchange Offer as the “exchange ratio” applicable to such share of Preferred Stock and we will round the exchange ratio to four decimal places. As used in this prospectus:

•

The “Relevant Price” will be equal to the greater of (1) the average Volume Weighted Average Price, or “VWAP,” of a share of our Common Stock, determined as described below, during the five trading-day period ending on the second business day immediately preceding the Expiration Date, and (2) the “Minimum Share Price” of $5.00 per share of our Common Stock;

•	Average VWAP during a period means the arithmetic average of VWAP for each trading day during that period; and

•

VWAP for any day means the per share volume weighted average price of our Common Stock on the NYSE from 9:30 a.m. to 4:00 p.m., New York City time, on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page FBP US VAP (or its equivalent successor page if such page is not available) in respect of the period from the scheduled opening of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such VWAP is unavailable, the market price of one share of our Common Stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by us for this purpose).

In addition, depending upon fluctuations in the trading price of our Common Stock compared to the Relevant Price, which will be the greater of the average VWAP and the Minimum Share Price, the market value of the Common Stock on the date that it is issued in exchange for each share of Preferred Stock that the Corporation accepts for exchange, that is, the Settlement Date, may be less than or equal to or greater than the applicable Exchange Value. If the fair market value of our Common Stock is below the Relevant Price on the date we issue Common Stock in the Exchange Offer, the market value of the Common Stock issued will be less than the applicable Exchange Value.

The table below sets forth certain information regarding each series of Preferred Stock that is the subject of the Exchange Offer.

CUSIP	Title of Securities	Aggregate liquidation preference outstanding	Liquidation preference per share	Exchange Value
318672201	7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A	$11,254,875	$25	$20
318672300	8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B	$11,899,675	$25	$20
318672409	7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C	$11,515,275	$25	$20
318672508	7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D	$12,764,800	$25	$20
318672607	7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E	$15,612,175	$25	$20

PUBLICATION OF EXCHANGE RATIO INFORMATION

Throughout the Exchange Offer, the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price, and the indicative exchange ratios will be available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section, and from the Information Agent, at the number listed on the back cover page of this prospectus. The final exchange ratio will be determined as described herein and announced as set forth below.

The following summarizes the exchange ratio information that will be available during the Exchange Offer:

•

As soon as practicable after approximately 4:30 p.m., New York City time, on each trading day before the five trading-day period referred to in the next bullet, the web page referred to above will show an indicative exchange ratio for each series of Preferred Stock calculated using VWAP for that day and the immediately preceding four trading days (as though that day were the second business day immediately preceding the Expiration Date).

•

During the five trading-day period ending two business days immediately preceding the Expiration Date, the web page referred to above will show indicative exchange ratios for each series of Preferred Stock using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time. In particular:

•	On the first trading day of that five trading-day period, indicative ratios will reflect actual “Intra-day VWAP” during the elapsed portion of that day.

•

On each subsequent trading day during that five trading-day period, indicative ratios will reflect the arithmetic average of VWAP on the preceding trading days in that five trading-day period and actual Intra-day VWAP during the elapsed portion of that subsequent trading day, weighting VWAP for each preceding trading day in the period the same as such actual Intra-day VWAP. For example, on the last trading day of the five trading-day period the arithmetic average will equal (i) the combined VWAP for the preceding four trading days plus the actual Intra-day VWAP during the elapsed portion of the last trading day divided by (ii) five.

•	The five-day VWAP period will end two business days immediately preceding the Expiration Date.

•

“Intra-day VWAP” at any time on any day means the volume weighted average price of one share of Common Stock on the NYSE for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg. The data used to derive the Intra-day VWAP during the last five trading-days will reflect a 20-minute reporting delay.

•

We will determine the final exchange ratio for each series of Preferred Stock as soon as practicable after 4:00 p.m., New York City time, on the second business day immediately preceding the Expiration Date, which we will announce by press release no later than 9:00 a.m., New York City time, on the next succeeding business day. Those final exchange ratios will also be made available at www.firstbankpr.com, by clicking on Exchange Offer in the Investor Relations section.

•

At any time during the Exchange Offer, you may also contact the Information Agent to obtain the indicative average VWAP, the Minimum Share Price, the resultant indicative Relevant Price and the indicative exchange ratios (and, once it is determined, the final exchange ratio for Preferred Stock) at its toll-free number provided on the back cover page of this prospectus.

FRACTIONAL SHARES

No fractional shares of our Common Stock will be issued in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

CONDITIONS TO COMPLETION OF THE EXCHANGE OFFER

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue shares of our Common Stock in respect of, any shares of Preferred Stock tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer, and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our Common Stock in respect of, any shares of Preferred Stock so tendered in the Exchange Offer, if, in our reasonable judgment (as applicable), any of the following conditions exist with respect to the Exchange Offer on or prior to the Expiration Date:

•

we do not receive the consent of holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock and holders of at least a majority of our outstanding shares of Common Stock to the removal of the right to appoint two additional members to the Board of Directors when the Corporation has not paid dividends for 18 monthly periods (whether consecutive or not);

•

there has been instituted, threatened in writing or be pending, any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve and the Federal Reserve Board) that challenges the Exchange Offer or otherwise relates in any manner to the Exchange Offer that, in our reasonable judgment, does, could or could reasonably be expected to (a) prohibit, prevent or delay completion of the Exchange Offer, (b) materially impair the contemplated benefits to us of the Exchange

Offer, or otherwise result in the completion of the Exchange Offer not being, or to not reasonably be likely to be, in our best interest, or (c) have a material adverse effect on the business, financial condition, operations or prospects of First BanCorp and its subsidiaries, taken as a whole (any of the effects described in clause (a), (b) or (c), a “Material Adverse Effect”);

•

there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality (including the Federal Reserve Board), any order, statute, rule, regulation, judgment, injunction, stay, decree or executive order, or any change in the interpretation of any of the foregoing, that, in our reasonable judgment, has had, could or could reasonably be expected to have, a Material Adverse Effect;

•

there has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable to the Corporation any change in U.S. GAAP that, in our reasonable judgment, has had, could or could reasonably be expected to have, a Material Adverse Effect;

•	the SEC has not declared effective the registration statement of which this prospectus is a part;

•	there has occurred, or is reasonably likely to occur, any Material Adverse Effect; or

•	there has occurred:

•	any general suspension of, or limitation on, prices for trading in securities in the U.S. securities or financial markets;

•	any material adverse change in the price of our Common Stock in the U.S. securities or financial markets;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Puerto Rico;

•

any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, or other event that, in our reasonable judgment, would, or would be reasonably likely to, affect the extension of credit by banks or other lending institutions; or

•

a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, catastrophic terrorist attacks against the United States or its citizens.

In addition to the conditions described above, and notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Common Stock in respect of, any shares of Preferred Stock tendered pursuant to the Exchange Offer, and may terminate, extend or amend the Exchange Offer and may (subject to Rule 13e-4(f) and Rule 14e-1 under the Exchange Act) postpone the acceptance for exchange of, and issuance of shares of our Common Stock in respect of, any shares of Preferred Stock so tendered in the Exchange Offer if a stop order suspending the effectiveness of the registration statement of which this prospectus forms a part or a proceeding for that purpose has been instituted or is pending, or, to our knowledge, is contemplated or threatened by the SEC.

Except for the registration statement of which this prospectus is a part, the proxy statement for holders of Preferred Stock, the proxy statement for holders of Common Stock, and the Tender Offer Statement on Schedule TO filed in connection with the Exchange Offer, we are not aware of any filing, approval or other action by or with any governmental authority or regulatory agency that would be required for us to complete the Exchange Offer that has not been made or obtained.

All conditions to the Exchange Offer must be satisfied or waived prior to the Expiration Date. The Exchange Offer is not subject to any minimum tender condition.

We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offer and to reject for exchange any of the shares of Preferred Stock not previously accepted for exchange upon the occurrence of any of the conditions to the Exchange Offer, as specified above. In addition, we expressly reserve the right, at any time or at various times, to waive any conditions of the Exchange Offer, in whole or in part, except for the requirements that the holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock and the holders of at least a majority of our outstanding shares of Common Stock consent to the removal of the right to appoint two additional members to the Board of Directors when the Corporation has not paid dividends for 18 monthly periods and that the SEC declare effective the registration statement of which this prospectus is a part, which conditions we will not waive. We will announce by press release any amendment, termination or waiver as promptly as practicable.

These conditions are for our sole benefit, and we may assert them with respect to the Exchange Offer, regardless of the circumstances that may give rise to them, or waive them in whole or in part (except as discussed above). If we fail at any time to exercise any of the foregoing rights with respect to the Exchange Offer, this failure will not constitute a waiver of such right with respect to the Exchange Offer.

EXPIRATION DATE; SETTLEMENT DATE; EXTENSION; TERMINATION; AMENDMENT

The Exchange Offer will expire at 5:00 p.m., New York City time, on March 18, 2013, unless extended in accordance with applicable law or earlier terminated by us. You may withdraw any shares of Preferred Stock that you tendered in the Exchange Offer on or prior to the Expiration Date. In any event, we will hold the Exchange Offer open for at least 20 business days.

The Settlement Date with respect to the Exchange Offer will be a date promptly following the Expiration Date, which is expected to be within three trading days. Once all the conditions to the Exchange Offer are satisfied or waived, we will accept, promptly after the Expiration Date, all Preferred Stock properly tendered and will issue the Common Stock promptly after the expiration of the Exchange Offer.

We reserve the right to extend the period of time that the Exchange Offer is open. If we elect to extend the Exchange Offer and delay acceptance for exchange of the shares of Preferred Stock tendered in the Exchange Offer, we will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all shares of Preferred Stock previously tendered and not validly withdrawn in the Exchange Offer will remain subject to the Exchange Offer, and subject to your right to withdraw the shares of Preferred Stock in accordance with the terms of the Exchange Offer. Except as discussed above, we also reserve the right to waive the conditions to or amend the Exchange Offer in any respect, including amending the Exchange Value or the Minimum Share Price, or to terminate the Exchange Offer.

If we terminate or amend the Exchange Offer, we will make a timely public announcement. Upon termination of the Exchange Offer for any reason, any shares of Preferred Stock previously tendered in the Exchange Offer will be promptly returned to the tendering holders.

If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer, and extend the Exchange Offer, if required by law, so that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding such changes.

PROCEDURES FOR TENDERING SHARES OF PREFERRED STOCK

How to tender if you are a beneficial owner?

If you are a beneficial owner of shares of Preferred Stock held by a broker, securities dealer, custodian, commercial bank, trust company or other nominee and wish to participate in the Exchange Offer, you should follow the instructions that you receive from your broker, securities dealer, custodian, commercial bank, trust company or other nominee on how to participate in the Exchange Offer and grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. You should instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee promptly in order to allow adequate processing time for your instruction.

How to tender if you are a DTC participant?

If you are a DTC participant, you must electronically transmit your acceptance of the Exchange Offer by causing DTC to transfer your shares of Preferred Stock to the Exchange Agent in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Exchange Agent. The term “Agent’s Message” means a message transmitted by DTC, received by the Corporation and forming part of the confirmation of the book-entry transfer electronically through DTC’s ATOP system, to the effect that: (i) DTC has received an express acknowledgment from a participant in ATOP that it is tendering its shares of Preferred Stock and, if such participant was a holder of shares of Preferred Stock as of the Record Date, it is providing a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment; (ii) such participant has received and agrees to be bound by the letter of transmittal accompanying this prospectus to the same extent as if it tendered shares of Preferred Stock pursuant to a manually executed letter of transmittal, including the Form for Tendering Holders; and (iii) the agreement may be enforced against such participant. If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date.

Accordingly, the accompanying letter of transmittal need not be completed by a DTC participant tendering through ATOP. However, such participant will be bound by the terms of the letter of transmittal, including the Form for Tendering Holders, and this prospectus.

DTC participants desiring to tender shares of Preferred Stock must allow sufficient time for completion of DTC’s ATOP procedures during the normal business hours of DTC on or prior to the Expiration Date. The method of delivery of the letter of transmittal is at the DTC participant’s own risk, and the delivery will be deemed made only when actually received by the Exchange Agent. Likewise, tenders via DTC’s ATOP shall be deemed made only when timely confirmed by DTC.

How to tender if you are a stockholder of record?

If you are a stockholder of record, you must do each of the following in order to validly tender your shares of Preferred Stock for exchange: (i) complete and manually sign the letter of transmittal accompanying this prospectus, including the Form for Tendering Holders granting a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment, or a facsimile of the letter of transmittal, including the Form for Tendering Holders, and deliver same to the Exchange Agent; (ii) have the signature on the letter of transmittal, or a facsimile of the letter of transmittal, including the Form for Tendering Holders guaranteed, if required, and deliver same to the Exchange Agent; (iii) deliver the certificates for your shares of Preferred Stock to the Exchange Agent; (iv) if required, furnish appropriate endorsements and transfer documents; and (v) pay all transfer or similar taxes imposed for any reason other than the exchange of shares of Preferred Stock pursuant to the Exchange Offer. If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date.

Signatures and signature guarantees

If you are using a letter of transmittal or notice of withdrawal, you must have signatures guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program or is otherwise an “Eligible Guarantor Institution” as that term is defined in Exchange Act Rule 17Ad-15 (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office in the United States), unless: (i) the letter of transmittal or notice of withdrawal is signed by the registered holder of the shares of Preferred Stock tendered and the Common Stock to be issued in exchange for the shares of Preferred Stock is to be issued in the name of and delivered to, or if any shares of Preferred Stock not accepted for exchange are to be returned to, such holder or (ii) such shares of Preferred Stock are tendered for the account of an Eligible Guarantor Institution.

FAILURE TO INSTRUCT YOUR BROKER OR DELIVER A LETTER OF TRANSMITTAL

If you are a beneficial owner of shares of Preferred Stock and you do not instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee to tender your shares in the Exchange Offer and to grant a proxy with respect to the Preferred Stock Amendment, your nominee will not be able to tender your shares and grant a proxy on your behalf and you will be deemed to have voted against the Preferred Stock Amendment.

If you are a stockholder of record and do not deliver an executed letter of transmittal, including the Form for Tendering Holders, to the Exchange Agent, you will not be able to tender your shares of Preferred Stock in the Exchange Offer and you will be deemed to have voted against the Preferred Stock Amendment.

DETERMINATION OF VALIDITY

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered shares of Preferred Stock. We reserve the absolute right to reject any and all shares of Preferred Stock not validly tendered or any shares of Preferred Stock whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities either before or after the Expiration Date. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of shares of Preferred Stock must be cured within a time period that we will determine. None of the Corporation, the Dealer Manager, the Exchange Agent, the Information Agent, or any other person will have any duty to give notification of any defects or irregularities, nor will any of us or them incur any liability for failure to give such notification. Tenders of shares of Preferred Stock will not be considered to have been made until any defects or irregularities have been cured or waived. Any shares of Preferred Stock received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering owners, via the facilities of DTC, promptly following the Expiration Date or termination of the Exchange Offer.

RETURN OF UNACCEPTED SHARES OF PREFERRED STOCK

If your tendered shares of Preferred Stock are not accepted in the Exchange Offer because (i) the tender is not in proper form, (ii) holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each series of Preferred Stock and/or holders of at least a majority of our outstanding shares of Common Stock do not consent to the Preferred Stock Amendment, (iii) our acceptance of the tender would be unlawful in our opinion, or (iv) for any other reason pursuant to the terms and conditions of the Exchange Offer, such shares will be returned without expense to you or, in the case of shares of Preferred Stock tendered by book-entry transfer, such shares will be credited to an account maintained at DTC designated by the participant who delivered such shares, in each case, promptly following the expiration, withdrawal or termination, as applicable, of the Exchange Offer. Any holders of tendered shares of Preferred Stock that are not accepted for payment will be deemed to have not granted a proxy with respect to the Preferred Stock Amendment.

WITHDRAWAL OF TENDERS

You may withdraw tendered shares of Preferred Stock on or prior to the Expiration Date.

If you are a beneficial owner of shares of Preferred Stock, you may withdraw your shares of Preferred Stock tendered in the Exchange Offer by following the procedures established by your broker, securities dealer, custodian, commercial bank, trust company or other nominee to withdraw your shares on or prior to the Expiration Date.

Holders who wish to exercise their right of withdrawal with respect to the shares of Preferred Stock that were tendered through DTC’s ATOP system must withdraw through the ATOP system and ensure that the Exchange Agent receives a written or facsimile transmission containing a notice of withdrawal on or prior to the Expiration Date by a properly transmitted “Request Message” through ATOP. Such notice of withdrawal must (i) specify the name of the holder that tendered the shares of Preferred Stock to be withdrawn; (ii) identify the shares of

Preferred Stock to be withdrawn and the number of such shares of Preferred Stock; (iii) include a statement that the holder is withdrawing its election to exchange the shares of Preferred Stock; and (iv) be signed by the holder in the same manner as the original signature on the accompanying letter of transmittal by which such shares of Preferred Stock were tendered or otherwise as described above, including any required signature guarantee, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of Preferred Stock. Any notice of withdrawal must identify the shares of Preferred Stock to be withdrawn, including the name and number of the account at DTC to be credited, and otherwise comply with the procedures of DTC. Withdrawal of shares of Preferred Stock may only be accomplished in accordance with the foregoing procedures.

Stockholders of record who wish to exercise their right of withdrawal with respect to the shares of Preferred Stock that they tendered in the Exchange Offer must give written notice of withdrawal to the Exchange Agent. Any such notice of withdrawal must: (i) specify the name of the holder that tendered the shares of Preferred Stock to be withdrawn; (ii) identify the shares of Preferred Stock to be withdrawn and the number of such shares of Preferred Stock; (iii) include a statement that the holder is withdrawing its election to exchange the shares of Preferred Stock; and (iv) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such shares of Preferred Stock were tendered or otherwise as described above, including any required signature guarantee, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of Preferred Stock.

You may withdraw any shares of Preferred Stock that you tender that are not accepted by us for exchange after the expiration of 40 business days after the commencement of the Exchange Offer.

Any shares of Preferred Stock validly withdrawn will not have been validly tendered for purposes of the Exchange Offer unless the shares of Preferred Stock so withdrawn are validly re-tendered.

If you validly withdraw your tendered shares of Preferred Stock, such withdrawal will revoke your proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. In that case, to vote on the Preferred Stock Amendment, beneficial owners should follow the instructions of their nominee and stockholders of record must complete the Form for Non-tendering Holders and deliver the form to the Exchange Agent.

CONSEQUENCES OF NOT EXCHANGING SHARES OF PREFERRED STOCK

Shares of Preferred Stock not exchanged in the Exchange Offer will remain outstanding after completion of the Exchange Offer. The reduction in the number of shares of Preferred Stock after completion of the Exchange Offer may further impact the liquidity of our Preferred Stock. In addition, if adopted, the Preferred Stock Amendment will remove the provision that entitles holders of Preferred Stock to appoint two additional directors when, as is the case now, we have not paid dividends for at least 18 monthly periods.

FAIRNESS OPINION

We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of the shares of Preferred Stock for purposes of negotiating the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer. The value of the Common Stock to be issued in the Exchange Offer may not equal or exceed the value of the shares of Preferred Stock tendered.

NO BOARD RECOMMENDATION ON THE EXCHANGE OFFER

The Board of Directors is not making any recommendation regarding whether you should tender your shares of Preferred Stock in the Exchange Offer. Accordingly, you must make a decision as to whether to tender any or all of your Preferred Stock in the Exchange Offer. Before making your decision, we urge you to carefully read this prospectus in its entirety, including the information set forth in the “Risk Factors” section of this prospectus, and all documents incorporated by reference herein.

BOARD RECOMMENDATION ON THE PREFERRED STOCK AMENDMENT

The Board of Directors has approved and declared advisable the Preferred Stock Amendment and recommends that you vote in favor of the Preferred Stock Amendment.

NO APPRAISAL/DISSENTERS’ RIGHTS

Under Puerto Rico law and our Restated Articles of Incorporation, holders of Preferred Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Preferred Stock Amendment.

ACCOUNTING TREATMENT

We will derecognize the net carrying amount of the shares of Preferred Stock (currently recorded as stockholders’ equity) tendered for Common Stock. The excess of the carrying amount of the shares of Preferred Stock retired over the fair value of the Common Stock issued will be recorded in retained earnings and will result in an increase in net earnings per common share. The excess of the fair value over the par value of the Common Stock issued will be recorded in surplus. The par value of the Common Stock will be recorded in the Common Stock caption in our balance sheet.

SECURITIES ISSUABLE IN THE EXCHANGE OFFER

The following table shows the approximate number of shares that could be issued in connection with the Exchange Offer assuming that the Relevant Price is based on the Minimum Share Price of $5.00 per share:

Transaction	Security		Number of securities issuable (assuming low participation in Exchange Offer) (1)(2)	Number of securities issuable (assuming high participation in Exchange Offer) (1)(2)
Exchange Offer	Common Stock	(1)	6,724,992	10,087,488

(1)	As of February 7, 2013, 206,235,465 shares of our Common Stock were outstanding.
(2)	6,724,992 shares will be issued assuming two-thirds participation in the Exchange Offer and 10,087,488 shares will be issued assuming 100% participation in the Exchange Offer, assuming, in each case, a Relevant Price.

SUBSEQUENT REPURCHASES

Following completion of the Exchange Offer, subject to receipt of FED approval, we may repurchase any shares of Preferred Stock that remain outstanding in the open market, in privately negotiated transactions or otherwise. Future purchases of shares of Preferred Stock that remain outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer. However, Exchange Act Rules 13e-4 and 14e-5 generally prohibit us and our affiliates from purchasing any shares of Preferred Stock other than pursuant to the Exchange Offer until 10 business days after the Expiration Date, although there are some exceptions. Future repurchases, if any, will depend on many factors, including market conditions and the condition of our business.

SOLICITING DEALER FEE

The Corporation will pay brokers, securities dealers, custodians, commercial banks, trust companies and other nominees that solicit tenders or proxies from holders of Preferred Stock (each a “soliciting dealer”) a fee in an amount equal to $0.125 for each share of Preferred Stock owned by a holder of fewer than 10,000 shares of Preferred Stock if such soliciting dealer’s soliciting activities result in (i) the tender of shares by such holder and the Corporation’s acceptance of such shares of Preferred Stock in the Exchange Offer or (ii) such holder’s grant of a proxy in favor of the Preferred Stock Amendment.

To be eligible to receive the Soliciting Dealer Fee, a soliciting dealer must deliver a properly completed soliciting dealer form to the Exchange Agent on or prior to the Expiration Date. We will, in our sole discretion, determine whether a broker has satisfied the criteria for receiving a Soliciting Dealer Fee. Other than as discussed above, no fees or commissions have been or will be paid by us to any broker, dealer or other person, other than the Dealer Manager, the Exchange Agent, and the Information Agent, in connection with the Exchange Offer and the proxy solicitations.

A soliciting dealer is a retail broker designated in the soliciting dealer form and is:

•	a broker or dealer that is a member of any national securities exchange in the United States or of the Financial Industry Regulatory Authority, Inc.; or

•	a bank or trust company located in the United States.

Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the Exchange Offer consists solely of forwarding to clients materials relating to the Exchange Offer and tendering shares of Preferred Stock and granting proxies as directed by beneficial owners thereof. Each soliciting dealer will confirm that each holder of shares of Preferred Stock that it solicits has received a copy of this prospectus and the proxy statement for holders of Preferred Stock relating to the Preferred Stock Amendment. No soliciting dealer is required to make any recommendation to holders of shares of Preferred Stock as to whether to tender or refrain from tendering in the Exchange Offer, or whether to grant a proxy in favor of the Preferred Stock Amendment. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the Exchange Offer included any activities other than those described in this paragraph. For all purposes noted in materials relating to the Exchange Offer, the term “solicit” shall be deemed to mean no more than “processing shares of Preferred Stock tendered” or “forwarding to customers material regarding the Exchange Offer.”

Soliciting dealers are not entitled to a Soliciting Dealer Fee with respect to shares of Preferred Stock beneficially owned by such soliciting dealer or with respect to any shares of Preferred Stock that are registered in the name of a soliciting dealer unless such shares of Preferred Stock are held by such soliciting dealer as nominee and the beneficial owner of such shares of Preferred Stock has granted a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment.

Soliciting dealers should take care to ensure that proper records are kept to document their entitlement to any Soliciting Dealer Fee. We and the Exchange Agent reserve the right to require additional information at our discretion, as deemed warranted.

DEALER MANAGER

The Dealer Manager for the Exchange Offer is Sandler O’Neill & Partners, L.P. As Dealer Manager for the Exchange Offer, it will perform services customarily provided by investment banking firms acting as dealer manager of exchange offers of a like nature, including, but not limited to, soliciting tenders of shares of Preferred Stock pursuant to the Exchange Offer and communicating generally regarding the Exchange Offer with brokers, securities dealers, custodians, commercial bank, trust companies, nominees and other persons, including the holders of the shares of Preferred Stock. We will pay the Dealer Manager reasonable and customary fees for its services, will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, and indemnify the Dealer Manager against certain liabilities in connection with the Exchange Offer, including certain liabilities under Federal securities laws.

EXCHANGE AGENT

Computershare is the Exchange Agent for the Exchange Offer. Any questions regarding procedures for tendering Preferred Stock, or requests for additional copies of this Prospectus or the accompanying Letter of Transmittal should be directed to the Exchange Agent at the address and telephone number on the back cover page of this prospectus. Holders of shares of Preferred Stock may also contact their broker, securities dealer, custodian, commercial bank, trust company or other nominee concerning the Exchange Offer. Letters of transmittal and all correspondence in connection with the Exchange Offer should be sent or delivered by each holder of shares of Preferred Stock, or a beneficial owner’s broker, securities dealer, custodian, commercial bank, trust company or other nominee, to the Exchange Agent at the address listed on the back cover page of this prospectus. We will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

INFORMATION AGENT

Georgeson Inc. is the Information Agent for the Exchange Offer. Any questions regarding procedures for tendering Preferred Stock, or requests for additional copies of this Prospectus or the accompanying Letter of Transmittal should be directed to the Information Agent at the address and telephone number on the back cover page of this prospectus. Holders of shares of Preferred Stock may also contact their broker, securities dealer, custodian, commercial bank, trust company or other nominee concerning the Exchange Offer. We will pay the Information Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

TRANSFER TAXES

We will pay all transfer taxes, if any, imposed by the United States and Puerto Rico or any jurisdiction therein with respect to the exchange of shares of Preferred Stock pursuant to the Exchange Offer (for the avoidance of doubt, transfer taxes do not include income or back-up withholding taxes). If a transfer tax is imposed for any reason other than the exchange of shares of Preferred Stock pursuant to the Exchange Offer or by any jurisdiction outside the United States or Puerto Rico, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder.

BROKERAGE FEES

Holders that tender their shares of Preferred Stock to the Exchange Agent do not have to pay a brokerage fee or processing fee to us or the Exchange Agent. However, if a tendering holder handles the transaction through its broker, securities dealer, custodian, commercial bank, trust company or other nominee, that holder may be required to pay brokerage fees or processing fees to its broker, securities dealer, custodian, commercial bank, trust company or other nominee.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders of the shares of Preferred Stock. The principal solicitation is being made by mail. Additional solicitation may, however, be made by e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.

CERTAIN MATTERS RELATING TO NON-U.S. JURISDICTIONS

Although we will mail this prospectus to holders of the shares of Preferred Stock to the extent required by U.S. law, this prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy securities in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. We have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange outside the United States. Therefore, the ability of any non-U.S. person to tender shares of Preferred Stock in the Exchange Offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the Exchange Offer without the need for us to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. Non-U.S. holders are urged to consult their advisors in considering whether they may participate in the Exchange Offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the Common Stock that may apply in their home countries. We and the Dealer Manager cannot provide any assurance about whether such limitations may exist.

MARKET PRICE, DIVIDEND AND DISTRIBUTION INFORMATION

MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK

Our Common Stock is currently listed on the NYSE under the symbol “FBP.” As of February 7, 2013, we had 206,235,465 shares of our Common Stock outstanding, held by approximately 574 holders of record. On February 13, 2013, the closing sale price of our Common Stock on the NYSE was $5.43 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock. Cash dividends on our Common Stock have been suspended since August 2009. The following table sets forth the quarterly high and low sales prices of our Common Stock on the NYSE for the periods indicated (amounts reflect the 1-for-15 reverse stock split that occurred on January 7, 2011):

	Share prices
	High	Low
2013
First Quarter through February 13, 2013	$5.61	$4.54
2012
Fourth Quarter through December 31, 2012	$4.62	$3.58
Third Quarter ended September 30, 2012	$4.60	$3.34
Second Quarter ended June 30, 2012	$4.44	$3.20
First Quarter ended March 31, 2012	$4.99	$3.24
2011
Fourth Quarter ended December 31, 2011	$4.00	$2.50
Third Quarter ended September 30, 2011	$4.66	$2.76
Second Quarter ended June 30, 2011	$5.34	$3.62
First Quarter ended March 31, 2011	$7.65	$4.05

MARKET PRICE OF AND DIVIDENDS ON PREFERRED STOCK

First BanCorp. 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A

Our Series A Preferred Stock is currently traded in the over-the-counter market on the OTCQB under the symbol “FBPRP” and was traded and listed on the NYSE under the symbol “FBP-PA” through January 13, 2012. As of February 7, 2013, we had 450,195 shares of Series A Preferred Stock outstanding, held by 6 holders of record. On February 13, 2013, the closing price of a share of our Series A Preferred Stock on the OTCQB was $22.50 per share. On December 10, 2012 (the most recent trading date prior to the initial filing of the registration statement of which this prospectus is a part), the closing price was $17.50.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series A Preferred Stock. Cash dividends on our Series A Preferred Stock have been suspended since August 2009.

	Share prices
	High	Low
2013
First Quarter through February 13, 2013	$22.50	$20.00
2012
Fourth Quarter through December 31, 2012	$21.00	$17.00
Third Quarter ended September 30, 2012	$18.10	$10.75
Second Quarter ended June 30, 2012	$15.26	$12.00
First Quarter ended March 31, 2012	$17.45	$10.65
2011
Fourth Quarter ended December 31, 2011	$17.19	$11.41
Third Quarter ended September 30, 2011	$18.65	$12.86
Second Quarter ended June 30, 2011	$18.17	$13.05
First Quarter ended March 31, 2011	$14.55	$13.08

First BanCorp. 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B

Our Series B Preferred Stock is currently traded in the over-the-counter market on the OTCQB under the symbol “FBPRO” and was traded and listed on the NYSE under the symbol “FBP-PB” through January 13, 2012. As of February 7, 2013, we had 475,987 shares of Series B Preferred Stock outstanding, held by 1 holder of record. On February 13, 2013, the closing price of a share of our Series B Preferred Stock on the OTCQB was $22.50 per share. On December 10, 2012 (the most recent trading date prior to the initial filing of the registration statement of which this prospectus is a part), the closing price was $18.50.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series B Preferred Stock. Cash dividends on our Series B Preferred Stock have been suspended since August 2009.

	Share prices
	High	Low
2013
First Quarter through February 13, 2013	$22.65	$19.86
2012
Fourth Quarter through December 31, 2012	$22.00	$15.30
Third Quarter ended September 30, 2012	$19.50	$12.05
Second Quarter ended June 30, 2012	$16.00	$12.00
First Quarter ended March 31, 2012	$17.00	$10.25
2011
Fourth Quarter ended December 31, 2011	$15.95	$12.45
Third Quarter ended September 30, 2011	$18.67	$13.20
Second Quarter ended June 30, 2011	$18.34	$13.40
First Quarter ended March 31, 2011	$16.50	$12.45

First BanCorp. 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C

Our Series C Preferred Stock is currently traded in the over-the-counter market on the OTCQB under the symbol “FBPRM” and was traded and listed on the NYSE under the symbol “FBP-PC” through January 13, 2012. As of February 7, 2013, we had 460,611 shares of Series C Preferred Stock outstanding, held by 4 holders of record. On February 13, 2013, the closing price of a share of our Series C Preferred Stock on the OTCQB was $22 per share. On December 10, 2012 (the most recent trading date prior to the initial filing of the registration statement of which this prospectus is a part), the closing price was $18.50.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series C Preferred Stock. Cash dividends on our Series C Preferred Stock have been suspended since August 2009.

	Share prices
	High	Low
2013
First Quarter through February 13, 2013	$22.00	$20.30
2012
Fourth Quarter through December 31, 2012	$20.50	$16.54
Third Quarter ended September 30, 2012	$17.01	$12.05
Second Quarter ended June 30, 2012	$15.00	$10.61
First Quarter ended March 31, 2012	$15.50	$11.95
2011
Fourth Quarter ended December 31, 2011	$17.00	$9.61
Third Quarter ended September 30, 2011	$18.75	$13.56
Second Quarter ended June 30, 2011	$18.13	$13.31
First Quarter ended March 31, 2011	$14.55	$12.20

First BanCorp. 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D

Our Series D Preferred Stock is currently traded in the over-the-counter market on the OTCQB under the symbol “FBPRN” and was traded and listed on the NYSE under the symbol “FBP-PD” through January 13, 2012. As of February 7, 2013, we had 510,592 shares of Series D Preferred Stock outstanding, held by 3 holders of record. On February 13, 2013, the closing price of a share of our Series D Preferred Stock on the OTCQB was $22.50 per share. On December 10, 2012 (the most recent trading date prior to the initial filing of the registration statement of which this prospectus is a part), the closing price was $17.25.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series D Preferred Stock. Cash dividends on our Series D Preferred Stock have been suspended since August 2009.

	Share prices
	High	Low
2013
First Quarter through February 13, 2013	$22.50	$19.90
2012
Fourth Quarter through December 31, 2012	$20.89	$16.14
Third Quarter ended September 30, 2012	$18.50	$12.05
Second Quarter ended June 30, 2012	$16.00	$12.00
First Quarter ended March 31, 2012	$15.50	$11.75
2011
Fourth Quarter ended December 31, 2011	$15.55	$11.89
Third Quarter ended September 30, 2011	$18.60	$12.99
Second Quarter ended June 30, 2011	$18.24	$13.40
First Quarter ended March 31, 2011	$15.00	$13.05

First BanCorp. 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E

Our Series E Preferred Stock is currently traded in the over-the-counter market on the OTCQB under the symbol “FBPRL” and was traded and listed on the NYSE under the symbol “FBP-PE” through January 13, 2012. As of February 7, 2013, we had 624,487 shares of Series E Preferred Stock outstanding, held by 7 holders of record. On February 13, 2013, the closing price of a share of our Series E Preferred Stock on the OTCQB was $21.50 per share. On December 10, 2012 (the most recent trading date prior to the initial filing of the registration statement of which this prospectus is a part), the closing price was $17.67.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Series E Preferred Stock. Cash dividends on our Series E Preferred Stock have been suspended since August 2009.

	Share prices
	High	Low
2013
First Quarter through February 13, 2013	$22.00	$20.50
2012
Fourth Quarter through December 31, 2012	$21.45	$16.31
Third Quarter ended September 30, 2012	$17.00	$12.05
Second Quarter ended June 30, 2012	$16.00	$11.75
First Quarter ended March 31, 2012	$15.25	$10.30
2011
Fourth Quarter ended December 31, 2011	$15.50	$12.03
Third Quarter ended September 30, 2011	$18.57	$13.15
Second Quarter ended June 30, 2011	$18.19	$13.40
First Quarter ended March 31, 2011	$14.50	$12.71

DESCRIPTION AND COMPARISON OF PREFERRED STOCK AND COMMON STOCK RIGHTS

Our Restated Articles of Incorporation authorize the issuance of 2,000,000,000 shares of Common Stock, par value $0.10 per share, and 50,000,000 shares of Preferred Stock, par value $1.00 per share. The following summary describes the rights of holders of shares of Preferred Stock and holders of shares of Common Stock set forth in our Restated Articles of Incorporation, including the Certificates of Designation, and our by-laws (the “By-Laws”).

GOVERNING DOCUMENTS AND GOVERNING LAW

Preferred Stock: Holders of shares of Preferred Stock have the rights set forth in our Restated Articles of Incorporation, including the applicable Certificate of Designation, the By-Laws and Puerto Rico law.

Common Stock: Holders of shares of our Common Stock have the rights set forth in our Restated Articles of Incorporation, the By-Laws and Puerto Rico law.

DIVIDENDS AND DISTRIBUTIONS

On July 30, 2009, we announced the suspension of dividends on each series of our Preferred Stock and our Common Stock effective August 2009. Further, we cannot pay dividends until all applicable regulatory requirements and approvals have been met or obtained.

Preferred Stock: Shares of Preferred Stock rank senior to shares of Common Stock and any other stock that is expressly junior to Preferred Stock as to payment of dividends. Dividends on shares of Preferred Stock are payable monthly and are not mandatory or cumulative. Holders of shares of Preferred Stock are entitled to receive dividends, when, as, and if declared by our Board of Directors, out of funds legally available for dividends.

Common Stock: Subject to the preferential rights of any other class or series of capital stock, including Preferred Stock, holders of our Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for the payment of dividends. In general, so long as any shares of Preferred Stock remain outstanding and unless and until we meet various federal regulatory considerations and receive regulatory approval, we cannot declare, set apart or pay any dividends on shares of our Common Stock unless all accrued and unpaid dividends on our Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment.

RANKING

Preferred Stock: Each series of Preferred Stock currently ranks senior to the Common Stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation. Each series of Preferred Stock is equal in right of payment with the other outstanding series of shares of Preferred Stock. The liquidation preference of the shares of Preferred Stock is $25 per share, plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution.

Common Stock: The Common Stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation to all other securities and indebtedness of the Corporation.

CONVERSION RIGHTS

None of the shares of Preferred Stock or Common Stock are convertible into other securities.

VOTING RIGHTS

Preferred Stock: Whenever dividends remain unpaid on the shares of Preferred Stock or any other class or series of Preferred Stock that ranks on a parity with shares of Preferred Stock as to payment of dividends and has equivalent voting rights (“Parity Stock”) for 18 monthly dividend periods (whether or not consecutive), the holders of the shares of Preferred Stock together with holders of Parity Stock, voting separately as a single class, have the right, pursuant to procedures set forth in the applicable Certificate of Designation and subject to the current proposal to remove this right through the Preferred Stock Amendment, to appoint two additional members of our Board of Directors, thereby increasing the size of our Board of Directors by two members. When the Corporation has paid full dividends on any class or series of non-cumulative Parity Stock for at least 12 consecutive monthly dividend periods following such non-payment, and has paid cumulative dividends in full on any class or series of cumulative Parity Stock, the voting rights will cease and the authorized number of directors will be reduced by two.

Holders of shares of each series of Preferred Stock have the right to one vote per share, with respect to:

•

any amendment, alteration or repeal of the provisions of the Restated Articles of Incorporation, including the relevant Certificate of Designation, or By-Laws that would alter or change the voting powers, preferences or special rights of such series of shares of Preferred Stock; or

•

any amendment or alteration of the Restated Articles of Incorporation to authorize or increase the authorized amount of any shares of, or any securities convertible into shares of, any of the Corporation’s capital stock ranking senior to such series of shares of Preferred Stock;

except, in the case of the Series B, C, D and E Preferred Stock, only if any such amendment, alteration or repeal would affect the holders materially and adversely.

In such cases, approval of holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each such affected series of Preferred Stock is required.

Common Stock: Holders of shares of our Common Stock are entitled to one vote per share on all matters voted on by the Corporation’s stockholders. There are no cumulative voting rights for the election of directors. Treasury has agreed to vote, or cause to be voted, the shares of Common Stock that it holds and any shares that it may acquire pursuant to the amended and restated warrant that it holds, except with respect to certain matters, in the same proportion as the votes on all other outstanding shares of Common Stock. Treasury has discretionary authority to vote on the election and removal of directors, the approval of any business combination or sale of substantially all of the assets or property of the Corporation, the approval of any dissolution of the Corporation, the approval of any issuance of any securities of the Corporation on which holders of Common Stock are entitled to vote, the approval of any amendment to our Restated Articles of Incorporation or By-Laws on which holders of Common Stock are entitled to vote, and on any other matters reasonably incidental to those matters, as determined by Treasury.

REDEMPTION

Preferred Stock: The Corporation may redeem all or a portion of each series of shares of Preferred Stock, at its option at $25 per share, on any dividend payment date for which dividends have been declared in full. Shares of Preferred Stock are not redeemable at the option of the holders.

Common Stock: The Corporation has no obligation or right to redeem our Common Stock.

LISTING

Preferred Stock: Each series of Preferred Stock was listed for trading on the NYSE through January 13, 2012 and is currently traded in the over-the-counter market on the OTCQB.

Common Stock: The Common Stock is listed for trading on the NYSE.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This discussion, insofar as it relates to matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Morgan, Lewis & Bockius LLP as to the material U.S. federal income tax consequences relating to the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer, and the ownership and disposition of shares of our Common Stock received upon such exchange by U.S. Holders (as defined below), Puerto Rico Holders (as defined below), and Puerto Rico corporations (as defined below), (collectively, the “Holders”). This opinion is based on the facts, representations and certain customary factual assumptions, including representations contained in a certain tax certificate executed by officers of First BanCorp. If any of those representations or assumptions is inaccurate, the U.S. federal income tax consequences to the Holders could differ materially from those summarized below. This opinion is not binding on the IRS and there can be no assurance that the IRS will not take a contrary view. First BanCorp. believes that it is not a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1296 of the Code and it is not expected to become a PFIC, and the remainder of the discussion assumes this treatment.

The following discussion applies to you only if you acquire the shares of our Common Stock in the Exchange Offer and you hold your shares of Preferred Stock and your shares of our Common Stock as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank or other financial institution;

•	an insurance company;

•	a regulated investment company;

•	a real estate investment trust;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a tax-exempt organization;

•	a person who owns shares of Preferred Stock that are a hedge or that are hedged against interest rate risks;

•	a person who owns shares of Preferred Stock or Common Stock as part of a “straddle,” “conversion transaction,” or other risk reduction transaction for tax purposes;

•	a U.S. Holder whose functional currency for tax purposes is not the U.S. dollar;

•	a U.S. Holder subject to the alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our voting stock; or

•	a U.S. expatriate.

As used herein, the term “U.S. Holder” means a beneficial owner of shares of Preferred Stock that does not own directly, constructively or by attribution 10% or more of the voting stock of First BanCorp and is, for U.S. federal income tax purposes:

•	a citizen or resident individual of the U.S.;

•	a domestic corporation;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “U.S. Holder” does not include individual Puerto Rico Holders nor does it include Puerto Rico corporations. As used herein, the term “Puerto Rico Holder” means an individual who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof) within the meaning of Sections 933 and 937 of the Internal Revenue Code of 1986, as amended (the “Code”). “Puerto Rico corporations” are corporations created or organized in or under the laws of Puerto Rico.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the shares of Preferred Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the shares of Preferred Stock is urged to consult its tax advisor with regard to the U.S. federal income tax treatment of the Exchange Offer and of receiving, owning and disposing of shares of our Common Stock received by you pursuant to the Exchange Offer.

Please consult your own tax advisor concerning the consequences of owning the shares of Preferred Stock, participating in the Exchange Offer and of receiving, owning, and disposing of shares of our Common Stock received in the Exchange Offer in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

TREATMENT OF THE EXCHANGE OFFER

U.S. Holders, Puerto Rico Holders, and Puerto Rico corporations.

Subject to the discussion of the uncertainty raised by the payment of the Consent Fee to Holders delivering proxies in favor of the Preferred Stock Amendment when such Holders do not tender their shares pursuant to the Exchange Offer (the “Non-tendering Holders”) summarized below under the heading “CONSENT FEES,” for U.S. federal income tax purposes: (i) the exchange of shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and (ii) it is intended that this prospectus, in combination with the related letter of transmittal, will constitute a plan of reorganization, within the meaning of Treasury Regulation Section 1.368-2(g). Therefore, we anticipate that no gain or loss will be recognized upon completion of the Exchange Offer by any persons subject to U.S. federal income tax, including any U.S. Holders, Puerto Rico Holders, or Puerto Rico corporations.

Your U.S. federal income tax basis in the shares of our Common Stock received in the Exchange Offer will be the same as your adjusted U.S. federal income tax basis in the shares of Preferred Stock surrendered, and your holding period for such shares of Common Stock will include your holding period for the shares of Preferred Stock that were so exchanged.

If you exchange different series of Preferred Stock, or acquired different blocks of Preferred Stock at different times and at different prices, your tax basis and holding period in the Common Stock received should be determined separately with reference to each series or identifiable block of Preferred Stock exchanged. If you exchange different series of Preferred Stock, or you acquired different blocks of Preferred Stock at different times and at different prices, you are urged to consult your own tax advisor.

COMMON STOCK

Taxation of Dividends on Common Stock

General.

Under the current source of income rules of the Code, dividends on shares of our Common Stock will constitute gross income from sources outside the United States if less than 25% of First BanCorp’s gross income for the previous three taxable years is effectively connected with a trade or business in the United States. First BanCorp believes that, since its formation, less than 25% of its annual gross income has been effectively connected with a trade or business in the United States and expects that less than 25% of its gross income in any future taxable year will be effectively connected with a trade or business in the United States. Accordingly, dividends paid on shares of our Common Stock will constitute gross income from sources outside the United States so long as First BanCorp continues to meet the gross income test described above. The following discussion regarding Holders of our Common Stock assumes that dividends will constitute income from sources outside the United States.

U.S. Holders

In general, distributions with respect to our Common Stock, including the amount of any Puerto Rico taxes withheld on the distribution, will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. However, because the Corporation does not maintain calculations of its earnings and profits under U.S. federal income tax principles, the entire amount of any distribution generally will be reported as dividend income to U.S. Holders. Dividends received by a U.S. corporation do not qualify for the dividends-received deduction, which is a provision under Section 243 that allows a corporation to take a deduction in dividends paid to it by a corporation in which it has an ownership stake. Dividends received by non-corporate U.S. holders, including individuals, qualify for preferential rates of taxation.

Subject to certain conditions and limitations contained in the U.S. Code, any Puerto Rico income tax imposed on dividends distributed by First BanCorp in accordance with Puerto Rico income tax law may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. For purposes of calculating a U.S. Holder’s U.S. foreign tax credit, dividends distributed by First BanCorp will be income from sources outside the United States, and, depending on your circumstances, will be either passive category income or general category income. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Puerto Rico Holders

In general, distributions of dividends made by First BanCorp on the shares of our Common Stock to a Puerto Rico Holder will constitute gross income from sources within Puerto Rico and will not be includible in the Puerto Rico Holder’s gross income for, and will be exempt from, U.S. federal income taxation. In addition, for U.S. federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, distributions of dividends made by First BanCorp on the shares of our Common Stock to a Puerto Rico corporation will not, in the hands of the Puerto Rico corporation, be subject to U.S. federal income tax if the dividends are not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes.

Gain on Disposition of Common Stock

General

Upon the sale or other disposition of Common Stock, you will generally realize capital gain or loss for U.S. federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in the particular shares of Common Stock.

U.S. Holders

The capital gain realized by a non-corporate U.S. Holder upon a sale or other disposition of the Common Stock is generally taxed at preferential rates where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Puerto Rico Holders

In general, gain from the sale or other disposition of shares of our Common Stock by a Puerto Rico Holder will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, any gain derived by a Puerto Rico corporation from the sale or exchange of Common Stock will not be subject to U.S. federal income tax if the gain is not effectively connected with a U.S. trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

CONSENT FEES

Non-tendering U.S. Holders

The U.S. federal income tax consequences to a Non-tendering U.S. Holder that accepts a Consent Fee in exchange for a proxy in favor of the Preferred Stock Amendment are subject to uncertainty. While not free from doubt, the Corporation intends to take the position that the Consent Fees are paid in connection with the performance of services and are taxable as ordinary income. The Corporation has been advised by its Puerto Rico tax counsel that Consent Fees paid to Non-tendering U.S. Holders should generally not be subject to withholding in Puerto Rico. However, since the Corporation will not be able to distinguish between U.S. Holders and other Non-tendering Holders with respect to the payment of the Consent Fees, it has been advised by its Puerto Rico counsel that it should withhold on the Consent Fees paid to all Non-tendering Holders at a rate of 7%. The Corporation has decided to gross-up the Consent Fee in respect of the 7% Puerto Rico withholding tax remitted to the Puerto Rico taxing authority. As a result, the net amount of the Consent Fee (after taking into account the 7% Puerto Rico withholding tax) will be $0.25 per share of Preferred Stock for which a proxy in favor of the Preferred Stock Amendment is delivered. The Corporation intends to treat such grossed-up Puerto Rico withholding tax payment as an additional amount paid in connection with the performance of services and taxable as ordinary income for U.S. federal income tax consequences. The Corporation believes the Consent Fees paid to Non-tendering U.S. Holders are from sources within the United States for U.S. federal income tax purposes, including for the purpose of determining the U.S. Holder’s foreign tax credit limitations. Assuming that a U.S. Holder is entitled to a refund of the 7% withholding tax from the Puerto Rico tax authorities as discussed below under “CERTAIN PUERTO RICO TAX CONSIDERATIONS,” the U.S. Holder will not be entitled to a foreign tax credit for the 7% Puerto Rico withholding tax. Please consult your tax advisor concerning the tax treatment to you of the Consent Fees based on your own particular circumstances, including the ability to claim a refund of any Puerto Rico withholding taxes paid on your behalf with respect to the Consent Fees and the United States foreign tax credit consequences of such payments.

Non-tendering Puerto Rico Holders

In general, income from the Consent Fee paid for a proxy in favor of the Preferred Stock Amendment to a Puerto Rico Holder who does not tender shares in the Exchange Offer will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. Please consult your tax advisor concerning the tax treatment to you of the Consent Fees based on your own particular circumstances.

Non-tendering Puerto Rico Corporations

In general, income from the Consent Fees paid for the proxies in favor of the Preferred Stock Amendment to a Puerto Rico corporation that does not tender in the Exchange Offer will not, in the hands of the Puerto Rico corporation, be subject to U.S. federal income tax if the fee is not effectively connected with a United States trade or business of the Puerto Rico corporation. The Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes. Please consult your tax advisor concerning the tax treatment to you of the Consent Fees based on your own particular circumstances.

Impact on Tendering U.S. Holders, Puerto Rico Holders, and Puerto Rico Corporations.

Although Consent Fees are not being paid to the tendering Holders, the payment of Consent Fees to the Non-tendering Holders and the requirement that the tendering Holders execute a proxy in favor of the Preferred Stock Amendment subject the tendering Holders to uncertainty as to whether any portion of the Common Stock they receive pursuant to the Exchange Offer will be treated as paid in exchange for services and therefore taxable as ordinary income rather than treated as received in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code for federal income tax purposes. In the opinion of Morgan Lewis, however, it is unlikely that the IRS would successfully claim that Common Stock received by tendering Holders pursuant to the Exchange Offer is properly treated as paid in exchange for services and therefore taxable as ordinary income rather than treated as received in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code as a result of the Consent Fees paid to Non-tendering Holders in exchange for proxies in favor of the Preferred Stock Amendment. This belief is based on a number of factors including the following: (1) it is a condition precedent for a tendering Holder to participate in the Exchange Offer to grant a proxy in favor of the Preferred Stock Amendment and the Corporation will not pay tendering Holders Consent Fees with respect to Preferred Stock exchanged for our Common Stock in the Exchange Offer; (2) the tendering Holders must surrender Preferred Stock owned as well as all rights held thereunder in order to participate in the Exchange Offer with respect to such Preferred Stock; (3) the liquidation preference associated with all Preferred Stock to which the Exchange Offer relates is greater than the Exchange Value; (4) a nonbinding IRS ruling suggests that consents given as part of a taxable sale of debt securities do not cause the sale to be bifurcated into a property exchange component and a service component for federal income tax purposes; and (5) customary factual representations contained in a certain tax certificate executed by officers of First BanCorp. Please consult your own tax advisor concerning the tax consequences to you of the Consent Fees payable to the Non-tendering Holders based on your own particular circumstances.

BACKUP WITHHOLDING AND INFORMATION REPORTING

For non-corporate U.S. Holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to (a) dividend payments and (b) the payment of proceeds to holders from the sale of shares of our Common Stock effected at a U.S. office of a broker or by a U.S. payer or middleman (not including Puerto Rico).

Additionally, backup withholding may apply to such payments for non-corporate U.S. Holders if such holder fails to provide an accurate taxpayer identification number, or if First BanCorp is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on federal income tax returns, or in certain circumstances, if the holder fails to comply with applicable certification requirements. Backup withholding is not an additional tax and amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

RECENT LEGISLATION

Under recently enacted legislation, U.S. Holders or Puerto Rico Holders that are individuals who own “specified foreign financial assets,” within the meaning of Section 6038D of the Code, may be required to report information with respect to such assets with their tax returns on Form 8938 for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000, subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). Failure to report information required under this legislation could result in substantial penalties. Such individuals are urged to consult their tax advisors as to the application of this legislation to their ownership of the Common Stock.

Further, for taxable years beginning after December 31, 2012, an additional 3.8% Medicare tax is scheduled to be imposed on certain net investment income, including ordinary dividends and capital gains of certain non-corporate taxpayers whose modified adjusted gross income exceeds a threshold amount.

CERTAIN PUERTO RICO TAX CONSIDERATIONS

The following discussion describes the material Puerto Rico tax consequences relating to the exchange of the shares of Preferred Stock pursuant to the Exchange Offer and to the receipt, ownership and disposition of shares of our Common Stock received upon exchange. The following discussion constitutes the opinion of our Puerto Rico tax counsel, Pietrantoni Méndez & Alvarez LLC. It applies to you only if you acquire the shares of our Common Stock in the Exchange Offer and you hold your shares of Preferred Stock and your shares of our Common Stock as capital assets for Puerto Rico income tax purposes. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to exchange the shares of Preferred Stock by any particular investor and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico. It does not address special classes of holders, such as life insurance companies, partnerships or entities taxable as partnerships, special partnerships, corporations of individuals, registered investment companies, estate and trusts and tax-exempt organizations.

If a partnership holds the shares of Preferred Stock, the Puerto Rico income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the shares of Preferred Stock is urged to consult its tax advisor with regard to the Puerto Rico income tax treatment of the Exchange Offer and of receiving, owning and disposing of shares of our Common Stock received by it pursuant to the Exchange Offer.

This discussion is based on the tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. The discussion below concerning the Puerto Rico income tax laws are based on the provisions of the Puerto Rico Internal Revenue Code of 2011, as amended (the “PR Code”). Any particular investor that has made an election to determine its Puerto Rico income tax liability for the five taxable years period commencing in 2011 under the provisions of the otherwise repealed Puerto Rico Internal Revenue Code of 1994, as amended, is urged to consult its own tax advisor to determine the Puerto Rico income tax consequences applicable in its case related to the Exchange Offer and the receipt, ownership and disposition of the shares of our Common Stock received pursuant to the Exchange Offer. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this discussion.

You are urged to consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

For purposes of the following discussion, the term “Puerto Rico Corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “foreign corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico.

TREATMENT OF THE EXCHANGE OFFER

Exchange of shares of Preferred Stock for Common Stock pursuant to the Exchange Offer

Subject to the discussion of the uncertainty raised by the payment of Consent Fees to Non-tendering Holders summarized below under the heading “CONSENT FEES,” for Puerto Rico income tax purposes, the exchange of the shares of Preferred Stock for shares of our Common Stock pursuant to the Exchange Offer will be treated as a recapitalization within the meaning of Section 1034.04 (g)(1)(E) of the PR Code. Therefore, no gain or loss will be recognized by you upon the exchange. Accordingly, your Puerto Rico income tax basis in the shares of our Common Stock received in such an exchange should be the same as your Puerto Rico income tax basis in the shares of Preferred Stock surrendered, and your holding period for such shares of our Common Stock should include your holding period for the shares of Preferred Stock that were exchanged.

OWNERSHIP AND DISPOSITION OF COMMON STOCK

Taxation of Dividends

General. Distributions of cash or other property made by First BanCorp on the shares of our Common Stock will be treated as dividends to the extent that First BanCorp has current or accumulated earnings and profits. To the extent that a distribution exceeds First BanCorp’s current and accumulated earnings and profits, the distribution will be applied against and reduce the adjusted Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. The excess of any distribution of this type over the adjusted Puerto Rico income tax basis will be treated as gain on the sale or exchange of the shares of our Common Stock and will be subject to income tax as described below.

The following discussion regarding the income taxation of dividends on shares of our Common Stock received by individuals not residents of Puerto Rico and foreign corporations not engaged in a trade or business in Puerto Rico assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. First BanCorp has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since inception.

Individual Residents of Puerto Rico and Puerto Rico Corporations. In general, individuals who are residents of Puerto Rico will be subject to a 10% Puerto Rico income tax on dividends paid on the shares of our Common Stock. This tax is generally required to be withheld by First BanCorp. Such individuals may elect for this withholding not to apply by providing us a written statement opting-out of such withholding provided the shares of our Common Stock are held in their names. If such individual holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the Puerto Rico resident individual opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates, which may be up to 33%. Even if the withholding is actually made, the individual may elect, upon filing his Puerto Rico income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals. In this case, the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Individual residents of Puerto Rico are subject to alternative minimum tax if their regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income. The alternative minimum tax net income is determined by adjusting the individual’s net income subject to regular income tax rates by, among other items, adding: (i) certain income exempt from the regular income tax and (ii) income subject to special tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

Puerto Rico Corporations will be subject to Puerto Rico income tax on dividends paid on the shares of our Common Stock at the normal corporate income tax rates, subject to the dividend received deduction. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 30%, the maximum effective income tax rate on these dividends will be 4.50% after accounting for the dividend received deduction. In the case of Puerto Rico Corporations, no Puerto Rico income tax withholding will be imposed on dividends paid on the shares of our Common Stock provided such shares are held in the name of the Puerto Rico Corporation. If such Puerto Rico Corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such Puerto Rico Corporation unless the procedures described in “—Special Withholding Tax Considerations”

below are followed to certify us through DTC that the beneficial owner of our Common Stock is a Puerto Rico Corporation. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the Puerto Rico Corporation.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the receipt of dividends on the shares of our Common Stock.

U.S. citizens not residents of Puerto Rico. Dividends paid on the shares of our Common Stock to a U.S. citizen who is not a resident of Puerto Rico will be subject to a 10% Puerto Rico income tax which will be withheld by First BanCorp. These individuals may also elect for the dividends to be taxed in Puerto Rico at the normal income tax rates applicable to individuals in the same way as Puerto Rico resident individuals. The 10% Puerto Rico income tax withheld is creditable against the normal income tax so determined by said individual shareholder. Provided the shares of our Common Stock are held in the name of these individual shareholders, no 10% Puerto Rico income tax withholding will be made if such individual shareholder opts out of the 10% withholding tax by providing us: (i) a written statement opting-out of such withholding; and (ii) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $3,500 if single or $7,000 if married. If such U.S. citizen not resident of Puerto Rico holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the U.S. Citizen not resident of Puerto Rico opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates applicable to Puerto Rico resident individuals.

A U.S. citizen who is not a resident of Puerto Rico will be subject to the Puerto Rico alternative minimum tax as provided in the rules described under the heading “Individuals Residents of Puerto Rico and Puerto Rico Corporations.”

Individuals not citizens of the United States and not residents of Puerto Rico. Dividends paid on the shares of our Common Stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% Puerto Rico income tax which will be withheld at source by First BanCorp.

Foreign corporations. The Puerto Rico income taxation of dividends paid on the shares of our Common Stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico.

A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations on its net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the shares of our Common Stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with dividends received from Puerto Rico corporations. No Puerto Rico income tax withholding will be imposed on dividends paid to foreign corporations engaged in a trade or business in Puerto Rico on the shares of our Common Stock provided such shares are held in the name of such foreign corporation. If such foreign corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such foreign corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify us through DTC that the beneficial owner of our Common Stock is a foreign corporation engaged in trade or business in Puerto Rico. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the foreign corporation.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on the shares of our Common Stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% Puerto Rico withholding tax on dividends received on the shares of our Common Stock.

Special Withholding Tax Considerations. Payments of dividends to investors that hold their shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC will be subject to a 10% Puerto Rico income tax withholding at source unless such investor, under the rules described above, is entitled to opt-out of such withholding if the shares would have been held in his name (such as individuals residents of Puerto Rico, Puerto Rico corporations, U.S. citizens not residents of Puerto Rico and foreign corporations engaged in trade or business in Puerto Rico) and his broker or other direct or indirect participant of DTC certifies to First BanCorp through DTC that either (i) the holder of the shares of our Common Stock is a Puerto Rico corporation or a foreign corporation engaged in trade or business in Puerto Rico, or (ii) the holder of the shares of our Common Stock is an individual, estate or trust resident of Puerto Rico or a U.S. citizen not resident of Puerto Rico that has provided a written statement to the broker/dealer opting-out of such withholding. A U.S. citizen not resident of Puerto Rico must also timely file with the broker/dealer a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $3,500 if single or $7,000 if married.

Taxation of Gains upon Sales or Exchanges

General. The sale or exchange of shares of our Common Stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. Any gain or loss that is required to be recognized will be a capital gain or loss and will be a long-term capital gain or loss if the stockholder’s holding period of the shares of our Common Stock exceeds six months.

Individual Residents of Puerto Rico and Puerto Rico Corporations. Gain on the sale or exchange of shares of our Common Stock by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 15%.

Individual residents of Puerto Rico are subject to alternative minimum tax if their regular tax liability is less than the alternative minimum tax liability. The alternative minimum tax rates range from 10% to 20% depending on the alternative minimum tax net income. The alternative minimum tax net income is determined by adjusting the individual’s net income subject to regular income tax rates by, among other items, adding: (i) certain income exempt from the regular income tax and (ii) income subject to special tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the recognition of long-term capital gains on the disposition of the shares of our Common Stock.

U.S. citizens not residents of Puerto Rico. A U.S. citizen who is not a resident of Puerto Rico will generally not be subject to Puerto Rico income tax on the sale or exchange of shares of our Common Stock.

Individuals not citizens of the United States and not residents of Puerto Rico. An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally not be subject to Puerto Rico income tax on the sale or exchange of shares of our Common Stock.

Foreign corporations. A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of shares of our Common Stock if the gain is effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of shares of our Common Stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will generally not be subject to Puerto Rico income tax on the sale or exchange of shares of our Common Stock.

CONSENT FEES

Non-tendering Holders

The Puerto Rico income tax consequences to Non-tendering Holders that accept Consent Fees in exchange for proxies in favor of the Preferred Stock Amendment are subject to uncertainty. While not free from doubt, First BanCorp intends to take the position that the Consent Fees are paid in connection with the performance of services and are taxable as ordinary income and will constitute Puerto Rico source income to the extent such services are deemed to have been rendered in Puerto Rico. In general, income from the Consent Fees paid to Non-tendering Holders that are not residents of Puerto Rico should not be deemed to constitute income for services rendered in Puerto Rico and, thus, such Consent Fees should not be subject to Puerto Rico income and/or withholding tax.

Subject to certain exceptions provided in the PR Code, payments for services rendered in Puerto Rico by non-employees are subject to a 7% Puerto Rico withholding tax. First BanCorp has been advised that it will not be able to establish the residency of the Non-tendering Holders and/or whether such Non-tendering Holders fall within one of the exceptions from withholding provided in the PR Code. Therefore, First BanCorp will make the corresponding 7% Puerto Rico withholding at source from all Consent Fees paid to Non-tendering Holders. First BanCorp has agreed to gross-up the Consent Fee in respect of the 7% Puerto Rico withholding tax remitted to the Puerto Rico taxing authority. As a result, the net amount of the Consent Fee (after taking into account the 7% Puerto Rico withholding tax) will be $0.25 per share of Preferred Stock for which a proxy in favor of the Preferred Stock Amendment is delivered. First BanCorp intends to treat such grossed-up Puerto Rico withholding tax payment as an additional amount paid in connection with the performance of services and taxable as ordinary income for Puerto Rico income tax consequences. However, as discussed above, generally, Non-tendering Holders that are not residents of Puerto Rico should not be subject to Puerto Rico income and/or withholding tax on the Consent Fees paid to them. Thus, such non-Puerto Rico resident Non-tendering Holders should be entitled to claim a refund for the 7% Puerto Rico withholding tax. Please consult your tax advisor concerning the tax treatment to you of the Consent Fees based on your own particular circumstances, including the ability to claim a refund of any Puerto Rico withholding taxes paid on your behalf with respect to the Consent Fees and, if you are a U.S. Holder, the United States foreign tax credit consequences of such payments.

Impact on Tendering Holders

Although Consent Fees are not being paid to the tendering holders, the payment of Consent Fees to the Non-tendering Holders and the requirement that the tendering holders grant a proxy in favor of the Preferred Stock Amendment subject the tendering holders to uncertainty as to whether any portion of our Common Stock they receive pursuant to the Exchange Offer will be treated as paid in exchange for services and, therefore, taxable as ordinary income rather than treated as received in a recapitalization within the meaning of Section 1034.04(g)(1)(E) of the PR Code for Puerto Rico income tax purposes. In the opinion of Pietrantoni Mendez &

Alvarez LLC, however, it is unlikely that the Puerto Rico Treasury Department would successfully claim that the Common Stock received by tendering holders pursuant to the Exchange Offer is properly treated as paid in exchange for services and, therefore, taxable as ordinary income rather than treated as received in a recapitalization within the meaning of Section 1034.04(g)(1)(E) of PR Code as a result of the Consent Fees paid to Non-tendering Holders in exchange for their proxies in favor of the Preferred Stock Amendment. This belief is based on a number of factors including the following: (1) it is a condition precedent for a tendering holder to participate in the Exchange Offer to give proxies in favor of the Preferred Stock Amendment and First BanCorp will not pay tendering holders Consent Fees with respect to Preferred Stock exchanged for our Common Stock in the Exchange Offer; (2) the tendering Holders must surrender Preferred Stock owned as well as all rights held thereunder in order to participate in the Exchange Offer with respect to such Preferred Stock; (3) the liquidation preference associated with all Preferred Stock to which the Exchange Offer relates is greater than the Exchange Value; (4) a nonbinding IRS ruling, interpreting similar provisions of law contained in the PR Code, suggests that consents given as part of a taxable sale of securities do not cause the sale to be bifurcated into a property exchange component and a service component for federal income tax purposes; and (5) customary factual representations contained in a certain tax certificate executed by officers of First BanCorp. Please consult your own tax advisor concerning the tax consequences to you of the Consent Fees payable to the Non-tendering Holders based on your own particular circumstances.

Estate and Gift Taxation. The transfer of shares of our Common Stock by inheritance by a decedent who was a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the decedent was not a citizen of the United States or a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of shares of our Common Stock by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax in Puerto Rico. Other individuals are urged to consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the shares of our Common Stock by death or gift.

Municipal License Taxation. Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on the shares of our Common Stock or on any gain realized on the sale, exchange or redemption of the shares of our Common Stock.

Individuals, residents or non-residents, and corporations, Puerto Rico or foreign, that are engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on the shares of our Common Stock and on the gain realized on the sale, exchange or redemption of the shares of our Common Stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates vary by municipalities with the maximum rate being 1.5% in the case of financial businesses and 0.5% for other businesses.

Property Taxation. The shares of our Common Stock will not be subject to Puerto Rico property tax.

VALIDITY OF COMMON STOCK

The validity of the Common Stock to be issued in the Exchange Offer will be passed upon for us by Lawrence Odell, Esq., Executive Vice President and General Counsel. Certain U.S. tax matters with respect to the Exchange Offer will be passed upon for us by Morgan, Lewis & Bockius LLP, and Puerto Rico tax matters with respect to the Exchange Offer will be passed upon for us by our special Puerto Rico tax counsel Pietrantoni Méndez & Alvarez LLP, San Juan, Puerto Rico. As of the date of this prospectus, Lawrence Odell, Esq., beneficially owns, directly or indirectly, 86,999 shares of our Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act. Davis Polk & Wardwell LLP, New York, New York has represented the Dealer Manager in connection with the Exchange Offer.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Any questions regarding procedures for tendering Preferred Stock, granting a proxy, or filling out the forms of proxy contained in the letter of transmittal, or requests for additional copies of the Prospectus, the proxy statement relating to the Preferred Stock Amendment or the letter of transmittal should be directed to the Exchange Agent or the Information Agent using the contact information below.

The Exchange Agent for the Exchange Offer is:

Computershare

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

The Information Agent for the Exchange Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

All Holders, Banks and Brokers Call: 866-856-6388

Any questions or requests for assistance concerning the Exchange Offer or the proxy solicitation should be directed to the Dealer Manager using the contact information below.

The Dealer Manager for the Exchange Offer is:

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

866-805-4128 (toll-free)

212-466-7807 (collect)

Attn: Liability Management Group

Annex A

1519 PONCE DE LEON AVENUE

SAN JUAN, PUERTO RICO 00908

(787) 729-8200

PROXY STATEMENT

The Board of Directors of First BanCorp. (the “Corporation”) is furnishing this Proxy Statement to solicit from holders of shares of our 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A (“Series A Preferred Stock”), 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”), 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C (“Series C Preferred Stock”), 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D (“Series D Preferred Stock”), and 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (“Series E Preferred Stock”; collectively, “Preferred Stock”), proxies that will permit action by written consent in lieu of a stockholder meeting with respect to an amendment to delete the text of paragraph 2 of Section F., Voting Rights, of the certificate of designation (the “Preferred Stock Amendment”) for each series of our outstanding Preferred Stock. Paragraph 2 of Section F. permits holders of our Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not). Holders of Preferred Stock currently have this right given that the Corporation has not paid dividends since August 2009.

The affirmative written consent of holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of a series of Preferred Stock is required to approve the Preferred Stock Amendment. In addition, the affirmative written consent of holders of at least a majority of our outstanding shares of Common Stock, par value $0.10 per share (the “Common Stock”), is required to approve the Preferred Stock Amendment. The form of the proposed amendment to each certificate of designation is attached hereto as Attachment A. Approval of the Preferred Stock Amendment is a condition to completion of the exchange offer (the “Exchange Offer”) that we commenced on the date hereof. None of the certificates of designation will be amended unless the requisite approval from holders of each series of Preferred Stock is obtained.

We are offering to issue up to 10,087,488 shares of Common Stock in exchange for the $63,046,800 aggregate liquidation preference of Preferred Stock that is outstanding, upon the terms and subject to the conditions set forth in our preliminary prospectus dated February 14, 2013 (the “Prospectus”), and in the related letter of transmittal. The Prospectus is included in our registration statement on Form S-4, Registration No. 333-185393, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”). A Form for Tendering Holders, which provides a form of proxy in favor of the Preferred Stock Amendment, is part of the letter of transmittal accompanying the Prospectus. A detachable Form for Non-tendering Holders, which is a form of proxy, is also attached to the letter of transmittal for holders of Preferred Stock that do not tender shares in the Exchange Offer.

This Proxy Statement is being delivered to you in connection with the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on March 18, 2013 (the “Expiration Date”), unless extended or earlier terminated by us. The Board of Directors will set the record date for determining holders of Preferred Stock entitled to grant their proxy as March 11, 2013, the date that is five business days before the Expiration Date (the “Record Date”). If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date. The deadline for granting your proxy is the Expiration Date. You should exercise your right to vote on the Preferred Stock Amendment now even though the Record Date has not yet been set. This Proxy Statement and the forms of proxy, which are included in the letter of transmittal, were first provided to stockholders on February 14, 2013. If the Preferred Stock Amendment is approved, the effective date of the amendment will be no earlier than 20 business days after the Record Date.

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As described in the Prospectus, to participate in the Exchange Offer you must grant a proxy to the individuals appointed by the Corporation as proxies (the “proxyholders”) to execute a written consent (“Consent”) in favor of the Preferred Stock Amendment except if you are not a holder of shares of Preferred Stock as of the Record Date. If you are the beneficial owner of shares of Preferred Stock, you must contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee and follow its instructions regarding how to grant the required proxy. If you are a stockholder of record of shares of Preferred Stock, your execution of the Form for Tendering Holders in the manner specified in the letter of transmittal, will provide the required proxy.

Holders of Preferred Stock that is not tendered in the Exchange Offer will receive a fee of $0.25 per share of Preferred Stock for their proxies in favor of the Preferred Stock Amendment (the “Consent Fee”) if the Preferred Stock Amendment is approved. No Consent Fee will be paid with respect to tendered Preferred Stock.

If you are a beneficial owner of shares of Preferred Stock and you withdraw your shares of Preferred Stock tendered in the Exchange Offer by following the procedures established by your broker, securities dealer, custodian, commercial bank, trust company or other nominee, such withdrawal will revoke your proxy. In such a case, if you want to grant a proxy, you must follow the instructions of your nominee to grant a proxy to the proxyholders with respect to the Preferred Stock Amendment on or prior to the Expiration Date.

If you are a stockholder of record and you withdraw your shares of Preferred Stock tendered in the Exchange Offer by informing Computershare (the “Exchange Agent”) on or prior to the Expiration Date that you are withdrawing your shares, such withdrawal will revoke your proxy. In such a case, if you want to grant a proxy, you must execute a Form for Non-tendering Holders to grant a proxy to the proxyholders with respect to the Preferred Stock Amendment on or prior to the Expiration Date.

If you are a beneficial owner of shares of Preferred Stock and do not want to exchange your shares of Preferred Stock, to grant a proxy with respect to the Preferred Stock Amendment, you must contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee and follow its instructions regarding how to grant a proxy to the proxyholders with respect to the Preferred Stock Amendment. If you are a stockholder of record of shares of Preferred Stock and do not want to exchange your shares of Preferred Stock, to grant a proxy with respect to the Preferred Stock Amendment, you must complete the detachable Form for Non-tendering Holders provided in the letter of transmittal accompanying the Prospectus and deliver it to the Exchange Agent.

If you are a beneficial owner, to revoke your voting instructions with respect to the Preferred Stock Amendment, you must contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee and follow its instructions. If you are a stockholder of record of shares of Preferred Stock, you may revoke your proxy with respect to the Preferred Stock Amendment at any time on or prior to the Expiration Date of the Exchange Offer by contacting the Exchange Agent.

This Proxy Statement provides you with important information about the Preferred Stock Amendment. We encourage you to read it carefully. The Prospectus provides you with information about the Exchange Offer. To obtain more information about the Corporation, see “Where You Can Find Additional Information” below.

It is important that your shares be represented regardless of the number of shares you own. If you own shares in more than one series, or in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of this Proxy Statement, the Prospectus, and the letter of transmittal. If so, please sign and return the documents that you receive in the manner specified in the letter of transmittal. Your proxy is revocable at any time on or prior to the Expiration Date.

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QUESTIONS AND ANSWERS ABOUT THE PROXY SOLICITATION

What is the purpose of this proxy solicitation?

This proxy solicitation requests that you grant a proxy to the proxyholders to vote by written Consent with respect to the Preferred Stock Amendment. If required approvals are received, the Preferred Stock Amendment will remove the provision in the certificate of designation for each series of Preferred Stock that entitles the holders of Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not).

If the Preferred Stock Amendment is approved, the effective date of the amendment will be no earlier than 20 business days after the Record Date.

Will I be able to participate in the Exchange Offer if I do not grant a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment?

No.

What is the consequence of approval of the Preferred Stock Amendment?

If the Preferred Stock Amendment is approved, any holders of Preferred Stock remaining after completion of the Exchange Offer will not have the right to appoint two directors to our Board of Directors, even though the Corporation has not paid dividends to holders of Preferred Stock since August 2009.

What materials should I receive?

You should receive this Proxy Statement, the Prospectus, and a letter of transmittal, which contains the Form for Tendering Holders to be used if you are participating in the Exchange Offer and the detachable Form for Non-tendering Holders to be used if you are not participating in the Exchange Offer.

Who is soliciting my proxy?

The Board of Directors of the Corporation is soliciting your proxy with respect to the Preferred Stock Amendment.

What is the Board of Directors’ recommendation?

The Board of Directors has approved and declared advisable the Preferred Stock Amendment and recommends that you vote in favor of the Preferred Stock Amendment.

Who is entitled to grant a proxy?

Holders of Preferred Stock as of the Record Date are entitled to grant their proxy.

Since the Record Date is a date in the future, can I grant a proxy before the Record Date is set?

Yes. Beneficial owners and stockholders of record of Preferred Stock can grant a proxy before the Record Date is set. Any person who purchases Preferred Stock after the date of the commencement of the proxy solicitation will receive the Prospectus, this Proxy Statement and a letter of transmittal and will have the right to grant a proxy until the Expiration Date. If you are not a beneficial owner or a stockholder of record of shares of Preferred Stock as of the Record Date, your proxy will be disregarded. The Board of Directors will set the Record Date for determining holders of Preferred Stock entitled to grant their proxy as March 11, 2013, the date that is five business days before the Expiration Date.

If you acquire your shares of Preferred Stock after the Record Date, you may still participate in the Exchange Offer as long as you tender your shares of Preferred Stock prior to the Expiration Date.

Will there be a meeting of stockholders with respect to the Preferred Stock Amendment?

No. To save the expense associated with holding a special meeting, the Board of Directors is soliciting proxies that grant a proxy to the proxyholders to vote by written Consent with respect to the Preferred Stock Amendment from holders of our Preferred Stock and Common Stock pursuant to Section 3657 of the Puerto Rico Corporations Act and consistent with our Restated Articles of Incorporation.

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What stockholder approval is required for the adoption of the Preferred Stock Amendment?

The affirmative written consent of holders of at least two-thirds of the outstanding aggregate liquidation preference of the outstanding shares of each series of Preferred Stock and the affirmative written consent of holders of at least a majority of our outstanding shares of Common Stock is required to approve the Preferred Stock Amendment. None of the certificates of designation will be amended unless the requisite approval from holders of each series of Preferred Stock is obtained.

How many shares of Preferred Stock are outstanding and how many votes per share of Preferred Stock are permitted?

As of February 7, 2013, 2,521,872 shares of Preferred Stock are outstanding, consisting of 450,195 shares of Series A Preferred Stock, 475,987 shares of Series B Preferred Stock, 460,611 shares of Series C Preferred Stock, 510,592 shares of Series D Preferred Stock, and 624,487 shares of Series E Preferred Stock. Each share of Preferred Stock is entitled to one vote.

What is the difference between a beneficial owner and a stockholder of record?

Beneficial Owner. If your shares of Preferred Stock are held by a broker, securities dealer, custodian, commercial bank, trust company or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy and Exchange Offer materials are being forwarded to you by your broker, securities dealer, custodian, commercial bank, trust company or other nominee, who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee on whether to tender your shares in the Exchange Offer and what action to take with respect to the Preferred Stock Amendment and such nominee may take no action unless you provide such instructions.

Stockholder of Record. If your shares of Preferred Stock are registered in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the proxy and Exchange Offer materials are being sent directly to you for your consideration.

What is the deadline for granting my proxy?

The deadline for granting your proxy is the Expiration Date, which is 5:00 p.m., New York City time, on March 18, 2013, unless the Exchange Offer is extended in accordance with applicable law or earlier terminated by us. Any extension of the Expiration Date will be followed as promptly as practicable by a public announcement thereof to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.

How do I grant a proxy with respect to the Preferred Stock Amendment if I want to participate in the Exchange Offer?

If you are a beneficial owner of shares of Preferred Stock and you want to grant a proxy to the proxyholders to vote by written Consent in favor of the Preferred Stock Amendment in order to participate in the Exchange Offer, you must contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee and follow its instructions. You are urged to instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee promptly in order to allow adequate time for processing your instructions. We may disregard and give no effect to tenders received by the Exchange Agent after the Expiration Date.

If you are a stockholder of record of shares of Preferred Stock and you want to grant a proxy to the proxyholders to vote by written Consent in favor of the Preferred Stock Amendment and you want to participate in the Exchange Offer, you must execute and deliver your letter of transmittal, including the Form for Tendering Holders, to the Exchange Agent on or prior to the Expiration Date. The Form for Tendering Holders will

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evidence your grant of a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. To participate in the Exchange Offer, you must also validly tender the stock certificate(s) representing your shares of Preferred Stock.

If you want to grant a proxy to the proxyholders to execute a written Consent with respect to the Preferred Stock Amendment without tendering shares of Preferred Stock in the Exchange Offer, see “How do I grant a proxy to the proxyholders to execute a written Consent with respect to the Preferred Stock Amendment without participating in the Exchange Offer?” below.

How do I grant a proxy to the proxyholders to execute a written Consent with respect to the Preferred Stock Amendment without participating in the Exchange Offer?

If you are a beneficial owner of shares of Preferred Stock and you want to grant a proxy to the proxyholders to execute a written Consent with respect to the Preferred Stock Amendment without participating in the Exchange Offer, you must contact your broker, securities dealer, custodian, commercial bank, trust company or other nominee and follow its instructions regarding how to grant a proxy with respect to the Preferred Stock Amendment. You are urged to instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee promptly in order to allow adequate time for processing your instructions.

If you are a stockholder of record and you want to grant a proxy to the proxyholders to execute a written Consent with respect to the Preferred Stock Amendment without participating in the Exchange Offer, you must execute, detach and deliver to the Exchange Agent the Form for Non-tendering Holders, which is attached to the letter of transmittal, on or prior to the Expiration Date.

Holders of Preferred Stock that is not tendered in the Exchange Offer will receive a fee of $0.25 (the “consent fee”) per share of Preferred Stock for their proxies in favor of the Preferred Stock Amendment if the Preferred Stock Amendment is approved. See “Material U.S. Federal Income Tax Considerations Regarding Consent Fees” and “Puerto Rico Tax Considerations Regarding Consent Fees” below. However, if such holders sell the shares for which their proxies were granted prior to the Record Date, such holders will not be entitled to receive the consent fee and their proxies will be disregarded with respect to such shares.

How can I revoke my proxy?

If you are a beneficial owner of shares of Preferred Stock and want to revoke your proxy with respect to the Preferred Stock Amendment, you must follow the procedures established by your broker, securities dealer, custodian, commercial bank, trust company or other nominee so that your proxy may be revoked on or prior to the Expiration Date. If you revoke your proxy in favor of the Preferred Stock Amendment, you will not receive a consent fee. If you tendered your shares of Preferred Stock for exchange in the Exchange Offer, revocation of your proxy will withdraw your tender.

If you are a stockholder of record and want to revoke your proxy with respect to the Preferred Stock Amendment, you must inform the Exchange Agent, on or prior to the Expiration Date, that you are revoking your proxy. If you deliver a later-dated proxy to the Exchange Agent, the Exchange Agent will disregard your earlier-dated proxy. If you tendered your shares of Preferred Stock for exchange in the Exchange Offer, revocation of your proxy will withdraw your tender.

What happens if my tendered shares are not accepted?

If your tendered shares of Preferred Stock are not accepted for exchange because the tender is not in proper form, or holders of at least two-thirds of the outstanding aggregate liquidation preference of the outstanding shares of the series of Preferred Stock that you own and/or holders of at least a majority of our outstanding Common Stock do not consent to the Preferred Stock Amendment, or our acceptance of the tender would be unlawful in our opinion, or tendered shares are not accepted for any other reason pursuant to the terms and conditions of the Exchange Offer, such shares will be returned without expense to you or, in the case of shares of Preferred Stock

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tendered by book-entry transfer, such shares will be credited to an account maintained at The Depository Trust Company designated by the participant who delivered such shares, in each case, promptly following the expiration, withdrawal or termination, as applicable, of the Exchange Offer. Any holders of tendered shares of Preferred Stock that are not accepted for payment will be deemed to have not granted a proxy with respect to the Preferred Stock Amendment.

What if I am a beneficial owner of shares of Preferred Stock and do not instruct my nominee as to how to grant a proxy with respect to the Preferred Stock Amendment?

If you are a beneficial owner of shares of Preferred Stock and you do not instruct your broker, securities dealer, custodian, commercial bank, trust company or other nominee regarding how to grant a proxy with respect to the Preferred Stock Amendment, your nominee will not be able to grant a proxy with respect to the Preferred Stock Amendment and you will be deemed to have voted against the Preferred Stock Amendment. Your nominee does not have discretion to grant a proxy on your behalf with respect to the Preferred Stock Amendment.

What if I am a stockholder of record of shares of Preferred Stock and deliver an executed letter of transmittal, including the Form for Tendering Holders, or an executed Form for Non-tendering Holders, but do not indicate my decision with respect to the Preferred Stock Amendment?

If you are a stockholder of record and return an executed letter of transmittal, including the Form for Tendering Holders or the Form for Non-tendering Holders, without indicating your decision on the Preferred Stock Amendment, you will be deemed to have granted a proxy to the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment.

What if I am a stockholder of record of shares of Preferred Stock and I do not deliver to the Exchange Agent a letter of transmittal or a Form for Non-tendering Holders?

If you are a stockholder of record and do not deliver to the Exchange Agent an executed letter of transmittal or a Form for Non-tendering Holders, you will be deemed to have voted against the Preferred Stock Amendment.

Who will tabulate the votes for the Preferred Stock Amendment?

The Exchange Agent will tabulate the proxies received, which will determine whether there are sufficient votes to approve the Preferred Stock Amendment.

What should I do if I receive more than one set of proxy and Exchange Offer materials?

Complete, sign, date and return each letter of transmittal that you receive, including the Form for Tendering Holders or the Form for Non-tendering Holders, so that all of your shares are represented with respect to the Preferred Stock Amendment. You may receive more than one copy of the proxy and Exchange Offer materials if you own shares in more than one series, or more than one name, or if your stock is registered in more than one way.

Who will bear the cost of soliciting proxies?

The Corporation will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, we may solicit proxies by personal interview, telephone or otherwise. The Board has engaged Georgeson Inc. to aid in the solicitation of proxies from holders of Preferred Stock and Common Stock with respect to the Preferred Stock Amendment. The cost is estimated at $8,500, plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies but will not receive any additional compensation for such services. Proxy and Exchange Offer materials will also be distributed at our expense by brokers, nominees, custodians and other similar parties, and we will pay a fee to soliciting dealers and Sandler O’Neill & Partners, L.P. (the “Dealer Manager”) in connection with the solicitation of tenders and proxies that permit the proxyholders to execute a written Consent in favor of the Preferred Stock Amendment. See “Dealer Manager Fee” and “Soliciting Dealer Fee” below.

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Who should I contact if I have questions?

Any questions or requests for assistance concerning the proxy solicitation or the Exchange Offer should be directed to the Dealer Manager. Any questions regarding the procedures for granting or revoking your proxy, or filling out the forms of proxy contained in the letter of transmittal, or requests for additional copies of the proxy and Exchange Offer materials should be directed to the Exchange Agent or Georgeson Inc. (the “Information Agent”).

The Dealer Manager for the Exchange Offer is:

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

866-805-4128 (toll-free)

212-466-7807 (collect)

Attn: Liability Management Group

The Exchange Agent for the Exchange Offer is:

Computershare

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

The Information Agent for the Exchange Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

All Holders, Banks and Brokers Call: 866-856-6388

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THE EXCHANGE OFFER

We are offering to issue up to 10,087,488 shares of our Common Stock in exchange for any and all issued and outstanding shares of our Preferred Stock. We decided to conduct the Exchange Offer to further improve the quality of our capital for regulatory purposes and to simplify our capital structure. In addition, approval of the Preferred Stock Amendment will result in the removal of the provision in the certificate of designation for each series of Preferred Stock that entitles the holders of Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not), which removal will enhance the Corporation’s ability to comply with contractual requirements related to the composition of the Board of Directors and the qualification of directors, and will eliminate the potential for increased disparity between the economic interest and Board representation of holders of Preferred Stock.

To participate in the Exchange Offer, tendering holders of Preferred Stock must grant a proxy to execute a written Consent in favor of the Preferred Stock Amendment, as described below under Preferred Stock Amendment except if a tendering holder is not a holder of shares of Preferred Stock as of the Record Date. Holders of Preferred Stock that are not tendered in the Exchange Offer will receive a fee of $0.25 per share of Preferred Stock for their proxies in favor of the Preferred Stock Amendment if the Preferred Stock Amendment is approved. See “Material U.S. Federal Income Tax Considerations Regarding Consent Fees” and “Puerto Rico Tax Considerations Regarding Consent Fees” below. No fee will be paid with respect to tendered shares of Preferred Stock.

For each share of Preferred Stock that we accept for exchange in accordance with the terms of the Exchange Offer, we will issue a number of shares of our Common Stock having the aggregate dollar value (based on the Relevant Price, as defined in the Prospectus) equal to the applicable exchange value noted in the table on the front cover page of the Prospectus delivered to holders of Preferred Stock, except if the requisite number of shares would include a fractional share or the Relevant Price is equal to the Minimum Share Price, as defined in the Prospectus. We will not issue fractional shares of our Common Stock in the Exchange Offer and no cash will be paid for fractional shares. Instead, the number of shares of Common Stock received by each holder whose shares of Preferred Stock are accepted for exchange in the Exchange Offer will be rounded down to the nearest whole number.

PREFERRED STOCK AMENDMENT

The Board of Directors is soliciting proxies from holders of each series of Preferred Stock that grant a proxy to the proxyholders to vote by written consent to amend each respective certificate of designation to delete the text of paragraph 2 of Section F., Voting Rights, which provides the right to holders of Preferred Stock to appoint two additional members to our Board of Directors when the Corporation has not paid dividends in full on the Preferred Stock for 18 monthly dividend periods (whether consecutive or not), (defined herein as the Preferred Stock Amendment). The affirmative written consent of holders of at least two-thirds of the outstanding aggregate liquidation preference of the outstanding shares of a series of Preferred Stock as of the Record Date is required to approve the Preferred Stock Amendment. In addition, we are seeking the consent of the holders of our Common Stock to approve the Preferred Stock Amendment because the affirmative written consent of holders of at least a majority of all outstanding shares of Common Stock is required to approve the Preferred Stock Amendment. None of the certificates of designation will be amended unless the requisite approval from holders of each series of Preferred Stock is obtained. If the Preferred Stock Amendment is approved, the effective date of the amendment will be no earlier than 20 business days after the Record Date. If the Preferred Stock Amendment is approved, any holders of Preferred Stock remaining after completion of the Exchange Offer will not have the right to appoint two directors to our Board of Directors, even though the Corporation has not paid dividends to holders of Preferred Stock since August 2009.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS REGARDING CONSENT FEES

Non-tendering U.S. Holders

The U.S. federal income tax consequences of a holder delivering a proxy in favor of the Preferred Stock Amendment when such holder does not tender shares pursuant to the Exchange Offer (a “Non-tendering Holder”) and accepts a Consent Fee in exchange for such proxy are subject to uncertainty. While not free from doubt, the Corporation intends to take the position that the Consent Fees are paid in connection with the performance of services and are taxable as ordinary income. The Corporation has been advised by its Puerto Rico tax counsel that Consent Fees paid to Non-tendering U.S. Holders should generally not be subject to withholding in Puerto Rico. However, since the Corporation will not be able to distinguish between U.S. Holders (as defined below) and other Non-tendering Holders with respect to the payment of the Consent Fees, it has been advised by its Puerto Rico counsel that it should withhold on the Consent Fees paid to all Non-tendering Holders at a rate of 7%. The Corporation has decided to gross-up the Consent Fee in respect of the 7% Puerto Rico withholding tax remitted to the Puerto Rico taxing authority. As a result, the net amount of the Consent Fee (after taking into account the 7% Puerto Rico withholding tax) will be $0.25 per share of Preferred Stock for which a proxy in favor of the Preferred Stock Amendment is delivered. The Corporation intends to treat such grossed-up Puerto Rico withholding tax payment as an additional amount paid in connection with the performance of services and taxable as ordinary income for U.S. federal income tax consequences. The Corporation believes the Consent Fees paid to Non-tendering U.S. Holders are from sources within the United States for U.S. federal income tax purposes, including for the purpose of determining the U.S. Holder’s foreign tax credit limitations. Assuming that a U.S. Holder is entitled to a refund of the 7% withholding tax from the Puerto Rico tax authorities, as discussed under “PUERTO RICO TAX CONSIDERATIONS REGARDING CONSENT FEES” below, the U.S. Holder will not be entitled to a foreign tax credit for the 7% Puerto Rico withholding tax. As used herein, the term “U.S. Holder” means a beneficial owner of shares of Preferred Stock that does not own directly, constructively or by attribution 10% or more of the voting stock of First BanCorp and is, for U.S. federal income tax purposes:

•	a citizen or resident individual of the U.S.;

•	a domestic corporation;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “U.S. Holder” does not include individual Puerto Rico Holders nor does it include Puerto Rico corporations. Please consult your tax advisor concerning the tax treatment to you of the Consent Fees based on your own particular circumstances, including the ability to claim a refund of any Puerto Rico withholding taxes paid on your behalf with respect to the Consent Fees and the United States foreign tax credit consequences of such payments.

Non-tendering Puerto Rico Holders

In general, income from the Consent Fee paid for a proxy in favor of the Preferred Stock Amendment to a Puerto Rico Holder (as defined below) who does not tender shares in the Exchange Offer will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. As used herein, the term “Puerto Rico Holder” means an individual who is a bona fide resident of Puerto Rico during the entire taxable year (or, in certain cases, a portion thereof) within the meaning of Sections 933 and 937 of the Internal Revenue Code of 1986, as amended (the “Code”). Please consult your tax advisor concerning the tax treatment to you of the Consent Fees based on your own particular circumstances.

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Non-tendering Puerto Rico Corporations

In general, income from the Consent Fee paid for a proxy in favor of the Preferred Stock Amendment to a Puerto Rico corporation (as defined below) that does not tender shares in the Exchange Offer will not, in the hands of the Puerto Rico corporation, be subject to U.S. federal income tax if the fee is not effectively connected with a United States trade or business of the Puerto Rico corporation. The Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes. As used herein, the term “Puerto Rico corporation” means a corporation created or organized in or under the laws of Puerto Rico. Please consult your tax advisor concerning the tax treatment to you of the Consent Fees based on your own particular circumstances.

Impact on Tendering U.S. Holders, Puerto Rico Holders, and Puerto Rico Corporations.

Although Consent Fees are not being paid to the tendering Holders (as defined below), the payment of Consent Fees to the Non-tendering Holders and the requirement that the tendering Holders grant a proxy in favor of the Preferred Stock Amendment subject the tendering Holders to uncertainty as to whether any portion of the Common Stock they receive pursuant to the Exchange Offer will be treated as paid in exchange for services and, therefore, taxable as ordinary income rather than treated as received in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code for federal income tax purposes. In the opinion of Morgan, Lewis & Bockius, LLP, however, it is unlikely that the IRS would successfully claim that Common Stock received by tendering Holders pursuant to the Exchange Offer is properly treated as paid in exchange for services and, therefore, taxable as ordinary income rather than treated as received in a recapitalization within the meaning of Section 368(a)(1)(E) of the Code as a result of the Consent Fees paid to Non-tendering Holders in exchange for proxies in favor of the Preferred Stock Amendment. This belief is based on a number of factors including the following: (1) it is a condition precedent for a tendering Holder to participate in the Exchange Offer to grant a proxy in favor of the Preferred Stock Amendment and the Corporation will not pay tendering Holders Consent Fees with respect to Preferred Stock exchanged for our Common Stock in the Exchange Offer; (2) the tendering Holders must surrender Preferred Stock owned as well as all rights held thereunder in order to participate in the Exchange Offer with respect to such Preferred Stock; (3) the liquidation preference associated with all Preferred Stock to which the Exchange Offer relates is greater than the Exchange Value; (4) a nonbinding IRS ruling suggests that consents given as part of a taxable sale of debt securities do not cause the sale to be bifurcated into a property exchange component and a service component for federal income tax purposes; and (5) customary factual representations contained in a certain tax certificate executed by officers of First BanCorp. As used herein, the term “Holders” means U.S. Holders, Puerto Rico Holders, and Puerto Rico corporations, collectively. Please consult your own tax advisor concerning the tax consequences to you of the Consent Fees payable to the Non-tendering Holders based on your own particular circumstances.

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PUERTO RICO TAX CONSIDERATIONS REGARDING CONSENT FEES

Non-tendering Holders

The Puerto Rico income tax consequences of a Non-tendering Holder that accepts a Consent Fee in exchange for a proxy in favor of the Preferred Stock Amendment are subject to uncertainty. While not free from doubt, First BanCorp intends to take the position that the Consent Fees are paid in connection with the performance of services and are taxable as ordinary income and will constitute Puerto Rico source income to the extent such services are deemed to have been rendered in Puerto Rico. In general, income from the Consent Fees paid to Non-tendering Holders that are not residents of Puerto Rico should not be deemed to constitute income for services rendered in Puerto Rico and, thus, such Consent Fees should not be subject to Puerto Rico income and/or withholding tax.

Subject to certain exceptions provided in the Puerto Rico Internal Revenue Code of 2011, as amended (the “PR Code”), payments for services rendered in Puerto Rico by non-employees are subject to a 7% Puerto Rico withholding tax. First BanCorp has been advised that it will not be able to establish the residency of the Non-tendering Holders and/or whether such Non-tendering Holders fall within one of the exceptions from withholding provided in the PR Code. Therefore, First BanCorp will make the corresponding 7% Puerto Rico withholding at source from all Consent Fees paid to Non-tendering Holders. First BanCorp has agreed to gross-up the Consent Fee in respect of the 7% Puerto Rico withholding tax remitted to the Puerto Rico taxing authority. As a result, the net amount of the Consent Fee (after taking into account the 7% Puerto Rico withholding tax) will be $0.25 per share of Preferred Stock for which a proxy in favor of the Preferred Stock Amendment is delivered. First BanCorp intends to treat such grossed-up Puerto Rico withholding tax payment as an additional amount paid in connection with the performance of services and taxable as ordinary income for Puerto Rico income tax consequences. However, as discussed above, generally, Non-tendering Holders that are not residents of Puerto Rico should not be subject to Puerto Rico income and/or withholding tax on the Consent Fees paid to them. Thus, such non-Puerto Rico resident Non-tendering Holders should be entitled to claim a refund for the 7% Puerto Rico withholding tax. Please consult your tax advisor concerning the tax treatment to you of the Consent Fees based on your own particular circumstances, including the ability to claim a refund of any Puerto Rico withholding taxes paid on your behalf with respect to the Consent Fees and, if you are a U.S. Holder, the United States foreign tax credit consequences of such payments.

Impact on Tendering Holders

Although Consent Fees are not being paid to the tendering holders, the payment of Consent Fees to the Non-tendering Holders and the requirement that the tendering holders grant a proxy in favor of the Preferred Stock Amendment subject the tendering holders to uncertainty as to whether any portion of our Common Stock they receive pursuant to the Exchange Offer will be treated as paid in exchange for services and, therefore, taxable as ordinary income rather than treated as received in a recapitalization within the meaning of Section 1034.04(g)(1)(E) of the PR Code for Puerto Rico income tax purposes. In the opinion of Pietrantoni Mendez & Alvarez LLC, however, it is unlikely that the Puerto Rico Treasury Department would successfully claim that the Common Stock received by tendering holders pursuant to the Exchange Offer is properly treated as paid in exchange for services and, therefore, taxable as ordinary income rather than treated as received in a recapitalization within the meaning of Section 1034.04(g)(1)(E) of the PR Code as a result of the Consent Fees paid to Non-tendering Holders in exchange for proxies in favor of the Preferred Stock Amendment. This belief is based on a number of factors including the following: (1) it is a condition precedent for a tendering holder to participate in the Exchange Offer to grant a proxy in favor of the Preferred Stock Amendment and First BanCorp will not pay tendering holders Consent Fees with respect to Preferred Stock exchanged for our Common Stock in the Exchange Offer; (2) the tendering holders must surrender Preferred Stock owned as well as all rights held thereunder in order to participate in the Exchange Offer with respect to such Preferred Stock; (3) the liquidation preference associated with all Preferred Stock to which the Exchange Offer relates is greater than the Exchange Value; (4) a nonbinding IRS ruling, interpreting similar provisions of law contained in the PR Code, suggests that

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consents given as part of a taxable sale of securities do not cause the sale to be bifurcated into a property exchange component and a service component for federal income tax purposes; and (5) customary factual representations contained in a certain tax certificate executed by officers of First BanCorp. Please consult your own tax advisor concerning the tax consequences to you of the Consent Fees payable to the Non-tendering Holders based on your own particular circumstances.

SOLICITING DEALER FEE

The Corporation will pay brokers, securities dealers, custodians, commercial banks, trust companies and other nominees that solicit tenders or proxies from holders of Preferred Stock (each a “soliciting dealer”) a fee in an amount equal to $0.125 for each share of Preferred Stock owned by a holder of fewer than 10,000 shares of Preferred Stock if such soliciting dealer’s soliciting activities result in (i) the tender of shares by such holder and the Corporation’s acceptance of such shares of Preferred Stock in the Exchange Offer or (ii) such holder’s grant of a proxy in favor of the Preferred Stock Amendment, provided the Preferred Stock Amendment is approved.

To be eligible to receive the Soliciting Dealer Fee, a properly completed soliciting dealer form must be delivered by the relevant soliciting dealer to the Exchange Agent on or prior to the Expiration Date. We will, in our sole discretion, determine whether a broker has satisfied the criteria for receiving a Soliciting Dealer Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). Other than the foregoing, no fees or commissions have been or will be paid by us to any broker, dealer or other person, other than the Dealer Manager, the Exchange Agent and the Information Agent, in connection with the Exchange Offer and this proxy solicitation.

A soliciting dealer is a retail broker designated in the soliciting dealer form and is:

•	a broker or dealer in securities, which is a member of any national securities exchange in the United States or of the Financial Industry Regulatory Authority, Inc.; or

•	a bank or trust company located in the United States.

The cost of the proxy solicitation services provided by the soliciting dealers will be approximately $150,000 if all shares of Preferred Stock are tendered and accepted by the Corporation.

DEALER MANAGER FEE

The Corporation will pay the Dealer Manager a fee in an amount equal to (i) 0.80% of the aggregate liquidation preference of the Preferred Stock (a) accepted by the Corporation in the Exchange Offer from previously identified holders of Preferred Stock or (b) with respect to which such previously identified holders of Preferred Stock grant a proxy in favor of the Preferred Stock Amendment, plus (ii) 1.50% of the aggregate liquidation preference of the Preferred Stock (a) accepted by the Corporation in the Exchange Offer from any other holder of Preferred Stock or (b) with respect to which such other holders of Preferred Stock grant a proxy in favor of the Preferred Stock Amendment. We will pay the Dealer Manager a retainer fee, less the amounts previously noted.

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DESCRIPTION AND COMPARISON OF PREFERRED STOCK AND COMMON STOCK RIGHTS

Our Restated Articles of Incorporation authorize the issuance of 2,000,000,000 shares of Common Stock, par value $0.10 per share, and 50,000,000 shares of Preferred Stock, par value $1.00 per share. The following summary describes the rights of holders of shares of Preferred Stock and holders of shares of Common Stock set forth in our Restated Articles of Incorporation, including the Certificates of Designation, and our by-laws (the “By-Laws”).

GOVERNING DOCUMENTS AND GOVERNING LAW

Preferred Stock: Holders of shares of Preferred Stock have the rights set forth in our Restated Articles of Incorporation, including the applicable Certificate of Designation, the By-Laws and Puerto Rico law.

Common Stock: Holders of shares of our Common Stock have the rights set forth in our Restated Articles of Incorporation, the By-Laws and Puerto Rico law.

DIVIDENDS AND DISTRIBUTIONS

On July 30, 2009, we announced the suspension of dividends on each series of our Preferred Stock and our Common Stock effective August 2009. Further, we cannot pay dividends until all applicable regulatory requirements and approvals have been met or obtained.

Preferred Stock: Shares of Preferred Stock rank senior to shares of Common Stock and any other stock that is expressly junior to Preferred Stock as to payment of dividends. Dividends on shares of Preferred Stock are payable monthly and are not mandatory or cumulative. Holders of shares of Preferred Stock are entitled to receive dividends, when, as, and if declared by our Board of Directors, out of funds legally available for dividends.

Common Stock: Subject to the preferential rights of any other class or series of capital stock, including Preferred Stock, holders of our Common Stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for the payment of dividends. In general, so long as any shares of Preferred Stock remain outstanding and unless and until we meet various federal regulatory considerations and receive regulatory approval, we cannot declare, set apart or pay any dividends on shares of our Common Stock unless all accrued and unpaid dividends on our Preferred Stock for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment.

RANKING

Preferred Stock: Each series of Preferred Stock currently ranks senior to the Common Stock with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation. Each series of Preferred Stock is equal in right of payment with the other outstanding series of shares of Preferred Stock. The liquidation preference of the shares of Preferred Stock is $25 per share, plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of distribution.

Common Stock: The Common Stock ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Corporation to all other securities and indebtedness of the Corporation.

CONVERSION RIGHTS

None of the shares of Preferred Stock or Common Stock are convertible into other securities.

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VOTING RIGHTS

Preferred Stock: Whenever dividends remain unpaid on the shares of Preferred Stock or any other class or series of Preferred Stock that ranks on a parity with shares of Preferred Stock as to payment of dividends and has equivalent voting rights (“Parity Stock”) for 18 monthly dividend periods (whether or not consecutive), the holders of the shares of Preferred Stock together with holders of Parity Stock, voting separately as a single class, have the right, pursuant to procedures set forth in the applicable Certificate of Designation and subject to the current proposal to eliminate this right through the Preferred Stock Amendment, to appoint two additional members of our Board of Directors, thereby increasing the size of our Board of Directors by two members. When the Corporation has paid full dividends on any class or series of non-cumulative Parity Stock for at least 12 consecutive monthly dividend periods following such non-payment, and has paid cumulative dividends in full on any class or series of cumulative Parity Stock, the voting rights will cease and the authorized number of directors will be reduced by two.

Holders of shares of each series of Preferred Stock have the right to one vote per share, with respect to:

•

any amendment, alteration or repeal of the provisions of the Restated Articles of Incorporation, including the relevant Certificate of Designation, or By-Laws that would alter or change the voting powers, preferences or special rights of such series of shares of Preferred Stock; or

•

any amendment or alteration of the Restated Articles of Incorporation to authorize or increase the authorized amount of any shares of, or any securities convertible into shares of, any of the Corporation’s capital stock ranking senior to such series of shares of Preferred Stock;

except, in the case of the Series B, C, D and E Preferred Stock, only if any such amendment, alteration or repeal would affect the holders materially and adversely.

In such cases, approval of holders of at least two-thirds of the aggregate liquidation preference of the outstanding shares of each such affected series of Preferred Stock is required.

Common Stock: Holders of shares of our Common Stock are entitled to one vote per share on all matters voted on by the Corporation’s stockholders. There are no cumulative voting rights for the election of directors. The United States Department of the Treasury (“Treasury”) has agreed to vote, or cause to be voted, the shares of Common Stock that it holds and any shares that it may acquire pursuant to the amended and restated warrant that it holds, except with respect to certain matters, in the same proportion as the votes on all other outstanding shares of Common Stock. Treasury has discretionary authority to vote on the election and removal of directors, the approval of any business combination or sale of substantially all of the assets or property of the Corporation, the approval of any dissolution of the Corporation, the approval of any issuance of any securities of the Corporation on which holders of Common Stock are entitled to vote, the approval of any amendment to our Restated Articles of Incorporation or By-Laws on which holders of Common Stock are entitled to vote, and on any other matters reasonably incidental to those matters, as determined by Treasury.

REDEMPTION

Preferred Stock: The Corporation may redeem all or a portion of each series of shares of Preferred Stock, at its option at $25 per share, on any dividend payment date for which dividends have been declared in full. Shares of Preferred Stock are not redeemable at the option of the holders.

Common Stock: The Corporation has no obligation or right to redeem our Common Stock.

LISTING

Preferred Stock: Each series of Preferred Stock was listed for trading on the New York Stock Exchange (“NYSE”) through January 13, 2012 and is currently traded in the over-the-counter market on the OTCQB.

Common Stock: The Common Stock is listed for trading on the NYSE.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of February 7, 2013, unless otherwise specified, with respect to shares of our Common Stock beneficially owned by: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each director and each executive officer named in the Summary Compensation Table in our Proxy Statement dated April 30, 2012; and (3) all directors and executive officers as a group. This information has been provided by each of the directors and executive officers at our request or derived from statements filed with the SEC pursuant to Section 13(d), 13(g), or 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Beneficial ownership of securities means the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security, including the ability to grant proxies) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Unless otherwise indicated, to the Corporation’s knowledge each of the beneficial owners identified below has sole voting and dispositive power over the shares.

As of February 7, 2013, directors and executive officers of the Corporation did not own shares of the Corporation’s Preferred Stock. The Corporation does not have knowledge of any current beneficial owner of more than 5% of any series of the Corporation’s Preferred Stock.

(1)	Beneficial Owners of More Than 5% of our Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(a)
Thomas H. Lee Advisors (Alternative), VI, Ltd.	50,684,485	(b)	24.58%
c/o Walkers Corporate Services Limited
Walker House, 87 Mary Street
Geargetown, E9, KY1-9001
Entities affiliated with Oaktree Principal Fund V (Delaware), L.P. and	50,684,485	(c)	24.58%
Oaktree FF Investment Fund AIF (Delaware), L.P.
c/o Oaktree Capital Management, L.P.
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Wellington Management Company, LLP.	20,336,087	(d)	9.86%
c/o Wellington Management Company, LLP
280 Congress Street
Boston, MA 02210
United States Department of the Treasury	34,227,696	(e)	16.49%
1500 Pennsylvania Avenue Northwest
Washington, DC 20229

(a)	Based on 206,235,465 shares of Common Stock outstanding as of February 7, 2013.
(b)	Based on a Schedule 13D filed with the SEC on October 17, 2011 and a Form 4 filed on October 14, 2011, Thomas H. Lee Advisors (Alternative) VI, Ltd. has shared voting and dispositive power with respect to 50,684,485 shares of Common Stock; Thomas H. Lee (Alternative) Fund VI, L.P. has shared voting and dispositive power with respect to 27,873,153 shares; Thomas H. Lee (Alternative) Parallel Fund VI, L.P. has shared voting and dispositive power with respect to 18,874,216 shares; Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. has shared voting and dispositive power with respect to 3,296,946 shares; and THL FBC Equity Investors, L.P. has shared voting and dispositive power with respect to 640,170 shares. Voting and investment control over the securities is acted upon by majority vote of the members of a nine-member committee, the members of which are Todd M. Abbrecht, Charles A. Brizius, Anthony J. DiNovi, Thomas M. Hagerty, Scott L. Jaeckel, Seth W. Lawry, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon (the “THL Committee”). As such, each member of the THL Committee may be deemed to share voting and dispositive power with respect to such securities. Each member of the THL Committee disclaims beneficial ownership of all shares reported herein except to the extent of any pecuniary interest therein.

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(c)	Based on a Form 4 filed with the SEC on August 7, 2012, Form 4s filed with the SEC on October 28, 2011, and a Schedule 13D filed with the SEC on October 17, 2011, by each of Oaktree Principal Fund V (Delaware), L.P. (the “PF V Fund”), Oaktree FF Investment Fund AIF (Delaware), L.P. (the “AIF Fund” and, together with the PF V Fund, the “Oaktree Funds” or “Oaktree”), Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), in its capacity as the manager of Oaktree Capital Group, LLC (“OCG”) and the controlling shareholder of Oaktree AIF Holdings, Inc. (“Oaktree AIF Holdings”), OCG, in its capacity as managing member of Oaktree Holdings, LLC (“Oaktree Holdings”), Oaktree Holdings, in its capacity as managing member of OCM Holdings I, LLC (“Oaktree Holdings I”), Oaktree Holdings I, in its capacity as general partner of Oaktree Capital I, L.P. (“Oaktree Capital I”), Oaktree Capital I, in its capacity as general partner of Oaktree Fund GP I, L.P. (“Oaktree Fund GP I”), Oaktree Fund GP I, in its capacity as managing member of Oaktree Fund GP, LLC (“Oaktree Fund GP”), Oaktree Fund GP, in its capacity as general partner of the PF V Fund, Oaktree AIF Holdings, in its capacity as general partner of Oaktree AIF Investments, L.P. (“Oaktree AIF Investments”), Oaktree AIF Investments, in its capacity as general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”), Oaktree GP III, in its capacity as sole member of Oaktree Fund GP AIF, LLC (“Oaktree GP AIF”), Oaktree GP AIF, in its capacity as general partner of Oaktree Fund AIF Series, L.P. — Series I (“Oaktree AIF” and, together with Oaktree Capital Group Holdings, L.P., OCGH GP, OCG, Oaktree Holdings, Oaktree Holdings I, Oaktree Capital I, Oaktree Fund GP I, Oaktree Fund GP, Oaktree AIF Holdings, Oaktree AIF Investments, Oaktree GP III and Oaktree GP AIF, collectively, the “Oaktree Entities”), and Oaktree AIF, in its capacity as general partner of the AIF Fund, the reporting persons may be deemed to beneficially own the 41,931,274 shares of Common Stock directly owned by the PF V Fund and/or the 8,753,211 shares of Common Stock directly owned by the AIF Fund. Each Oaktree Entity disclaims beneficial ownership of all shares reported herein except to the extent of their respective pecuniary interest therein. OCGH GP is managed by an executive committee, which controls the decisions of the OCGH GP with respect to the vote and disposition of the shares held by the PF V Fund and the AIF Fund. The members of such committee are Howard S. Marks, Bruce A. Karsh, John B. Frank, David M. Kirchheimer, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and Kevin L. Clayton (the “OCGH GP Members”). By virtue of Mr. Harmon’s voting and investment authority with respect to Oaktree Fund GP I and Oaktree GP III, Mr. Harmon may be deemed to have a beneficial ownership interest in the shares reported herein. Each Oaktree Entity, each OCGH GP Member, and Mr. Harmon disclaim beneficial ownership of all shares reported herein except to the extent of their respective pecuniary interest therein.
(d)	Based on a Schedule 13G filed with the SEC on February 14, 2012, Wellington Management Company, L.L.P. (“Wellington”) disclosed that, in its capacity as an investment advisor, it had shared voting and dispositive power over 20,220,300 shares, which are owned of record by several institutional investors advised by Wellington, including Ithan Creek Investors II USB, LLC; Bay Pond Partners, L.P; Bay Pond Investors USB, LLC; Ithan Creek Investors USB, LLC; Wolf Creek Partners, L.P; and Wolf Creek Investors USB, LLP. On March 14, 2012, the Corporation sold 115,787 additional shares of Common Stock to Ithan Creek Investors II USB, LLC.
(e)	Consists of 32,941,797 shares of Common Stock that the Corporation issued to Treasury on October 7, 2011 upon conversion of all of the Corporation’s outstanding Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G, and 1,285,899 shares of Common Stock underlying a warrant it acquired from the Corporation on January 16, 2009, which was amended and restated on July 20, 2010, that is exercisable at an exercise price of $3.29 per share. Treasury has sole dispositive and voting power over its shares but may vote the shares only in accordance with the terms of its exchange agreement with the Corporation dated July 7, 2010, as amended. The exercise price and the number of shares issuable upon exercise of the warrant are subject to further adjustments under certain circumstances to prevent dilution. The warrant expires on October 7, 2021 and is exercisable in whole or in part at any time.

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(2)	Beneficial Ownership of Directors and Executive Officers:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class
Directors
Aurelio Alemán-Bermúdez, President & Chief Executive Officer	192,349		*
Thomas M. Hagerty	50,691,970	(b)	24.58%
Michael P. Harmon	50,691,970	(c)	24.58%
Roberto R. Herencia, Chairman of the Board	312,166		—
José Menéndez-Cortada	33,486		*
Fernando Rodríguez-Amaro	12,704		*
José F. Rodríguez-Perelló	127,485		*
Robert T. Gormley	6,097		*
Executive Officers
Victor Barreras-Pellegrini, Treasurer & Senior Vice President	14,666		*
Orlando Berges-González, Executive Vice President & Chief Financial Officer	80,999		*
Lawrence Odell, Executive Vice President, General Counsel & Secretary	86,999		*
Cassan Pancham, Executive Vice President and Business Group Executive	58,608		*
All current directors and Executive Officers as a group (19 persons as a group)	102,593,856		49.73%

*	Less than 1% of our outstanding Common Stock.
(a)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of Common Stock that could be purchased by exercising stock options that were exercisable on February 7, 2013 or within 60 days after that date, even though the exercise prices of those options significantly exceed the market price, as follows: Mr. Alemán-Bermúdez, 33,600; Mr. Odell, 11,666; Mr. Pancham, 5,998; Mr. Barreras-Pellegrini 4,666 and all current directors and executive officers as a group, 75,859. Also, it includes shares granted under the First BanCorp 2008 Omnibus Incentive Plan, subject to transferability restrictions and/or forfeiture upon failure to meet vesting conditions, as follows: Mr. Alemán-Bermúdez, 93,750; Mr. Berges-González 75,000; Mr. Odell, 72,000; Mr. Pancham, 45,000; Mr. Barreras-Pelligrini, 10,000 and all current directors and executive officers as a group, 493,250. These amounts do not include shares of Common Stock represented by units in a unitized stock fund under our Defined Contribution Plan.
(b)	Mr. Hagerty is the Board representative for THL, which currently owns 24.58% of our Common Stock. See — “Beneficial Owners of More Than 5% of our Common Stock” for information concerning THL’s ownership.
(c)	Mr. Harmon is the Board representative for Oaktree, which currently owns 24.58% of our Common Stock. See — “Beneficial Owners of More Than 5% of our Common Stock” for information concerning Oaktree’s ownership.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY AND EXCHANGE OFFER MATERIALS

This Proxy Statement, including the attachment, the forms of proxy (which are included in the letter of transmittal, which is an exhibit to the Prospectus), and the Prospectus are available at http://www.edocumentview.com/FBP2.

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STOCKHOLDER PROPOSALS

SEC rules and regulations require that proposals that stockholders would like included in a company’s proxy materials must be received by the Secretary of the Corporation no later than 120 days before the first anniversary of the date on which the previous year’s proxy statement was first mailed to stockholders unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting. When the date is changed by more than 30 days from the date of the previous year’s meeting, the deadline is a reasonable time before the company begins to print and send its proxy materials. The Corporation expects to hold its 2013 Annual Meeting of Stockholders on or before April 25, 2013, subject to the right of the Board to change such date based on changed circumstances.

The due date for a proposal that a stockholder wanted considered for presentation at the 2013 Annual Meeting and included in the Corporation’s proxy statement and form of proxy used in connection with such meeting was November 28, 2012. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under the Corporation’s By-Laws, if a stockholder seeks to propose a nominee for director for consideration at the annual meeting of stockholders, notice must be received by the Corporate Secretary at least 30 days prior to the date of the annual meeting of stockholders. Accordingly, under the By-Laws, any stockholder nominations for directors for consideration at the 2013 Annual Meeting must be received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than March 26, 2013.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We incorporate by reference into this Proxy Statement the unaudited financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012 filed with the SEC on May 11, 2012, August 9, 2012, as amended on September 6, 2012, and November 9, 2012, respectively, and the audited financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 13, 2012. We also incorporate by reference the Form 8-K filed on March 16, 2012, which relates to the change in our independent registered public accounting firm. The information incorporated by reference is considered to be a part of this Proxy Statement. You may also access this information at our website at www.firstbankpr.com. No additional information on our website is deemed to be part of or incorporated by reference into this Proxy Statement.

Each person to whom this Proxy Statement is delivered may request additional copies of this document, the Prospectus or the Registration Statement, other than an exhibit to the Registration Statement unless that exhibit is specifically incorporated by reference into the document, and the incorporated information at no cost, by writing to or calling the Corporate Secretary at:

First BanCorp.

P.O. Box 9146

San Juan, Puerto Rico 00908-0146

(787)729-8041

By Order of the Board of Directors,

By:	/s/ Lawrence Odell
Lawrence Odell
Secretary

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ATTACHMENT A

Form of Amendment to Certificate of Designation for each Series of Preferred Stock

FIRST AMENDMENT TO

CERTIFICATE OF DESIGNATION

OF

[    ]% NONCUMULATIVE PERPETUAL MONTHLY INCOME

PREFERRED STOCK, SERIES [    ]

OF

FIRST BANCORP.

First BanCorp., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Corporation”), in accordance with the provisions of the Puerto Rico General Corporations Act (the “Act”), does hereby certify that:

On [                    ], the Corporation filed with the Secretary of State for the Commonwealth of Puerto Rico a Certificate of Designation of [    ]% Noncumulative Perpetual Monthly Income Preferred Stock, Series [    ] (the “Certificate of Designation”) that created a series of Preferred Stock of the Corporation designated as “[    ]% Noncumulative Perpetual Monthly Income Preferred Stock, Series [    ]” (the “Designated Preferred Stock”). The Board of Directors of the Corporation, in accordance with the Restated Articles of Incorporation, as amended, the By-Laws of the Corporation and Section 3682 of the Puerto Rico Corporations Act adopted the following resolution on             ,             , amending the terms and conditions applicable to the Designated Preferred Stock. The stockholders of the Corporation approved and the Corporation provided notice as required by Section 3657 of the Puerto Rico Corporations Act, of the following amendment, amending the terms and conditions applicable to the Designated Preferred Stock.

RESOLVED, that the following text, which is in paragraph 2 of Section F., Voting Rights, of the Certificate of Designation, is hereby deleted in its entirety and shall be replaced with the word “Reserved”:

If the Corporation does not pay dividends in full on the Series      Preferred Stock for eighteen monthly dividend periods (whether consecutive or not), the holders of outstanding shares of the Series      Preferred Stock, together with the holders of any other shares of stock of the Corporation having the right to vote for the election of directors solely in the event of any failure to pay dividends, acting as a single class without regard to series, will be entitled, by written notice to the Corporation given by the holders of a majority in liquidation preference of such shares or by ordinary resolution passed by the holders of a majority in liquidation preference of such shares present in person or by proxy at a separate general meeting of such holders convened for the purpose, to appoint two additional members of the Board of Directors of the Corporation, to remove any such member from office and to appoint another person in place of such member. Not later than 30 days after such entitlement arises, if written notice by a majority of the holders of such shares has not been given as provided for in the preceding sentence, the Board of Directors or an authorized committee thereof will convene a separate general meeting for the above purpose. If the Board of Directors or such authorized committee fails to convene such meeting within such 30-day period, the holders of 10% of the outstanding shares of the Series      Preferred Stock and any such other stock will be entitled to convene such meeting. The provisions of the Certificate of Incorporation and By-laws of the Corporation relating to the convening and conduct of general meetings of stockholders will apply with respect to any such separate general meeting. Any member of the Board of Directors so appointed shall vacate office if, following the event which gave rise to such appointment, the Corporation shall have resumed the payment of dividends in full on the Series      Preferred Stock and each such other series of stock for twelve consecutive monthly dividend periods.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, First BanCorp. has caused this First Amendment to the Certificate of Designation to be signed by Lawrence Odell, its Executive Vice President, General Counsel and Secretary, this [    ] day of [            ],             .

FIRST BANCORP.

By:
Name:	Lawrence Odell
Title:	Executive Vice President, General Counsel and Secretary

21

The Exchange Agent for the Exchange Offer is:

Computershare

By Mail: Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

The Information Agent for the Exchange Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

All Holders, Banks and Brokers Call: 866-856-6388

Any questions or requests for assistance concerning the Exchange Offer or the proxy solicitation should be directed to the Dealer Manager using the contact information below.

The Dealer Manager for the Exchange Offer is:

1251 Avenue of the Americas, 6th Floor

New York, New York 10020

866-805-4128 (toll-free)

212-466-7807 (collect)

Attn: Liability Management Group